Exhibit 10.1

CO-DEVELOPMENT/CO-PROMOTION AND LICENSE AGREEMENT

RELATING TO TYPE-3 INTERFERON FAMILY

by and among

ZymoGenetics, Inc.

and

ZymoGenetics, LLC

and

Bristol-Myers Squibb Company

Execution Date: January 12, 2009

“[    *    ]” = omitted, confidential material, which material has been separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.

CONTENTS

ARTICLE ONE DEFINITIONS AND TERMINOLOGY			1
1.1	Definitions		1
1.2	Terminology		1

ARTICLE TWO SCOPE AND EXCLUSIVITY OF THIS COLLABORATION			2
2.1	General		2
2.2	No Competing Program or Competing Product during Exclusivity Term		2
2.3	Competing Product Due to a Change of Control		2
2.4	Acquisition of Hepatitis C Program Due to a Change of Control		3

ARTICLE THREE COORDINATION OF JOINT DEVELOPMENT PROJECT AND COMMERCIALIZATION IN THE USA			4
3.1	Joint Executive Committee		4
	3.1.1	Formation; Composition; JEC Action	4
	3.1.2	Role and Responsibilities	4
	3.1.3	Meetings and Communications	5
3.2	Project Leaders and Joint Development Committee		6
	3.2.1	Project Leaders; Appointment; Role and Responsibilities	6
	3.2.2	Formation of Joint Development Committee	6
	3.2.3	Roles and Responsibilities	7
	3.2.4	Meetings and Communications	8
	3.2.5	Decision Making; Formalities	9
3.3	Commercialization Leaders and Joint Commercialization Committee		9
	3.3.1	Commercialization Leaders; Appointment; Role and Responsibilities	9
	3.3.2	Formation of Joint Commercialization Committee for a Licensed Product	9
	3.3.3	Roles and Responsibilities	10
	3.3.4	Meetings and Communications	11
	3.3.5	Decision Making; Formalities	11
3.4	Alliance Managers		12
	3.4.1	Appointment	12
	3.4.2	Responsibilities	12
3.5	Finance Contacts		12
3.6	Working Groups		13
3.7	Allocation of Party Development Tasks and Party Commercialization Tasks		13
3.8	Operational Decisions		14
3.9	Escalation to Joint Executive Committee		14

ARTICLE FOUR DISCOVERY AND DEVELOPMENT OF LICENSED PRODUCTS			15
4.1	Initial Joint Development Project; Collaborative Development Efforts for the Joint Development Project		15
4.2	Technology Transfer		16

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	4.2.1	Initial Transfer	16
	4.2.2	Continuing Exchange of Technology	16
4.3	Party Development Tasks		16
4.4	Regulatory Matters		17
	4.4.1	Clinical Trial Data	17
	4.4.2	Regulatory Submissions	17
	4.4.3	Rights of Reference	18
	4.4.4	Regulatory Meetings and Communications	18
	4.4.5	Regulatory Inspection Right	19
	4.4.6	Clinical Trial Disclosures	19
4.5	Reporting; Adverse Drug Reactions		20
	4.5.1	Adverse Event Reporting	20
	4.5.2	Global Safety Database and Pharmacovigilance	20
	4.5.3	Recalls	20
4.6	Clinical Development		21
	4.6.1	Combination Studies; BMS Molecules	21
	4.6.2	New Indications	21
4.7	Joint Development Costs		21
	4.7.1	Cost Sharing of Joint Development Costs	21
	4.7.2	Accounting and Reconciliation	22
4.8	Joint Development Costs Paid to Third Parties		24
4.9	BMS’ Efforts Outside the Joint Development Project		24

ARTICLE FIVE COMMERCIALIZATION OF LICENSED PRODUCTS			24
5.1	Commercialization in the USA		24
5.2	USA Co-Promotion Agreement		25
5.3	Loss Relief from USA Commercialization		25
5.4	USA Commercialization Costs Paid to Third Parties		26
5.5	BMS Sole and Primary Roles in Commercialization		26
5.6	Reports of Sales in the USA		27
5.7	Accounting and Reconciliation		27
5.8	Commercialization in the ROW		28
5.9	Reporting		28

ARTICLE SIX MANUFACTURE			29
6.1	Preclinical and Clinical Supplies		29
6.2	Commercial Manufacture		30

ARTICLE SEVEN CONVERSION TO EXCLUSIVE LICENSE			30
7.1	Conversion to Exclusive License		30
	7.1.1	Zymo’s Option	30
	7.1.2	Failure to File BLA	31
	7.1.3	Zymo’s Financial Condition	31
	7.1.4	Effective Date of Conversion	31
7.2	Zymo’s Continuing Financial Obligations; Wind Down of Activities		32
	7.2.1	Joint Development Costs and USA Commercialization Costs	32
	7.2.2	Wind Down of Activities	32

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7.3	Consequences of Conversion		32
	7.3.1	Governance; Responsibility for Development and Commercialization	32
	7.3.2	Termination of USA Co-Promotion Agreement	33
	7.3.3	No Other Changes	33
7.4	Election to Co-Fund Only		33
	7.4.1	Zymo’s Option	33
	7.4.2	Effective Date of Election to Co-Fund Only	33
7.5	Zymo’s Continuing Financial Obligations; Wind Down of Activities		34
	7.5.1	Joint Development Costs and USA Commercialization Costs	34
	7.5.2	Wind Down of Activities	34
7.6	Consequences of Election to Co-Fund Only		34
	7.6.1	Governance; Responsibility for Development and Commercialization	34
	7.6.2	Termination of USA Co-Promotion Agreement	35
	7.6.3	No Other Changes	35
7.7	Combined Conversion and Election to Co-Fund Only		35

ARTICLE EIGHT MILESTONE PAYMENTS			35
8.1	Licensing Fees		35
8.2	Milestone Payments		35
8.3	Reporting of Milestone Events; Payment of Milestone Payments		37

ARTICLE NINE PROFIT AND ROYALTY PAYMENT			37
9.1	Payments on Net Profits in the USA		37
9.2	Royalties on Net Sales in the ROW		38
	9.2.1	Rate for Protection by Core Patent	38
	9.2.2	Royalty for Protection by Other Patents and Without Applicable Patent Rights	38
	9.2.3	Royalties on Follow On Products	38
	9.2.4	Royalties upon Conversion	38
	9.2.5	No Cumulative Royalties; Aggregation and Allocation of Net Sales for Determining Royalty Rate Breakpoints	39
	9.2.6	Third Party Commercial Use Fees Paid by Zymo	40
9.3	Credits Against Royalties		40
	9.3.1	Credit for Third Party Commercial Use Fees Paid by BMS	40
	9.3.2	Credit for Generic Products	40
	9.3.3	Cumulative Credits	41
9.4	Reporting and Payment		41
9.5	Acknowledgment Regarding Compensation		41

ARTICLE TEN RECORDS, REPORTING, PAYMENT AND AUDITS			42
10.1	Form of Payment; Currency Conversion		42
10.2	Late Payment		42
10.3	Records		42
10.4	Audits		42
10.5	Payments Based on Audit Results		43

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10.6	Withholding		43

ARTICLE ELEVEN OWNERSHIP OF TECHNOLOGY AND LICENSES			43
11.1	Ownership of Patent Rights		43
11.2	Core Patents		44
	11.2.1	[ * ] of Ex-US Core Patents	44
	11.2.2	[ * ] in Ex-US Core Patents	44
	11.2.3	[ * ] in US Core Patents	45
11.3	License to BMS		46
	11.3.1	Grant	46
	11.3.2	Exclusions	47
	11.3.3	Reservation	47
11.4	License to Zymo		47
11.5	Rights Upon Bankruptcy		48
11.6	Grant of Sublicenses		48
11.7	Sublicense to Contractors		49
11.8	No Other Rights		49
11.9	Use of Names, Trade Names and Trademarks		49

ARTICLE TWELVE PATENT, TRADEMARK AND COPYRIGHT PROSECUTION AND ENFORCEMENT			49
12.1	Patent Contacts		49
12.2	Prosecution and Maintenance		50
	12.2.1	Core Patents	50
	12.2.2	BMS IP	50
	12.2.3	Zymo IP	50
	12.2.4	Joint Patents and Core Patents	50
	12.2.5	Patent Prosecution Party’s Efforts	51
	12.2.6	Discontinued Patent	51
12.3	Defense of Third Party Infringement Claims		52
12.4	Enforcement of Patent Rights		52
	12.4.1	Licensed Product related Infringement	52
	12.4.2	Non-Licensed Product related Infringement	53
	12.4.3	Enforcement of Joint Patent Rights	54
	12.4.4	General Provisions Relating to Enforcement of Patents	54
	12.4.5	Sharing of Awards	55
12.5	No Action in Violation of Law		55
12.6	Data Exclusivity and Regulatory Listings		55
12.7	Notification of Allegation of Invalidity		56
12.8	Patent Term Extensions		56
12.9	Protection of the Licensed Product Trademarks		56
12.10	Copyright Registrations		56

ARTICLE THIRTEEN CONFIDENTIALITY; MATERIALS; PUBLICITY			57
13.1	Confidentiality and Non-Use		57
13.2	Exceptions		57
13.3	Permitted Disclosures		57

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13.4	Materials; Permitted Uses		58
13.5	Press Releases		58
13.6	Publications		59
13.7	Obligations of Confidentiality to Third Parties		59

ARTICLE FOURTEEN REPRESENTATIONS AND WARRANTIES			60
14.1	Representations and Warranties of Zymo		60
	14.1.1	Organization and Good Standing	60
	14.1.2	Enforceability; Authority and No Current Conflicts	60
	14.1.3	Invention Agreements and Obligations to Assign	60
	14.1.4	Third Party Agreements	61
	14.1.5	Authority to License; Ownership of Zymo Enabling Technology	61
	14.1.6	No Notice of Invalidity or Unenforceability	61
	14.1.7	Third Party Patent on IFN-Lambda	61
	14.1.8	Compliance With Applicable Laws	61
	14.1.9	No Debarment Proceedings	61
	14.1.10	Manufacture in accordance with cGMP and Applicable Law	62
	14.1.11	Regulatory Filings	62
14.2	Representations and Warranties of BMS		62
	14.2.1	Organization and Good Standing	62
	14.2.2	Enforceability; Authority and No Current Conflicts	62
	14.2.3	Invention Agreements with Personnel and Contractors	63
	14.2.4	Third Party Agreements	63
	14.2.5	Authority to License	63
	14.2.6	No Notice of Invalidity or Unenforceability	63
14.3	Mutual Covenants		63
	14.3.1	No Future Conflicts	63
	14.3.2	Compliance With Laws	63
	14.3.3	No Debarment Proceedings	64
	14.3.4	Third Party Agreements	64
14.4	Materials		65
14.5	Warranty Disclaimer		65

ARTICLE FIFTEEN INDEMNIFICATION; INSURANCE			65
15.1	Indemnification		65
	15.1.1	Matters Covered	65
	15.1.2	Exclusions	66
15.2	Defense of Claims		66
	15.2.1	Provision of Attorney	66
	15.2.2	Notice	66
	15.2.3	Tender of Defense	66
	15.2.4	Assistance	67
15.3	Insurance		67

ARTICLE SIXTEEN EFFECTIVE DATE; TERM AND TERMINATION; BANKRUPTCY			67

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16.1	HSR Act Filing; Effective Date		67
16.2	Term		68
16.3	Termination by Mutual Consent		68
16.4	Termination for Material Breach		68
16.5	Termination by BMS for Convenience		69
16.6	Bankruptcy		69
16.7	Termination of License [ * ]		70
16.8	Transfer of Project Following Termination		70
16.9	[ * ] to Zymo of Ex-US Core Patents		72
16.10	Exception for Termination for Safety Reasons		72
16.11	Consequences of Expiration and Termination		72
	16.11.1	Accrued Rights	72
	16.11.2	Sale of Inventory	72
	16.11.3	Surviving Provisions	73
	16.11.4	Cumulative Remedies	73

ARTICLE SEVENTEEN DISPUTE RESOLUTION			73
17.1	Goal; Cooperative Decision-Making		73
17.2	Procedure		73
17.3	Business Judgments; BMS “Tie-Breaking Vote		73
17.4	Arbitration		73
	17.4.1	Matters to be Arbitrated	73
	17.4.2	Venue and Rules	74
	17.4.3	Composition of Tribunal	74
	17.4.4	Tribunal’s Jurisdiction	74
	17.4.5	Costs	74
	17.4.6	Continuing Performance	74
	17.4.7	Equitable Remedies	74
17.5	Disputes Relating to Patents		75
17.6	Governing Law		75

ARTICLE EIGHTEEN GENERAL			75
18.1	Entire Agreement		75
18.2	No Strict Construction		75
18.3	Notices		75
18.4	Force Majeure		76
18.5	Assignability		77
18.6	Non-Solicitation		78
18.7	Amendments and Waivers		78
18.8	Severability		78
18.9	Counterparts		78
18.10	Relationship		79
18.11	Affiliates		79

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LIST OF EXHIBITS

Exhibit A	Definitions
Exhibit B	Existing Third Party Agreements
Exhibit C	Press Release
Exhibit D	Core Patents and Certain Non-Core Patents
Exhibit E	Allocated Net Sales of Combination Products
Exhibit F	Preliminary Long-Range Development Plan
Exhibit G	Principal Terms of USA Co-Promotion Agreement
Exhibit H	Type-3 Interferon Family
Exhibit I	Clinical Trial Disclosures And Adverse Event Reporting
Exhibit J	Exhibit C to BMS VANLEV Settlement
Exhibit K	BMS’ Procedure for Clinical Trial Registration and Disclosure of Results

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CO-DEVELOPMENT/CO-PROMOTION AND LICENSE AGREEMENT

RELATING TO TYPE-3 INTERFERON FAMILY

This Co-Development/Co-Promotion and License Agreement relating to Type-3 Interferon Family is made as of the Effective Date by and among ZymoGenetics, Inc., a Washington corporation (“ZGEN”), and ZymoGenetics, LLC, a Delaware limited liability company (“ZG LLC”), and Bristol-Myers Squibb Company, a Delaware corporation (“BMS”). ZGEN and ZG LLC are referred to collectively as “Zymo”, and any obligations attributed to Zymo hereunder shall apply jointly and severally to ZGEN and ZG LLC, however, as the owner of the Core Patents, ZG LLC has the sole right to receive the initial license fee, all Milestone Payments, all royalties and Net Profits.

RECITALS

A. Each party has an interest in the Development of potential therapies for human diseases.

B. ZG LLC has certain rights to the Type-3 Interferon Family, and the Type-3 Interferon Family has potential therapeutic value.

C. By combining their substantial experience and expertise, the parties wish, for their exclusive and mutual benefit, to work collaboratively to expedite the Development, Regulatory Approval and Commercialization of Licensed Products.

D. Each party wishes to grant to the other party certain licenses under its intellectual property rights to permit the other party to Develop, Manufacture and Commercialize Licensed Products as set forth herein.

AGREEMENT

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

ARTICLE ONE

Definitions and Terminology

1.1 Definitions

In addition to other terms defined elsewhere in this Agreement, words and phrases with initial capitals shall have the meanings stated in Exhibit A.

1.2 Terminology

Where words and phrases are used herein in the singular, such usage is intended to include the plural forms where appropriate to the context, and vice versa. The words “including,” “includes” and “such as” are used in a non-limiting sense and have the same meaning as “including without limitation” and “including, but not limited to.” References to Articles, Sections, Subsections and paragraphs are to the same with all their subparts as they appear in this Agreement. “Herein” means anywhere in this Agreement. “Hereunder” and

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“hereto” mean under or pursuant to any provision of this Agreement. “Exhibit” means an Exhibit explicitly referenced as such in this Agreement. All such Exhibits are by such references incorporated into this Agreement as if fully set forth herein. The Article and Section headings contained herein are for reference only and shall not be considered a part of this Agreement, nor shall they in any way affect the interpretation hereof. All references to dollars or $ are to the currency of the USA.

ARTICLE TWO

Scope and Exclusivity of this Collaboration

2.1 General

Except as expressly set forth in this Agreement, the parties and their Affiliates shall, in the case of the USA, during the Joint Commercialization Period and, in the case of the ROW, during the Royalty Period, work exclusively with each other to Develop, Manufacture and Commercialize Licensed Products (this “Collaboration”) solely in accordance with the terms of this Agreement. Except as set forth in Section 2.2, 2.3, or 2.4, each party shall be free to work alone or with Affiliates or Third Parties to research, Develop, Manufacture and/or Commercialize any product that is not a Licensed Product.

2.2 No Competing Program or Competing Product during Exclusivity Term

Subject to Sections 2.3, and 2.4, neither Zymo nor BMS nor any of their Affiliates shall, at any time during the Exclusivity Term, conduct (directly or indirectly, and either with or without a bona fide collaborator) outside of this Collaboration, any Competing Program. BMS acknowledges that pursuant to the [    *    ], by and between [    *    ] and ZG LLC, in certain circumstances [    *    ] could obtain the right to develop and commercialize [    *    ] discovered by Zymo; provided that Zymo agrees [    *    ] (as would otherwise be permitted under the [    *    ]) during the Exclusivity Term.

2.3 Competing Product Due to a Change of Control

In the event that during the Exclusivity Term, due to a Change of Control of a party, or assignment of this Agreement by a party pursuant to Section 18.5, such party together with its Affiliates:

(a) is either (i) conducting (directly or indirectly, and either with or without a bona fide collaborator) outside the scope of this Collaboration any Competing Program; or (ii) commercializing a Competing Product; and

(b) has the power to control decisions relating to the Competing Program or Competing Product as a result of, and subsequent to, a Change of Control, such party must:

(i) continue to Develop and Commercialize any corresponding existing Licensed Product(s) using a level of Reasonable Commercial Efforts that assumes the Competing Program was not in-licensed (i.e., the same level of Reasonable Commercial Efforts that such party had used prior to acquiring such Competing Program pursuant to such Change of Control); and

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(ii) use Reasonable Commercial Efforts, either:

(1) to (x) in the case of BMS, terminate this Agreement under Section 16.5, or (y) in the case of Zymo, (A) if the Competing Product is not a Competing Product as defined in paragraph 1.30(a) of Exhibit A [    *    ], give notice of a Conversion under Section 7.1.1. (assuming there has not been an earlier Conversion) or (B) if the Competing Product is a Competing Product as defined in paragraph 1.30(a) of Exhibit A [    *    ], give notice of a Conversion under Section 7.1.1 or, at Zymo’s option, an Election to Co-Fund Only under Section 7.4;

(2) to outlicense or divest such Competing Program to a Third Party; or

(3) to discontinue such Competing Program;

and in any case ((1), (2) or (3) above) provide written notice to the other party of its decision with respect to this Section 2.3 within, in the case of subparagraph (ii)(1)(y)(B), [    *    ] and, in all other cases, within [    *    ] of such Change of Control and use Reasonable Commercial Efforts to effect such decision as soon as practicable but in any case no later than [    *    ] subsequent to such written notice in the case of a decision on (1), and [    *    ] subsequent to such written notice in the case of a decisions on (2) or (3). For avoidance of doubt, a party will not be deemed to be in breach of this Agreement during the period of time such actions are being taken in accordance with this Section 2.3.

2.4 Acquisition of Hepatitis C Program Due to a Change of Control

BMS shall have the right to require Zymo to give notice of a Conversion under Section 7.1.1 or, at Zymo’s option, an Election to Co-Fund Only under Section 7.4 if:

(a) there has been a Change of Control of Zymo and not a Change of Control of BMS;

(b) the acquirer of Zymo has a continuing program to develop a product for which the primary indication is [    *    ] and as part of such program the company acquiring Zymo (x) has [    *    ] or (y) plans to [    *    ] within [    *    ] after the effective date of such Change of Control; and

(c) BMS provides written notice exercising its right to require Zymo to give notice of a Conversion under Section 7.1.1 or an Election to Co-Fund Only under Section 7.4 within [    *    ] after the later event referenced above in Subsection (b).

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ARTICLE THREE

Coordination of Joint Development Project and Commercialization in the USA

3.1 Joint Executive Committee

3.1.1 Formation; Composition; JEC Action

(a) The Collaboration shall be governed by a joint executive committee (the “Joint Executive Committee” or “JEC”). Each party shall appoint its representatives on the initial JEC in writing within thirty (30) days following the Effective Date and shall promptly thereafter notify the other party in writing of such appointment. Each party shall appoint representatives of sufficient seniority to make strategic decisions regarding the Joint Development Project, finally approve the Joint Development Plan and otherwise make final decisions on the sorts of matters likely to come before the JEC on behalf of their respective companies.

(b) The JEC shall have a total of six (6) members. Zymo and BMS shall each appoint three (3) members. If at any time a vacancy occurs for any reason, the party that appointed the prior incumbent shall as soon as reasonably practicable appoint a successor. Each party shall promptly notify the other party of any substitution of another person as its appointee on the JEC.

(c) All official actions, decisions or rulings of the JEC under this Agreement must be taken by JEC Action; provided that, BMS shall have final decision making authority with regards to any dispute related to the content of any [    *    ] or [    *    ], [    *    ] reports, [    *    ] and [    *    ] strategies and plans, [    *    ], [    *    ], [    *    ], [    *    ] (including [    *    ]-related) decisions, tactical [    *    ], and the decision to [    *    ] for any [    *    ] (other than for [    *    ]) that is not resolved by the JEC, without referring such dispute to the Senior Executives in accordance with Section 17.2.

3.1.2 Role and Responsibilities

Subject to Sections 3.7 and 3.8, the JEC shall be responsible for the overall direction of the Joint Development Project and Party Commercialization Tasks, including oversight of the other Committees, Working Groups, Finance Contacts and Patent Contacts. The responsibilities of the JEC shall include:

(a) Review and approval of each Long-Range Development Plan and each Annual Development Plan.

(b) Review and approval of each Long-Range Commercialization Plan and each Annual Commercialization Plan.

(c) Approval of any Combination Studies.

(d) Approve the go/no go criteria for each Decision to Proceed to Phase II and Decision to Proceed to Phase III and make each Decision to Proceed to Phase II and Decision to Proceed to Phase III. No Phase III Clinical Trial or Phase II Clinical Trial shall be Initiated as part of the Joint Development Plan without a Decision to Proceed to Phase III or Decision to Proceed to Phase II as applicable.

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(e) Review of the Development strategies in the Joint Development Territory and the Commercialization strategies in the USA for the Licensed Products; provided that BMS shall update the JEC on global Development and Commercialization.

(f) Review and approval of Development of additional Licensed Products in addition to IFN-Lambda.

(g) Review and approval of lifecycle management and new indications for which a Licensed Product is proposed by the JDC to be Developed ([    *    ]).

(h) Review of all significant and strategic issues within the purview of another Committee or Working Group or between the parties’ respective Finance Contacts or Patent Contacts.

(i) Review and approval of the terms of all Third Party Agreements of the type described in subparagraph (a) but not (b) of paragraph 1.140 of Exhibit A to the extent related to rights or activities in the USA and that are proposed to be entered into by either Zymo, BMS or one of their respective Affiliates following the Effective Date.

(j) Oversight of intellectual property protection for Licensed Products.

(k) Subject to Section 3.9, provision of a forum for dispute resolution for issues arising from the other Committees, Working Groups or between the parties’ respective Finance Contacts or Patent Contacts.

(l) Such other responsibilities as may be assigned to the JEC pursuant to this Agreement or as may be agreed between the parties from time to time.

The JEC may, on its own initiative and at any time, act or reverse action, within the scope of another Committee or Working Group or the parties’ respective Finance Contacts or Patent Contacts after consultation with the relevant Committee or Working Group, Finance Contacts or Patent Contacts, as appropriate.

3.1.3 Meetings and Communications

The JEC shall meet face-to-face at least semi-annually at mutually agreed upon times and locations. Unless otherwise agreed, the location of such meetings will alternate between the parties’ facilities, and the party hosting a meeting shall be responsible for chairing the meeting and secretarial duties (i.e., circulating an agenda and taking minutes). Either or both of the parties may, with the consent of the other party (not to be unreasonably withheld), bring other personnel employed by them or their Contractors to meetings of the JEC as observers or to present data and information relevant to the Joint Development Project or the Party Commercialization Tasks. The JEC shall also address issues as they arise in the interim via telephone conference, videoconference or electronic mail. A written agenda for each face-to-face meeting shall be circulated in advance of the meeting by the Alliance Managers, and written minutes of each meeting shall be taken by the Alliance Managers and shall include the issues discussed, decisions made and action items, if any, arising from the meeting; provided that before adjourning the JEC shall approve a written (including electronic e.g., PowerPoint slides)

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summary of all JEC Actions taken at a particular meeting. Each face-to-face meeting of the JEC shall conclude with approval by JEC Action of the minutes of prior meetings and of all actions taken through interim communications since the last face-to-face meeting. Meeting minutes and written summaries of any action taken by way of interim communications shall be promptly submitted by the Alliance Managers:

(a) to the Project Leaders;

(b) to all members of the JEC;

(c) to the extent such minutes or action involve financial matters, to the Finance Contacts;

(d) to the extent such minutes or action involve Patent Rights or other intellectual property rights, to the Patent Contacts; and

(e) to the extent such minutes or actions involve matters related to Commercialization of a Licensed Product, to the Commercialization Leaders.

3.2 Project Leaders and Joint Development Committee

3.2.1 Project Leaders; Appointment; Role and Responsibilities

(a) Each party shall appoint its initial project leader to coordinate Development of the initial Licensed Product (each a “Project Leader”) within thirty (30) days following the Effective Date and shall promptly thereafter notify the other party in writing of such appointment. If at any time a vacancy occurs for any reason, the party that appointed the prior incumbent shall as soon as reasonably practicable appoint a successor. Each party shall promptly notify the other party of any substitution of another person as its Project Leader.

(b) Subject to Sections 3.7 and 3.8, the Project Leaders shall coordinate the parties’ respective Party Development Tasks. Each party’s Project Leader will be available throughout the Term (including following any disbanding of the JDC) to answer any reasonable questions from the other party’s Project Leader.

(c) The Project Leaders and Commercialization Leaders shall meet as frequently as they deem necessary to ensure that the Joint Development Plan and the Joint Commercialization Plan are consistent and mutually supportive. In addition, the Project Leaders shall coordinate with the Commercialization Leaders in the submission of the Joint Development Plan and Joint Commercialization Plan to the JEC for review and approval.

3.2.2 Formation of Joint Development Committee

(a) The Project Leaders shall form and hold the first meeting of the initial product team to manage the Development of the initial Licensed Product (the “Joint Development Committee” or “JDC”) in the Joint Development Territory by the thirtieth (30th) day following the Effective Date.

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(b) The JDC may have any number of members as may be approved by JEC Action. While the parties need not be equally represented in number of members on the JDC, the JDC will be co-led by the two (2) Project Leaders and each party shall have a single vote in the decisions of the JDC.

(c) The Project Leaders may form additional JDCs for distinct Licensed Products; provided that the individuals serving on the JDC for a Licensed Product may serve on the JDC for one or more different Licensed Products.

3.2.3 Roles and Responsibilities

(a) Within ninety (90) days after the date on which the JEC approves any Licensed Product for Development hereunder (and in the case of IFN-Lambda within sixty (60) days after the Effective Date), the JDC shall prepare and submit to the JEC a long-range development plan and high level budget forecast (“Long-Range Development Plan”) covering a multi-year period of at least three (3) years of the Joint Development Project for such Licensed Product consistent with each party’s long range financial forecasting. The JDC shall, as appropriate from time to time and not less often than annually, prepare and submit to the JEC any proposed updates and amendments to the Long-Range Development Plan to cover a rolling, multi-year period of at least three (3) years. A preliminary Long-Range Development Plan covering the first five (5) years of the Joint Development Project for the initial Licensed Product is attached hereto as Exhibit F, within ninety (90) days after the Effective Date the JDC shall finalize the preliminary Long-Range Development Plan for the initial Licensed Product.

(b) Within sixty (60) days after the Effective Date, the JDC shall meet to review the preliminary Long-Range Development Plan and prepare an initial development plan and budget to cover in detail the parties’ respective Party Development Tasks for the first Calendar Year of the of the Joint Development Project for the initial Licensed Product (“Annual Development Plan”). Thereafter, the JDC shall, as appropriate from time to time and not less often than annually, prior to the start of the Calendar Year prepare and submit to the JEC an updated Annual Development Plan to cover the forthcoming Calendar Year. In addition, within ninety (90) days after the date on which the JEC approves any additional Licensed Product for Development hereunder, the JDC shall prepare and submit to the JEC a preliminary Annual Development Plan covering the first year of the Joint Development Project for such additional Licensed Product following approval by the JEC of such additional Licensed Product.

(c) The JDC shall under the direction of the Project Leaders review the global Development and regulatory strategy, monitor its implementation for conflicts with the Joint Development Plan and make suggestions for avoiding such conflicts.

(d) Subject to Sections 3.7 and 3.8, the JDC shall, under the direction of the Project Leaders:

(i) Plan, allocate and coordinate the respective Party Development Tasks.

(ii) Establish and monitor compliance with timelines and budgets in the Joint Development Plan for Development of the Licensed Products, including details regarding external costs and internal costs incurred against the budgeted costs. The JDC shall promptly

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report to the JEC any actual or anticipated cost overruns in excess of [    *    ] in any budgeted category.

(iii) Formulate and propose to the JEC go/no go criteria for a Decision to Proceed to Phase II and Decision to Proceed to Phase III.

(iv) Review all material information generated in the course of implementing the Joint Development Plan.

(v) Design, in collaboration with the JCC, pharmacoeconomic studies or Phase IV Clinical Trials in the Joint Development Territory.

(vi) Monitor and coordinate all regulatory actions, communications and submissions for Licensed Products in the Joint Development Territory, including establishing the schedule and implementation strategy for all Regulatory Filings for Licensed Products.

(vii) Formulate timing and criteria for initiating the Development of a Licensed Product for new indications for consideration by the JEC, [    *    ].

(viii) Coordinate preliminary market research to support Phase III Clinical Trial design in collaboration with the JCC.

(ix) Provide on a quarterly basis updates on its activities and achievements to the JEC for review and comment.

(x) Resolve disagreements during the course of implementing the Joint Development Plan.

(xi) Coordinate with the JCC to develop and implement a publication strategy for each Licensed Product.

(xii) Coordinate with the JCC to develop and implement a strategy to engage key opinion leaders for each Licensed Product.

(xiii) Otherwise monitor compliance with the Joint Development Plan and perform such other responsibilities as may be assigned to the JDC pursuant to the Agreement or as may be agreed between the parties from time to time.

3.2.4 Meetings and Communications

The JDC shall meet as often as is deemed necessary by the Project Leaders, but at least quarterly until the First Commercial Sale of a Licensed Product, and thereafter as needed. Meetings shall take place in person, by videoconference or by telephone conference, as mutually agreed by the Project Leaders. There shall be an agenda for each meeting of the JDC, and written minutes of each meeting shall be taken by the Alliance Managers and shall include the issues discussed, decisions made and action items, if any, arising from such meeting. Unless otherwise agreed, the responsibility for chairing meetings shall alternate between the Project Leaders and the responsibility for secretarial duties (i.e., circulating an agenda and taking

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minutes) shall alternate between the Alliance Managers. At each meeting of the JDC, BMS will update Zymo on any material information relating to the Development of the Licensed Products outside the Joint Development Project. Meeting minutes shall be submitted to the members of the JDC and the JEC by the Alliance Managers. The Project Leaders shall communicate at such other times as necessary to coordinate the activities of the parties.

3.2.5 Decision Making; Formalities

All official actions, decisions or rulings of the JDC under this Agreement must receive the approval of the parties, either in writing (including by email or facsimile) or by vote at a meeting of the JDC, and all significant actions, decisions or rulings shall subsequently be entered into the minutes of meetings of the JDC. In the absence of such mutual approval, either party may, subject to Section 3.9, by formal written notice to the JEC declare the existence of a dispute at the JDC level and thereby request that such dispute be resolved by the JEC.

3.3 Commercialization Leaders and Joint Commercialization Committee

3.3.1 Commercialization Leaders; Appointment; Role and Responsibilities

(a) Each party shall appoint its initial commercialization leader to coordinate the Commercialization of a Licensed Product in the USA (each a “Commercialization Leader”) within thirty (30) days the Effective Date and shall promptly thereafter notify the other party in writing of such appointment. If at any time a vacancy occurs for any reason, the party that appointed the prior incumbent shall as soon as reasonably practicable appoint a successor. Each party shall promptly notify the other party of any substitution of another person as its Commercialization Leader for a Licensed Product. Each Licensed Product for which a Phase III Clinical Trial is Initiated as part of the Joint Development Project shall have its own Commercialization Leaders; provided that the same individual may serve as Commercialization Leader for more than one Licensed Product.

(b) Subject to Sections 3.7 and 3.8, the Commercialization Leaders for a Licensed Product shall coordinate the parties’ respective Party Commercialization Tasks for the Licensed Product. Each party’s Commercialization Leader will also be available throughout the Term (including following any disbanding of the JCC) to answer any reasonable questions from the other party’s Commercialization Leader.

(c) The Project Leaders and Commercialization Leaders shall meet as frequently as they deem necessary to ensure that the Joint Development Plan and the Joint Commercialization Plan are consistent and mutually supportive. In addition, the Commercialization Leaders shall coordinate with the Project Leaders in the submission of the Joint Development Plan and Joint Commercialization Plan to the JEC for review and approval.

3.3.2 Formation of Joint Commercialization Committee for a Licensed Product

(a) The Commercialization Leaders for a Licensed Product shall form and hold the first meeting of a commercialization team to manage the Commercialization of the Licensed Product in the USA (the “Joint Commercialization Committee” or “JCC”) within sixty (60) days following the Effective Date.

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(b) A JCC may have any number of members as may be approved by JEC Action. While the parties need not be equally represented in number of members on a JCC, a JCC will be co-led by the two (2) Commercialization Leaders and each party shall have a single vote in the decisions of the JCC.

(c) Each Licensed Product other than IFN-Lambda for which a Phase III Clinical Trial is Initiated as part of the Joint Development Project shall have its own JCC; provided that individuals may serve on the JCC for one or more different Licensed Products.

3.3.3 Roles and Responsibilities

(a) Within ninety (90) days following the Effective Date, the JCC for the first Licensed Product shall prepare and submit to the JEC an initial long-range commercialization plan and high level budget forecast covering the first three (3) years after the Effective Date (the “Long-Range Commercialization Plan”). As appropriate from time to time and not less often than annually, the JCC for a Licensed Product shall prepare and submit to the JEC proposed updates and amendments to the Long-Range Commercialization Plan for the Licensed Product to cover, in each case, a rolling, multi-year period of at least three (3) years.

(b) Within sixty (60) days after the first JCC meeting referenced above, the JCC shall meet to review Long-Range Commercialization Plan and prepare an initial commercial plan and budget to cover in detail the parties’ respective Party Commercialization Tasks for the first Calendar Year of the of the Joint Development Project for the initial Licensed Product (“Annual Commercialization Plan”). Thereafter, the JCC shall, as appropriate from time to time and not less often than annually, prior to the start of the Calendar Year prepare and submit to the JEC an updated Annual Commercialization Plan to cover the forthcoming Calendar Year.

(c) Subject to Sections 3.7 and 3.8, the JCC shall, under the direction of the Commercialization Leaders with respect to Licensed Products in the USA:

(i) Plan, allocate and coordinate the respective Party Commercialization Tasks.

(ii) Establish and monitor compliance with timelines and budgets, including details regarding external costs and internal costs incurred against the budgeted costs. The JCC shall promptly report to the JEC any actual or anticipated cost overruns in excess of [    *    ] in any budgeted category.

(iii) Review and approve advertising and promotional strategies, market research strategy, medical education strategy and early access and compassionate use strategy.

(iv) Monitor progress of the marketing, distribution and sales of Licensed Products versus the Annual Commercialization Plan and promptly report to the JEC any actual or anticipated sales short falls, timeline delays or other critical matters related to the USA Co-Promotion Agreement.

(v) Oversee plans for labeling, branding and selecting trademarks for each Licensed Product.

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(vi) Review life cycle management opportunities.

(vii) Monitor performance of the parties’ publication review board and legal-medical review processes.

(viii) Review each party’s reports pertaining to its USA Commercialization Costs.

(ix) Review pricing and reimbursement strategies for Licensed Products in the USA.

(x) Design, in collaboration with the JDC, pharmacoeconomic studies or Phase IV Clinical Trials.

(xi) Coordinate with the JDC to develop and implement a publication strategy for each Licensed Product.

(xii) Coordinate with the JDC to develop and implement a strategy to engage key opinion leaders for each Licensed Product.

The JCC will assign Party Commercialization Tasks and, as necessary, form one or more Working Groups to take responsibility for aspects of the Joint Commercialization Plan or USA Co-Promotion Agreement as applicable.

3.3.4 Meetings and Communications

The JCC shall meet as often as is deemed necessary by the Commercialization Leaders, until Initiation of the first Phase III Clinical Trial for a Licensed Product and thereafter at least quarterly. Meetings shall take place in person, by videoconference or by telephone conference, as mutually agreed by the Commercialization Leaders. There shall be an agenda for each meeting of the JCC, and written minutes of each meeting shall be taken by the Alliance Managers and shall include the issues discussed, decisions made and action items, if any, arising from such meeting. Unless otherwise agreed, the responsibility for chairing meetings shall alternate between the Commercialization Leaders and the responsibility for secretarial duties (i.e., circulating an agenda and taking minutes) shall alternate between the Alliance Managers. At each meeting of the JCC, BMS will update Zymo on any material information relating to the Commercialization of the Licensed Products in the ROW. Meeting minutes shall be submitted to the members of the JCC and the JEC by the Alliance Managers. The Commercialization Leaders shall communicate at such other times as necessary to coordinate the activities of the parties.

3.3.5 Decision Making; Formalities

All official actions, decisions or rulings of the JCC under this Agreement must receive the approval of the parties, either in writing (including by email or facsimile) or by vote at a meeting of the JCC, and all significant actions, decisions or rulings shall subsequently be entered into the minutes of meetings of the JCC. In the absence of such mutual approval, either party may, subject to Section 3.9, by formal written notice to the JEC declare the existence of a dispute at the JCC level and thereby request that such dispute be resolved by the JEC.

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3.4 Alliance Managers

3.4.1 Appointment

Each of the parties shall appoint a single individual to act as a single point of contact between the parties to assure a successful Collaboration (each, an “Alliance Manager”). Each party may change its designated Alliance Manager from time to time upon written notice to the other party. Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager by written notice to the other party.

3.4.2 Responsibilities

The Alliance Managers shall use good faith efforts to attend all Committee meetings and support the co-chairpersons (or leaders) of each Committee in the discharge of their responsibilities. Alliance Managers shall be nonvoting participants in such Committee meetings, unless they are also appointed members of such Committee. An Alliance Manager may bring any matter to the attention of any Committee if such Alliance Manager reasonably believes that such matter warrants such attention. Each Alliance Manager shall be charged with creating and maintaining a collaborative work environment within and among the Committees. In addition, each Alliance Manager:

(a) will be the point of first referral in all matters of conflict resolution;

(b) will coordinate the relevant functional representatives of the parties in developing and executing strategies and plans for the Licensed Products in an effort to ensure consistency and efficiency throughout the Collaboration;

(c) will provide a single point of communication for seeking consensus both internally within the respective parties’ organizations and between the parties regarding key strategy and plan issues;

(d) will identify and bring disputes to the attention of the appropriate Committee in a timely manner;

(e) will plan and coordinate cooperative efforts and internal and external communications; and

(f) will take responsibility for ensuring that governance activities, such as the conduct of required Committee meetings and production of meeting minutes, occur as set forth in this Agreement, and that relevant action items resulting from such meetings are appropriately carried out or otherwise addressed.

3.5 Finance Contacts

(a) Each party shall appoint its initial finance contact to coordinate accounting policies and practices and otherwise support the Committees (each a “Finance Contact”) within thirty (30) days following the Effective Date and shall promptly thereafter notify the other party of such appointment. If at any time a vacancy occurs for any reason, the party that appointed the

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prior incumbent shall as soon as reasonably practicable appoint a successor. Each party shall promptly notify the other party in writing of any substitution of another person as its Finance Contact.

(b) Among other things, the Finance Contacts shall coordinate the public disclosure of net sales taking into consideration BMS’ standard practices and Zymo’s reporting requirements.

(c) Each party’s Finance Contact will be available throughout the Term to answer any reasonable questions from the other party’s Finance Contact.

3.6 Working Groups

(a) From time to time, a Committee may establish and delegate duties to sub-committees or directed teams (each, a “Working Group”) on an “as-needed” basis to oversee particular projects or activities, which delegation shall be reflected in the minutes of the meetings of the Committee that established such Working Group. Each Working Group shall be constituted and shall operate as the Committee establishing it determines. A Working Group may be established on an ad hoc basis for purposes of a specific project, for the life of a Licensed Product, or on such other basis as the Committee establishing it determines. Each Working Group and its activities shall be subject to the oversight, review and approval of, and shall report to, the Committee that established it. In no event shall the authority of the Working Group exceed that specified for the Committee that established it. Any disagreement between the designees of BMS and Zymo on a Working Group shall be referred to the Alliance Managers and the Committee that established it for resolution.

(b) Concurrent with the formation of the initial JDC pursuant to Section 3.2.2, a Manufacturing Working Group reporting to the JDC will be formed. The Manufacturing Working Group shall develop a plan and timeline and work with the Finance Contacts to develop a budget for Manufacturing technology transfer and any additional process Development efforts to support the Joint Development Plan, provided that after all Manufacturing-related activities to be conducted by Zymo under the Joint Development Plan have been completed (including all such process transfer), unless otherwise provided by the JDC, the Manufacturing Working Group will dissolve. The Manufacturing Working Group’s plan will be forwarded to the JDC for comment and subsequent proposal to the JEC for review and approval at the first JEC meeting as part of the Joint Development Plan.

3.7 Allocation of Party Development Tasks and Party Commercialization Tasks

The JEC, JDC and JCC shall during the Joint Commercialization Period allocate the Party Development Tasks and Party Commercialization Tasks so as to:

(a) Develop each Licensed Product for Regulatory Approval in the Joint Development Territory in accordance with the Joint Development Plan;

(b) execute the Annual Commercialization Plan;

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(c) endeavor to take advantage of the respective resources, capabilities and expertise of Zymo and BMS; and

(d) endeavor to:

(i) maintain, to the extent reasonably practical and commercially appropriate, continuity in functions and commitments of personnel and physical resources of the parties;

(ii) avoid duplication of efforts by the parties; and

(iii) foster efficient use by the parties of resources and personnel, consistent with this Agreement, the applicable Joint Development Plan and the applicable Joint Commercialization Plan.

For clarity, as between the parties, BMS shall be solely responsible for the Commercialization of each Licensed Product in the ROW.

3.8 Operational Decisions

Day-to-day operational level decisions concerning a Party Development Task or a Party Commercialization Task shall be made by the party to which responsibility for such task has been allocated under this Agreement; provided that such decisions are not inconsistent with the Joint Development Plan, applicable Annual Development Plan, Joint Commercialization Plan or the express terms and conditions of this Agreement.

3.9 Escalation to Joint Executive Committee

While the parties desire whenever possible to resolve differences of opinion by mutual agreement, they also intend that members of the Committees will be high-level decision-makers within each party’s organizations. Consequently, the parties agree to the following process:

(a) Prior to referring any dispute to the JEC from another Committee or the Finance Contacts, the parties respective Alliance Managers shall meet and discuss the matter to facilitate the resolution of the dispute. The Alliance Managers shall meet as soon as practicable but in any event within ten (10) business days after they became aware of the dispute. If the matter [    *    ] on the [    *    ], [    *    ] or [    *    ] set forth in an Annual Development Plan or Annual Commercialization Plan, then either the Alliance Managers, a Project Leader or Commercial Leader may refer the matter to the JEC, and the Alliance Managers shall ensure that summaries of the dispute are prepared in writing and circulated to the members of the JEC. The Alliance Managers shall circulate the summary to the JEC as soon as practicable but in any event within thirty (30) days after they became aware of the dispute.

(b) Any dispute at the level of a Working Group shall be referred to the Committee that formed such Working Group and to the parties’ respective Alliance Managers for resolution and have such dispute resolved in accordance with Section 3.2.5 or 3.3.5, as applicable.

(c) Any dispute between the Patent Contacts shall be referred to the parties’ respective Alliance Managers who shall summarize the dispute in writing and circulate it to the

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members of the JEC as soon as practicable but in any event within thirty (30) days of becoming aware of such dispute.

ARTICLE FOUR

Discovery and Development of Licensed Products

4.1 Initial Joint Development Project; Collaborative Development Efforts for the Joint Development Project

(a) The initial Joint Development Project’s first priority as of the Effective Date will be to achieve Regulatory Approval of IFN-Lambda in the USA for the treatment of hepatitis C in accordance with the Joint Development Plan. For clarity, this may include the conduct of studies to support the Regulatory Approval of IFN-Lambda throughout the Joint Development Territory.

(b) Each of the parties shall use its respective Reasonable Commercial Efforts during the Joint Commercialization Period to:

(i) Develop each Licensed Product for Regulatory Approval by both the FDA and the European Commission, including performing its Party Development Tasks in accordance with the Joint Development Plan; and

(ii) provide the other party with such information and other assistance as is reasonably required for such other party to perform its Party Development Tasks.

(c) Each party shall be responsible for the selection and supervision of its personnel who are assigned any Party Development Tasks pursuant to this Agreement, and shall conduct all of its Development and regulatory activities in accordance with good scientific and clinical practice, and in compliance in all material respects with Applicable Law to achieve its objectives efficiently and expeditiously.

(d) For the sake of clarity, BMS shall be responsible for all studies (and all Regulatory Filings and interactions with Regulatory Agencies) required solely for Regulatory Approval outside the Joint Development Territory.

(e) Zymo, under the direction and oversight of the JDC, shall be responsible for conducting those studies assigned to it in the Joint Development Plan, and in accordance with the Joint Development Plan. Zymo shall provide BMS, via the JDC and Finance Contacts, with the opportunity to review and comment on any proposed agreement with any contract research organization for the conduct of such studies and any proposed amendments thereto, and any protocols included in such agreements (or attachments thereto). Zymo will not be obligated to perform any Party Development Tasks which it does not accept at the time the Joint Development Plan is approved by JEC Action.

(f) For any pre-clinical and clinical studies conducted by Zymo pursuant to the Joint Development Plan and Annual Development Plan, Zymo shall prepare the applicable reports and support for Regulatory Filings in connection with such studies and provide same to BMS. For the ongoing Phase Ib trial, Zymo shall provide such reports to BMS for review and comment prior to filing any such reports or Regulatory Filings.

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4.2 Technology Transfer

4.2.1 Initial Transfer

Promptly following the Effective Date, Zymo shall, at its cost:

(a) provide to BMS all Materials necessary or useful for the continued Development and Manufacture of Licensed Products (including any cell lines, plasmids, constructs, or material useful in the production of Licensed Products such as IFN-Lambda) that are within the Zymo Enabling Technology existing as of the Execution Date, other than the supplies to be provided pursuant to Section 6.1; and

(b) disclose to BMS all material data and information, including all data from the IND, including annual reports and amendments, CMC information, Manufacturing processes and protocols, material safety information and exposure guidelines, clinical and preclinical data, safety monitoring reports, Regulatory Filings (including any regulatory correspondence and contact reports), quality and compliance information, and study reports that are within the Zymo Enabling Technology existing as of the Execution Date (including, for clarity, all material data and information related to IFN-Lambda).

In addition, pursuant to Section 6.1(c) Zymo shall provide the first [    *    ] of consulting time to transition the Manufacturing processes for IFN-Lambda to BMS or a Third Party manufacturer selected by BMS at Zymo’s expense. Thereafter, such time shall be included in Joint Development Costs. Zymo shall use Reasonable Commercial Efforts to provide the consulting time needed to complete the transfer of the applicable Manufacturing processes.

4.2.2 Continuing Exchange of Technology

Throughout the Joint Commercialization Period, BMS and Zymo will each provide to the other party full disclosure, including paper reports and/or electronic access, of BMS Enabling Technology, Zymo Enabling Technology and Project Technology Controlled by such party, including process transfer and validation, assay transfer and validation and Manufacturing transfer and validation. New BMS Enabling Technology, Zymo Enabling Technology or Project Technology shall be disclosed promptly following its discovery or generation. Any costs incurred under this Section 4.2.2 shall be Joint Development Costs or USA Commercialization Costs, as appropriate.

4.3 Party Development Tasks

The Party Development Tasks shall include with respect to a particular Licensed Product, those tasks assigned to a party in the Joint Development Plan as agreed to by the parties for such Licensed Product in the Joint Development Territory. BMS shall have as a Party Development Task responsibility for sourcing all control arm and concomitant medication, i.e., IFN alpha and ribavirin for all the relevant studies.

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4.4 Regulatory Matters

4.4.1 Clinical Trial Data

(a) All clinical data and reports related to clinical trials for Licensed Products conducted pursuant to a Joint Development Project shall be owned by BMS, provided that Zymo shall have use of, and right of reference to, all data and reports related to such clinical trials for Licensed Products solely for purposes of performing its obligations under this Agreement. All data, database information and reports from clinical trials for Licensed Products conducted pursuant to a Joint Development Project shall be centralized and held at a location to be chosen by BMS, with a duplicate set available to Zymo.

(b) Promptly following the Effective Date, the parties shall exchange their respective policies regarding the protection of patient data and hereby agree to comply with BMS’ privacy policy to allow the sharing of data and reports related to clinical trials for Licensed Products conducted pursuant to a Joint Development Project.

4.4.2 Regulatory Submissions

(a) Unless otherwise required by relevant Regulatory Agencies:

(i) Subject to Subparagraph (iii) below, BMS shall be the Lead Regulatory Party for all Development activities under the Development Plan, and it shall own all corresponding Regulatory Filings, including INDs.

(ii) Zymo shall provide to BMS copies of all Regulatory Filings described in Section 4.2.1(b).

(iii) Zymo shall be the Lead Regulatory Party with respect to [    *    ], and it shall own all corresponding Regulatory Filings, including INDs, until at least the time of [    *    ] clinical trial; provided that, following the earlier of (A) [    *    ] and (B) the completion of the [    *    ], the JDC shall agree to a plan whereby Zymo shall assign to BMS all Regulatory Filings described in Subparagraph (ii) and this Subparagraph (iii), after which Zymo shall no longer be the Lead Regulatory Party. The parties agree that the target date for such assignment shall be the [    *    ], however, the parties agree that the timely [    *    ] is of a high priority and the JDC may delay such assignment if necessary to expedite the [    *    ].

(b) For each Licensed Product Developed or Commercialized under this Agreement, the Lead Regulatory Party shall promptly provide the other party with, as applicable, (i) copies of all material Regulatory Filings in the Joint Development Territory; and (ii) reasonable advance notice (to the extent practicable) of scheduled meetings with the FDA or other relevant Regulatory Agency in the Joint Development Territory that pertain to such Licensed Product. Consistent with Applicable Laws, the Lead Regulatory Party shall afford representatives of the other party a reasonable opportunity to comment on such Regulatory Filings, and shall reasonably consider such comments, and, to the extent not prohibited by Applicable Law, shall afford medical, scientific and/or regulatory representatives of the other party an opportunity, at such other party’s option, to attend such meetings with the relevant Regulatory Agency in the Joint Development Territory, to the extent reasonably practicable under the circumstances. In

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addition, if Zymo receives written notice from a Regulatory Agency during the time it is the Lead Regulatory Party that it will become subject to an inspection or audit by such Regulatory Agency with respect to a Licensed Product, Zymo shall notify BMS and shall afford BMS’ regulatory representatives an opportunity, at BMS’ option, to attend such inspection or audit pertaining to such Licensed Product, to the extent reasonably practicable under the circumstances. During the time that Zymo is conducting any clinical trials with a Licensed Product pursuant to the Joint Development Plan, Zymo shall work with BMS to ensure compliance with the clinical trial disclosure obligations as described in the Safety Data Exchange Agreement.

(c) The Lead Regulatory Party shall not transfer title or otherwise attempt in any manner to dispose of any Regulatory Filings in the Territory or otherwise impair the other party’s rights in such filings or subsequent Regulatory Approvals.

(d) Prior to a Conversion, the content and language of the proposed package insert, and all changes thereto, including all safety-related package insert changes for Licensed Products in the USA, shall be reviewed and approved by the JDC prior to submission to the applicable Regulatory Agency. BMS shall be responsible for all content and language of the proposed package insert, and all changes thereto, including all safety-related package insert changes for Licensed Products in the rest of the Territory.

(e) If the arrangement described in this Section 4.4.2 results in significant logistical difficulties or otherwise causes a material delay, the JEC shall discuss alternatives.

4.4.3 Rights of Reference

After the assignment of the Regulatory Filings pursuant to Section 4.4.2(a)(iii), Zymo shall have the right to cross reference, file or incorporate by reference any regulatory filing or drug master file (as defined in the Code of Federal Regulations) (and any data contained therein) for any Licensed Products, or any component thereof, made in any country in the Territory (including all Regulatory Approvals) in order to conduct its Party Development Tasks as described in the Joint Development Plan and otherwise fulfill its obligations under this Agreement. Each party shall support the other, as may be reasonably necessary, in obtaining Regulatory Approvals for each Licensed Product in the Joint Development Territory, including providing necessary documents, or other materials required by Applicable Law to obtain Regulatory Approvals, in each case in accordance with the terms and conditions of this Agreement.

4.4.4 Regulatory Meetings and Communications

(a) The applicable party shall be responsible for conducting meetings and discussions with a Regulatory Agency related to a regulatory submission for which it is the Lead Regulatory Party. Each party shall be given the opportunity to have one or more of its representatives participate in all substantive discussions and meetings conducted by the other party with the FDA, the EMEA and the CHMP that relate to Licensed Products, including with respect to any INDs and BLAs.

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(b) Each party shall timely provide the other party with a copy of any material documents or reports to be filed with the FDA and the EMEA under this Agreement. The JDC shall discuss all such material documents or reports prior to filing. The JDC, through its members with regulatory and drug safety expertise, shall develop processes and procedures for the conduct and reporting to the parties of telephone communications and written correspondence with the FDA and the EMEA related to Licensed Products. To the extent either party receives material written or oral communication from the FDA or the EMEA relating to Licensed Products, the party receiving such communication shall notify the other party and provide a copy of any written communication, or notes of any oral communication, to the other party as soon as reasonably practicable.

4.4.5 Regulatory Inspection Right

Each party shall use Reasonable Commercial Efforts to secure for the other party the right from its trial sites and other Contractors regarding any clinical trials which it conducts on Licensed Products pursuant to the Joint Development Plan to enter the relevant facilities of it and its Affiliates (to the extent such Affiliate is involved in the conduct of the such clinical trials) once per Calendar Year during normal business hours and upon reasonable advance notice to inspect and verify compliance with applicable regulatory and other requirements as well as with this Agreement. Such inspection right shall include the right to examine any internal procedures or records of such party primarily relating to a Licensed Product. Each party shall give the other party or its authorized representative all necessary and reasonable assistance for a full and correct carrying out of the inspection. Such inspection shall not relieve either party of any of its obligations under this Agreement. In the event a party is unable to secure such inspection rights from any of its trial sites or Contractors, it agrees to use Reasonable Commercial Efforts to secure such rights for itself or a Third Party auditor, and, if requested by the other party, shall exercise such rights, at the other party’s expense, on behalf of the other party and fully report the results thereof to the other party.

4.4.6 Clinical Trial Disclosures

(a) Zymo will be responsible, in conformance with the clinical trial disclosure provisions of Applicable Law, for complying with and posting required information for Licensed Product(s) during the time Zymo remains the Lead Regulatory Party and regulatory sponsor for such Licensed Product(s), and Zymo will promptly provide BMS with evidence of such compliance.

(b) Upon BMS assuming regulatory responsibility pursuant to Section 4.4.2(a)(iii), Zymo agrees to provide BMS with any and all information necessary for BMS to comply with: (i) Applicable Law; (ii) the Pharmaceutical Research and Manufacturers of America (PhRMA) Guidelines on the listing of Clinical Trials and Publication of Clinical Trial results; (iii) BMS’ procedural document concerning Clinical Trial Registration and Disclosure of Results as amended from time to time, a copy of which directive is attached hereto as Exhibit K; (iv) the agreement of BMS concerning disclosure of BMS-sponsored clinical trials as set forth in Exhibit C to the Stipulation and Agreement of Settlement entered into by BMS in February of 2006 to settle a consolidated securities class action litigation pending in the U.S. District Court for the District of New Jersey that related to the BMS investigational compound, omapatrilat

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(VANLEV™), a copy of which is attached hereto as Exhibit J and; (v) any other BMS policies or policies agreed to by the parties with respect to same (to the extent same either are not in direct conflict with Applicable Law directive or stipulation and agreement referred to in clauses (i), (ii), (iii) and (iv) above). In the event BMS proposes to amend the directive referred to in clause (iii) above or to adopt any other policies or guidelines concerning such disclosures, BMS shall [    *    ].

4.5 Reporting; Adverse Drug Reactions

4.5.1 Adverse Event Reporting

As between the parties: (a) Zymo shall be responsible for the timely reporting of all adverse drug reactions/experiences, product quality, product complaints and safety data relating to Licensed Products to the appropriate Regulatory Agencies in the Territory until the transfer of the Regulatory Filings pursuant to Section 4.4.2(a)(iii); and (b) BMS shall be responsible for the timely reporting of all adverse drug reactions/experiences, product quality, product complaints and safety data relating to Licensed Products to the appropriate Regulatory Agencies following the transfer of the Regulatory Filings pursuant to Section 4.4.2(a)(iii); all in accordance with the Applicable Laws of the relevant countries. Each party shall cause its Affiliates and Sublicensees to comply with such reporting obligations.

4.5.2 Global Safety Database and Pharmacovigilance

Subject to the terms of this Agreement, ninety (90) days before the first transfer of Regulatory Filings from Zymo to BMS pursuant to Section 4.4.2(a)(iii), BMS and Zymo (under the guidance of their respective Pharmacovigilance Departments, or equivalent thereof) shall define and finalize the responsibilities of the parties to protect patients and promote their well-being in connection with the use of Licensed Products in the form of a safety data exchange agreement (“Safety Data Exchange Agreement” or “SDEA”)), until such SDEA is executed the parties shall follow the procedures outlined on Exhibit I. These responsibilities shall include mutually acceptable guidelines and procedures for the receipt, investigation, recordation, communication, and exchange (as between the parties) and regulatory submission of adverse event reports, pregnancy reports, and any other information concerning the safety of any Licensed Product. Such guidelines and procedures shall be in accordance with, and enable the parties and their Affiliates to fulfill, local and international regulatory reporting obligations to Regulatory Agencies. Furthermore, such agreed procedures shall be consistent with relevant ICH guidelines, except where said guidelines may conflict with existing local regulatory safety reporting requirements, in which case local reporting requirements shall prevail. After transfer of the Regulatory Filings pursuant to Section 4.4.2(a)(iii), BMS shall control the global pharmacovigilance database with respect to each Licensed Product and the Safety Data Exchange Agreement shall provide for such control by BMS.

4.5.3 Recalls

Any decision to initiate a recall or withdrawal of a Licensed Product in the Territory shall be made by BMS, after consultation with the JEC; provided, however, that if, as a result of patient safety concerns, there is not sufficient time for the JEC to meet, and in any event before

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BMS initiates a recall or withdrawal, the parties shall promptly and in good faith discuss the reasons therefor and the strategy for implementing any such recall or withdrawal. In the absence of indemnification under Article Fifteen, the costs of any such recall or withdrawal in the USA relating to: (a) the Development of a Licensed Product for an indication prior to the Regulatory Approval shall be treated as Joint Development Costs; or (b) the Commercialization of a Licensed Product shall each be included in USA Commercialization Costs. Under no circumstances shall either party unreasonably object to a recall or withdrawal requested by the other party and, with respect to a Licensed Product, neither party shall have any right to object to a recall or withdrawal requested by the other party for failure of a Licensed Product to meet the specifications, for material safety concerns, for the manufacture of a Licensed Product in a manner that does not comply with Applicable Law or as requested by Regulatory Agencies. In the event of any recall or withdrawal, BMS shall take any and all necessary action to implement such recall or withdrawal in accordance with Applicable Law, with assistance from Zymo as reasonably requested.

4.6 Clinical Development

4.6.1 Combination Studies; BMS Molecules

If a Combination Molecule approved for inclusion in a Combination Study is owned or controlled by BMS, only [    *    ] the costs of such Combination Study will be eligible for consideration as Joint Development Costs (i.e., subject to the criteria set forth in the definition of “Joint Development Costs”). In addition, in considering which Combination Molecule to include in a Combination Study, the JEC shall make the decision in the best interest of the Licensed Product.

4.6.2 New Indications

The JEC is responsible for approval of the Development of a Licensed Product for any new indications in the Joint Development Territory, including, without limitation, HBV and multiple sclerosis. If either party wishes to Develop a Licensed Product for a new indication, such party shall notify the JDC with information describing the proposed target product profile and development program, and the JDC shall determine whether it wishes to recommend such new indication to the JEC for Development as part of the Joint Development Project. The JEC, in turn, shall determine whether it wishes to approve such new indication for Development and Commercialization pursuant to this Agreement.

4.7 Joint Development Costs

4.7.1 Cost Sharing of Joint Development Costs

Any Joint Development Costs incurred by either party after [    *    ] shall be borne by the parties as set forth in this Section 4.7.1, regardless of which party is allocated, performs or incurs the cost of the relevant Party Development Tasks. The parties shall bear Joint Development Costs as follows:

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(a) Zymo shall bear the first One Hundred Million United States Dollars ($100,000,000) of all Joint Development Costs (such amount, the “Zymo Initial Funding Allocation”); and

(b) with respect to Joint Development Costs in the absence of a Conversion and in excess of the Zymo Initial Funding Allocation, BMS shall bear eighty percent (80%) of all such Joint Development Costs, and Zymo shall bear twenty percent (20%) of all such Joint Development Costs. For clarity, in the event there has been a Conversion, Section 7.2.1 shall apply.

Notwithstanding anything else in this Agreement, neither party will have an obligation to reimburse the other for the clinical patient or site related costs of a Phase III Clinical Trial unless a Decision to Proceed to Phase III has been made.

4.7.2 Accounting and Reconciliation

(a) Each party shall submit to the other party no later than the twenty fifth (25th) day of the last month of each Calendar Quarter a written estimate of Joint Development Costs incurred by it during such Calendar Quarter. In addition, each party shall report to the other party within thirty (30) days after the end of each Calendar Quarter with regard to the Joint Development Costs incurred by it during such Calendar Quarter. Such report shall specify in reasonable detail all expenses included in such Joint Development Costs during such Calendar Quarter and shall be accompanied by invoices, and/or such other appropriate supporting documentation. Within forty-five (45) days after the end of each of the first three (3) Calendar Quarters and, for the last Calendar Quarter in a Calendar Year, within sixty (60) days after the end of such Calendar Quarter, the party that has incurred less than its share of such Joint Development Costs shall make a reconciling payment to the other party to achieve the appropriate allocation of Joint Development Costs provided for in Section 4.7.1. Each party’s report shall include, in addition to the Joint Development Costs incurred by it during the relevant Calendar Quarter a comparison of the amounts budgeted in the applicable Annual Development Plan for such activities and the amounts incurred by such party for such activities. The parties shall seek to resolve any questions related to such accounting statements within fifteen (15) days following receipt by each party of the other party’s report hereunder. The parties’ Finance Contacts shall facilitate the reporting of Joint Development Costs hereunder and the resolution of any questions concerning such reports. Each party shall have the right at reasonable times and upon reasonable prior notice to audit the other party’s records as provided in Section 4.7.2(f) to confirm the accuracy of the other party’s costs and reports with respect to Joint Development Costs that are shared under this Agreement.

(b) For each Licensed Product, each party shall submit to the other party at least twice each Calendar Year, at least, one (1) Calendar Quarter apart, a written forecast of the expenditures, costs and other resources to be devoted to its Party Development Tasks in accordance with the applicable Annual Development Plan broken out on a monthly basis.

(c) Each party shall record and account for its FTE effort for the Development of each Licensed Product to the extent that such FTE efforts are included in Joint Development Costs or Allowable Expenses that are, or may in the future be, shared under this Agreement, and

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shall report such FTE effort to the JDC or the JCC, as applicable, on a quarterly basis, in each case in a manner that allocates such FTE effort to the extent practicable to each applicable indication. Except to the extent provided herein, each party shall calculate and maintain records of FTE effort incurred by it in the same manner as used for other products developed by such party. The Finance Contacts shall facilitate any reporting hereunder.

(d) Any expenses incurred by a party for Development activities related to Licensed Products that do not fall within the definitions of Joint Development Costs shall be borne solely by such party unless the JDC determines otherwise. In addition, any expenditure or cost that exceeds the amount set forth in the applicable Annual Development Plan by [    *    ] or more for a Calendar Year or any unbudgeted cost that is incurred by either party shall be borne by such party; provided that the JDC shall have the discretion to review such expenditures or costs and propose to the JEC that they be designated as Joint Development Costs, if the JEC determines that incurring such expenditures or costs was in the best interests of the Collaboration.

(e) The Joint Development Costs shall be accounted for by each party in accordance with the following cost accounting principles:

(i) The parties intend that all costs defined herein are to be: (A) determined consistent with GAAP and (B) allocated among projects and activities by each party in a good faith attempt to calculate the relative cost of each of such projects and activities in a manner consistent with such party’s usual and customary practices.

(ii) The following guidelines shall be used in determining amounts chargeable to Joint Development Costs.

(A) Consistent with Section 4.9, if a cost is specifically and exclusively incurred for Development of a Licensed Product in a country outside the Joint Development Territory, then one hundred percent (100%) of the cost shall be incurred by BMS and none of the cost shall be included in Joint Development Costs.

(B) If a cost is incurred for Party Development Tasks applicable to the Joint Development Territory, and the data or other results arising in connection with such Party Development Task are useful for Development of a Licensed Product in a country outside the Joint Development Territory, so long as [    *    ] with respect to Development in a country outside the Joint Development Territory, then the cost shall be fully charged to Joint Development Costs. To the extent there is [    *    ] with respect to Development of a Licensed Product in a country outside the Joint Development Territory, such [    *    ] shall be fully charged to BMS pursuant to guideline (A) above and Section 4.9, and none of such amount shall be included in Joint Development Costs.

(iii) Each party shall track FTEs by functional area and by quarter in a manner consistent with its project cost system or using such other time tracking system as such party applies with respect to its internal programs and which has been reviewed and approved by the Finance Contacts. In general, these project cost systems shall report actual time spent on specific projects, and apply the FTE Rate. The Finance Contacts shall determine the costs of which

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individuals or functions will be reimbursed through the application of a FTE Rate, which FTE Rate shall be determined in accordance with the definition thereof.

(f) Each party shall keep detailed records of the Joint Development Costs it incurs, including all supporting documentation for such expenses. Each party shall keep such records for at least seven (7) years after the date that such expense was incurred.

4.8 Joint Development Costs Paid to Third Parties

No Third Party Development Fees shall be allowable as part of the Joint Development Costs borne by a party hereto except to the extent that the same are:

(a) within an Annual Development Plan; and

(b) paid to a Third Party in the normal course of clinical development (including payments to investigators, clinical sites, supply of Licensed Product or comparator drugs and CROs) pursuant to a Third Party Agreement that has been disclosed to the other party pursuant to Section 14.1.4 or 14.2.4 or, if it is executed following the Effective Date, in a timely fashion following its execution; provided that execution after the Effective Date of a Third Party Agreement of the type described in subparagraph (a) but not (b) of paragraph 1.140 of Exhibit A requires the approval of the JEC in accordance with Section 3.1.2(i).

All other Joint Development Costs paid to a Third Party, if any, shall be borne solely by the party hereto (or its Affiliate) that is party to the applicable Third Party Agreement.

4.9 BMS’ Efforts Outside the Joint Development Project

(a) BMS shall, and shall cause its Affiliates and Sublicensees to, use Reasonable Commercial Efforts during the Term to obtain Regulatory Approval for one or more Licensed Products, in one or more indications from Regulatory Agencies (other than the European Commission) in (i) each Major ROW Country and (ii) any other country in the ROW that presents a reasonable commercial opportunity to BMS.

(b) BMS shall comply with the safety reporting contemplated by Section 4.5 in connection with its Development activities outside the Joint Development Project.

ARTICLE FIVE

Commercialization of Licensed Products

5.1 Commercialization in the USA

(a) Subject to Section 5.2, no later than thirty (30) days after Zymo receives written notice from BMS of the FDA’s acceptance of a BLA filing in the USA for the first Licensed Product, Zymo shall confirm that it will co-fund and co-promote the Licensed Products in the USA and share in the profits and losses in accordance with Section 9.1, as anticipated by this Agreement. Alternately, Zymo may give notice of a Conversion under Section 7.1.1 or, at Zymo’s option, an Election to Co-Fund Only under Section 7.4.

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If Zymo confirms that it will co-promote and co-fund, the parties shall promptly execute the USA Co-Promotion Agreement.

For avoidance of doubt, if Zymo fails to confirm that it will co-promote and co-fund, a Conversion will occur on the date thirty (30) days after the BLA filing for the first Licensed Product in the USA.

(b) Each of the parties shall use its respective Reasonable Commercial Efforts during the Joint Commercialization Period to:

(i) Commercialize Licensed Products in the USA, including performing its Party Commercialization Tasks in accordance with the applicable Joint Commercialization Plan and the USA Co-Promotion Agreement; and

(ii) provide the other party with such information and other assistance as is reasonably required for such other party to perform its Party Commercialization Tasks.

(c) Each party shall be responsible for the selection and supervision of its personnel who are assigned any Party Commercialization Tasks pursuant to this Agreement and the USA Co-Promotion Agreement.

5.2 USA Co-Promotion Agreement

Beginning twelve (12) months prior to the anticipated date for filing a BLA for the first Licensed Product in the USA, BMS and Zymo shall negotiate an agreement for the co-promotion of such Licensed Product in the USA (the “USA Co-Promotion Agreement”). The parties intend that final form of the USA Co-Promotion Agreement for the first Licensed Product shall be available for review by Zymo for the purpose of its determination under Section 5.1 and, therefore, notwithstanding Section 5.1, Zymo shall not be required to confirm whether it will co-promote and co-fund until such final form USA Co-Promotion Agreement is negotiated. The USA Co-Promotion Agreement shall be subject to the terms of this Agreement and made a part of this Agreement and shall contain provisions consistent with Section 5.3 through 5.7 and other material terms, a summary of which are set forth on Exhibit G, as well as other customary terms.

5.3 Loss Relief from USA Commercialization

(a) If for any Calendar Quarter during the period starting on the Effective Date and ending on the [    *    ] anniversary of the first commercial Sale of the Licensed Product in the USA the commercial operations associated with such Licensed Product result in a Net Loss, then, [    *    ] of Zymo’s share of the Net Loss (i.e., [    *    ] of the total Net Loss) incurred in such Calendar Quarter shall be deferred (i.e., Zymo will not be required to immediately reimburse BMS for such [    *    ] share of Net Loss pursuant to Section 9.1).

(b) If any Net Loss is deferred pursuant to Subsection (a), then, during any Calendar Quarter following the Effective Date in which the commercial operations associated with such Licensed Product result in a Net Profit, BMS shall be obligated to pay ZG LLC [    *    ]:

(i) [    *    ];

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(ii) [    *    ];

(iii) [    *    ];

until such time that BMS has recovered one hundred percent (100%) of the deferred Net Loss. For the sake of clarity, in no event shall any payments due to ZG LLC from BMS for a Calendar Quarter be reduced by this Section 5.3 by [    *    ]. Subject to the limitations set forth in this Subsection (b), BMS shall be permitted to apply the remaining balance of any deferred Net Loss to reduce any payment due in a subsequent Calendar Quarter (after such Net Loss is incurred) until such Net Loss has been exhausted.

5.4 USA Commercialization Costs Paid to Third Parties

No Third Party Commercial Use Fees shall be allowable as part of the USA Commercialization Costs shared by the parties except to the extent that the same are:

(a) Liabilities incurred as contemplated by Section 12.4.1(b) (whether or not Subsection (b) of this Section 5.4 applies); or

(b) are:

(i) within the applicable Joint Commercialization Plan; and

(ii) paid to a Third Party in the normal course of Commercializing a Licensed Product pursuant to a Third Party Agreement that has been disclosed to the other party pursuant to Section 14.1.4 or 14.2.4 or, if it is executed following the Effective Date, in a timely fashion following its execution; provided that execution after the Effective Date of a Third Party Agreement of the type described in subparagraph (a) but not (b) of paragraph 1.140 of Exhibit A requires the approval by JEC Action.

All other USA Commercialization Costs paid to a Third Party shall be borne solely by the party hereto (or its Affiliate) that is party to the applicable Third Party Agreement.

5.5 BMS Sole and Primary Roles in Commercialization

(a) For each Licensed Product for which Regulatory Approval is received in the USA, BMS shall have as Party Commercialization Tasks, the sole role in [    *    ] of such Licensed Product in the USA and [    *    ] of such licensed Products in the USA.

(b) For each Licensed Product for which Regulatory Approval is received in the USA, BMS shall have as Party Commercialization Tasks, the primary role in:

(i) making decisions as to and execution of the [    *    ] or [    *    ] of such Licensed Product in the USA and [    *    ] with respect to such Licensed Product with the exception of Commercialization activities granted to Zymo in the USA Co-Promotion Agreement; and

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(ii) all other Commercialization activities, with the input and participation of Zymo and subject to the review, modification and approval of the JCC, including:

(A) [    *    ] strategies in the USA by Sales Representatives;

(B) [    *    ] strategy for the USA;

(C) [    *    ] strategy for the USA, including activities relating to post-approval clinical studies (other than those required as a condition of Regulatory Approval);

(D) [    *    ] program strategy for the USA; and

(E) review and approval of Annual Commercialization Plan.

5.6 Reports of Sales in the USA

For each Licensed Product, BMS shall provide the JCC with (a) weekly reports of the gross sales of such Licensed Product in the USA less a standard discount within [    *    ] and (b) monthly reports of the Net Sales of such Licensed Product in the USA within [    *    ] after the end of each month.

5.7 Accounting and Reconciliation

(a) The Finance Contacts shall implement and coordinate, monthly accountings and quarterly balancing payments between Zymo and BMS comparable to Section 4.7.2, such that each of Zymo and BMS, after such balancing payments, will, subject to Section 5.3, on a net basis at least as current as quarterly, bear Net Losses in the same ratio as profits are shared in accordance with Section 9.1.

(b) USA Commercialization Costs shall be the sum of the parties’ costs within the following cost categories (in accordance with the definitions thereof set forth in Exhibit A) for the USA:

(i) Cost of Sales

(ii) Distribution Costs

(iii) Marketing Costs

(iv) Other Operating Costs

(v) Sales Costs

(c) The parties intend that all USA Commercialization Costs are to be: (i) determined in a manner consistent with GAAP and (ii) allocated among projects and activities by each party in a good faith attempt to calculate the relative cost of each of such projects and activities and in a manner consistent with such party’s usual and customary practices.

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(d) The following guidelines shall be used in determining amounts chargeable to USA Commercialization Costs.

(i) If a cost is specifically and exclusively incurred for the Commercialization of a Licensed Product (i.e., for no other product) in USA (i.e., not in the ROW), then one hundred percent (100%) of the cost shall be charged to USA Commercialization Costs.

(ii) If a cost is specifically and exclusively incurred for the Commercialization of the Licensed Product (i.e., for no other product) in both USA and the ROW, then the following shall apply:

(A) If the portion of the cost incurred for the Commercialization of the Licensed Product in USA can be [    *    ] using [    *    ] (such as [    *    ]), then the portion so determined shall be charged to USA Commercialization Costs; or

(B) If the portion of the cost incurred for the Commercialization of the Licensed Product in USA cannot be [    *    ], then only [    *    ] of the applicable costs shall be charged to USA Commercialization Costs.

(iii) If a cost is not specifically and exclusively incurred for the Commercialization of the Licensed Product, then the following shall apply:

(A) If the portion of the cost incurred for the Commercialization of the Licensed Product in the USA can be [    *    ] (such as [    *    ]), then the portion so determined shall be charged to USA Commercialization Costs; or

(B) If the portion of the cost incurred for the Commercialization of the Licensed Product cannot be [    *    ], then only the [    *    ] specifically related to the Licensed Product shall be charged to USA Commercialization Costs.

5.8 Commercialization in the ROW

BMS shall use its Reasonable Commercial Efforts during the Royalty Period to Commercialize one or more Licensed Products, in one or more indications in (i) each Major EU Country where Regulatory Approval is obtained and (ii) each Major ROW Country where Regulatory Approval is obtained and (iii) any other country in the ROW where Regulatory Approval is obtained that presents a reasonable commercial opportunity for BMS. BMS shall be responsible for determining whether and on what terms to enter into any Third Party Agreements related to the Development or Commercialization of Licensed Products in ROW.

5.9 Reporting

On an annual basis within sixty (60) days after the end of each Calendar Year, beginning in the Calendar Year immediately following the year in which a Regulatory Agency grants Regulatory Approval for a Licensed Product in a country in the ROW and in the USA if a Conversion has occurred, BMS will provide Zymo with reports summarizing BMS’ Commercialization activities pertaining to such Licensed Product in such country. Such reports will include summaries of Commercialization activities undertaken by BMS during the

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preceding Calendar Year with respect to the Licensed Product that has received Regulatory Approval, including material interactions with Regulatory Agencies relating to such Licensed Product (including any such material interactions relating to pricing and reimbursement approvals), and summaries of BMS’ proposed Commercialization activities anticipated to be conducted during the then-current Calendar Year with respect to such Licensed Product.

ARTICLE SIX

Manufacture

6.1 Preclinical and Clinical Supplies

(a) Zymo shall make its current stock of IFN-Lambda available to the parties for preclinical testing and clinical trials. The portion of the current stock of IFN-Lambda which is designated for use in the Joint Development Project shall be supplied at Zymo’s costs of Manufacture and supply, which costs shall be determined in accordance with the definition of Manufacturing Costs by the Finance Contacts based on the principles set forth in Section 5.7. Such costs shall be treated as Joint Development Costs and will be treated as incurred as such stocks are supplied for use by a party in conducting its Party Development Tasks, and the provisions governing the supply, and timing of provision of such supply, shall be set forth in the applicable Annual Development Plan. For the portion of the current stock of IFN-Lambda which is designated for use outside the Joint Development Project, BMS shall reimburse Zymo [    *    ] of Zymo’s costs of Manufacture and supply.

(b) For the sake of clarity, Zymo shall have no obligation to Manufacture additional quantities of IFN- Lambda.

(c) The Manufacturing Working Group will be responsible to the JDC for the transfer to BMS or its Sublicensee of (i) Zymo’s current stock of IFN-Lambda, (ii) all Zymo Enabling Technology (including Materials and process information, including cell lines, plasmids and constructs) necessary or useful for the Manufacture of Licensed Products existing as of the Effective Date, and (iii) responsibility for the continuing Manufacture and supply of IFN-Lambda, including the further Manufacture of IFN-Lambda transferred to BMS by Zymo. The Manufacturing Working Group will determine whether to transfer Zymo’s current stock of IFN-Lambda in advance or on an as-needed basis. The parties acknowledge that if Zymo’s current stock is transferred on an as-needed basis or in final form, Zymo shall remain responsible for the analytical release and stability testing for any such IFN-Lambda transferred hereunder. Each party will use Reasonable Commercial Efforts to complete the transfer within [    *    ] after the Effective Date. Other than the costs associated with the initial information transfer pursuant to Section 4.2.1, which Zymo shall solely bear, costs shall be included in the Annual Development Plan and the costs thereof shall be Joint Development Costs.

(d) Following the transfer of responsibility for the Manufacture and supply of IFN-Lambda, BMS shall be responsible to supply adequate quantities of IFN-Lambda available to the parties for preclinical testing and clinical trials. If the IFN-Lambda is designated for use in the Joint Development Project, BMS’ Manufacturing Costs shall be treated as Joint Development Costs, and the provisions governing the Manufacture and supply shall be set forth in the

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applicable Annual Development Plan. If the IFN-Lambda is designated for use outside the Joint Development Project, BMS shall be responsible for [    *    ] of its Manufacturing Costs.

(e) BMS shall be responsible for all secondary Manufacture of Licensed Products, including (i) the process of producing Licensed Product in finished form, including filling IFN-Lambda or (ii) secondary packaging with ancillary supplies and labeling for use by an end user of Licensed Product or (iii) both. Costs associated with the secondary Manufacturing of Licensed Product supply shall be included in the Manufacturing Costs to the extent such Licensed Product supply is designated for use in the Joint Development Project and BMS shall be responsible for [    *    ] of the Manufacturing Costs (including costs for secondary Manufacturing) for Licensed Products used outside the Joint Development Project.

6.2 Commercial Manufacture

(a) BMS shall have responsibility for supply of Licensed Products (including the IFN-Lambda contained therein) for commercial sale throughout the Territory. For avoidance of doubt, BMS shall be allowed to contract with Third Parties for the Manufacture of Licensed Products in its discretion.

(b) If a Conversion has not occurred and BMS anticipates a shortfall in production of a Licensed Product, which shortfall is reasonably likely to result in the inability to meet the combined requirements of the parties for a Licensed Product in the USA and the ROW:

(i) BMS shall promptly notify Zymo in writing as to the reason for the shortfall, and state (and give reasons for) its expectations as to the duration of the shortfall;

(ii) BMS shall make Reasonable Commercial Efforts to avoid the shortfall and keep Zymo reasonably informed as to such Reasonable Commercial Efforts and their results; and

(iii) the parties shall agree upon an equitable allocation of all available Licensed Product between the USA and the ROW on the basis of the Net Sales in the respective markets in prior years and forecasts of future Net Sales in the respective markets, and taking into consideration performance versus forecast following any previous allocations under this Section 6.2.

ARTICLE SEVEN

Conversion to Exclusive License

7.1 Conversion to Exclusive License

7.1.1 Zymo’s Option

Subject to Section 4.7.1(a) and this Article Seven, Zymo shall have the option to cease contributing to Joint Development Costs and USA Commercialization Costs for all Licensed Products in the USA, in which case the parties’ relationship with respect to all Licensed Products in the USA shall be converted from a collaborative arrangement to an exclusive royalty-bearing license arrangement (a “Conversion”). Zymo may exercise its option at any time by written

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notice to BMS, but such Conversion may only be exercised a single time and, subject to Section 7.7, will remain effective for all Licensed Products and for the remainder of the Term.

7.1.2 Failure to File BLA

A Conversion shall automatically take place on the [    *    ] anniversary of the Effective Date unless (i) a BLA has been filed for a Licensed Product in the USA or (ii) notwithstanding that no such BLA has been filed, Zymo gives BMS written notice of its intention to not allow an automatic Conversion and to continue contributing to Joint Development Costs or USA Commercialization Costs for the Licensed Product and such notice is given not later than six (6) months prior to such [    *    ] anniversary.

7.1.3 Zymo’s Financial Condition

(a) If, at any time after receipt of the initial fee pursuant to Section 8.1, the amount of Cash and Cash Equivalents on the last day of any fiscal quarter or to Zymo’s knowledge at any other time is less than [    *    ] United States Dollars ($[    *    ]) and such deficiency is not cured within [    *    ] days (“First Financial Condition Event”), then Zymo shall give BMS prompt written notice thereof and the parties shall discuss Zymo’s financial condition. Thereafter, Zymo may trigger a Conversion.

(b) If, at any time after receipt of the initial fee pursuant to Section 8.1:

(i) the amount of Cash and Cash Equivalents on the last day of any fiscal quarter of Zymo or to Zymo’s knowledge at any other time is less than [    *    ] United States Dollars ($[    *    ]) and such deficiency is not cured within [    *    ] days; or

(ii) any proceeding under Title 11 is initiated against Zymo,

(each a “Second Financial Condition Event”), Zymo shall give BMS prompt written notice thereof and BMS may, within ten (10) days of receiving Zymo’s notice, trigger a Conversion by written notice to Zymo.

7.1.4 Effective Date of Conversion

(a) A Conversion pursuant to Section 7.1.1 shall take effect [    *    ] after BMS receives notice or, if later, on [    *    ] of the [    *    ] in which notice is given.

(b) A Conversion pursuant to Section 7.1.2 shall take effect on the [    *    ] anniversary of the Effective Date.

(c) A Conversion pursuant to Section 7.1.3 shall take effect as follows:

(i) So long as no Second Financial Condition Event occurs, if Zymo gives notice of a Conversion following the First Financial Condition Event, [    *    ] after BMS receives notice; and

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(ii) If BMS gives notice of a Conversion after the Second Financial Condition Event, immediately upon Zymo’s receipt of BMS’ notice.

7.2 Zymo’s Continuing Financial Obligations; Wind Down of Activities

7.2.1 Joint Development Costs and USA Commercialization Costs

Following a Conversion, Zymo’s responsibility for a pro rata share of the Joint Development Costs and USA Commercialization Costs incurred with respect to the Licensed Products shall end upon the effective date of a Conversion under Section 7.1, except for such costs incurred during the period prior to the effective date of a Conversion in accordance with the applicable Joint Development Plan and/or Joint Commercialization Plan in effect on the date the notice was given or, in the case of a Conversion under Section 7.1.2, in effect on the [    *    ] anniversary of the Effective Date. Notwithstanding the foregoing, Zymo shall continue to be responsible for contributing the Zymo Initial Funding Allocation as described in Section 4.7.1(a) as costs are incurred in accordance with the applicable Annual Development Plan even if such costs are not incurred until after the effective date of a Conversion.

7.2.2 Wind Down of Activities

Following a Conversion, the parties shall use their respective Reasonable Commercial Efforts to wind down Zymo’s continuing Party Development Tasks and Party Commercialization Tasks after a notice of Conversion and transition them to BMS prior to the effective date of such Conversion in such a manner as not to negatively impact the Development or Commercialization of the Licensed Products. Upon a Conversion becoming effective, Zymo shall have no further responsibility for conducting new activities or funding Development or Commercialization activities with respect to the Licensed Product, and subject to Zymo’s obligation under Section 7.2.1 regarding the Zymo Initial Funding Allocation, shall complete any ongoing Development activities with respect to the Licensed Product, subject to reimbursement by BMS of [    *    ] of any costs associated with such continuing activities unless such work is transferred to BMS at the discretion of the JEC.

7.3 Consequences of Conversion

7.3.1 Governance; Responsibility for Development and Commercialization

Upon the effective date of a Conversion and thereafter:

(a) Article Three and Sections 17.1 and 17.2 shall no longer apply, and BMS shall have sole control (including decision-making authority) and responsibility for, and shall bear all of its costs and expenses associated with, the Development, Manufacture (including formulation) and Commercialization of all Licensed Products in the Territory, including the USA.

(b) Where appropriate, references to ROW shall be treated as references to the Territory, including Sections 2.1, 4.9, 5.7, 5.8, and 12.2.3 and the definition of Royalty Period, but, for clarity, not for the purpose of aggregating Net Sales as part of the calculation of the royalties due under Section 9.2.

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(c) BMS shall use its Reasonable Commercial Efforts during the Term to obtain Regulatory Approval for one or more Licensed Products, in [    *    ] from Regulatory Agencies in [    *    ]; provided that BMS may satisfy such obligation by sublicensing the Development and Commercialization of a Licensed Product to a Third Party pursuant to the terms of this Agreement.

(d) Beginning six (6) months after the effective date of a Conversion, and every six (6) months thereafter during the Term, BMS shall submit to Zymo a written progress report summarizing the Development performed by BMS in the Territory and anticipated Milestone Events, including the USA. All such reports shall be considered Information of BMS, provided, however, that if Zymo has a Competing Product as defined in paragraph 1.30(a) of Exhibit A as permitted in Section 2.3(b)(ii)(1)(y)(B), then this Section 7.3.1(d) shall not require BMS to include any other Information in any such report.

7.3.2 Termination of USA Co-Promotion Agreement

On the effective date of a Conversion, any applicable USA Co-Promotion Agreement shall be terminated pursuant to its provisions.

7.3.3 No Other Changes

Except as set forth in this Section 7.3, all other terms and obligations of this Agreement shall remain in full force and effect following a Conversion, including the terms relating to Milestone Payments.

7.4 Election to Co-Fund Only

7.4.1 Zymo’s Option

Subject to this Article Seven, Zymo shall have, in the circumstance described in Sections 2.3(b)(ii)(1)(y)(B), 2.4, 5.1, and 7.7, the option to cease performing Party Commercialization Tasks while continuing to contribute to USA Commercialization Costs (“Election to Co-Fund Only”). Zymo may exercise its option by written notice to BMS, but such Election to Co-Fund Only may only be exercised a single time and, subject to Section 7.7, will remain effective for all Licensed Products and for the remainder of the Term, but for clarity shall not preclude a later Conversion by Zymo pursuant to Section 7.1.1.

7.4.2 Effective Date of Election to Co-Fund Only

(a) An Election to Co-Fund Only pursuant to Section 2.3 shall take effect [    *    ] after BMS receives notice or, if later, on December 31st of the Calendar Year in which notice is given.

(b) An Election to Co-Fund Only pursuant to Section 2.4 or 5.1 shall take effect immediately.

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7.5 Zymo’s Continuing Financial Obligations; Wind Down of Activities

7.5.1 Joint Development Costs and USA Commercialization Costs

Following an Election to Co-Fund Only, Zymo will continue to be responsible for its pro rata share of the Joint Development Costs and USA Commercialization Costs incurred with respect to the Licensed Products in accordance with the applicable Joint Development Plan and/or Joint Commercialization Plan.

7.5.2 Wind Down of Activities

Following an Election to Co-Fund Only, the parties shall use their respective Reasonable Commercial Efforts to wind down Zymo’s continuing Party Development Tasks and Party Commercialization Tasks after a notice of an Election to Co-Fund Only and transition them to BMS in such a manner as not to negatively impact the Development or Commercialization of the Licensed Products. Upon an Election to Co-Fund Only becoming effective, Zymo shall have no further responsibility for conducting new activities with respect to the Licensed Product.

7.6 Consequences of Election to Co-Fund Only

7.6.1 Governance; Responsibility for Development and Commercialization

Upon the effective date of an Election to Co-Fund Only and thereafter:

(i) Article Three and Sections 17.1 and 17.2 shall continue to apply, and BMS shall have sole responsibility for performing Party Development Tasks and Party Commercialization Tasks throughout the Territory, including the USA; provided, however, that if Zymo makes an Election to Co-Fund Only pursuant to Section 2.3(b)(ii)(1)(y)(B), then Article Three and Sections 17.1 and 17.2 shall not apply.

(ii) Where appropriate, references to ROW shall be treated as references to the Territory, including Sections 2.1, 4.9, 5.7, 5.8, and 12.2.3 and the definition of Royalty Period.

(iii) BMS shall use its Reasonable Commercial Efforts during the Term to obtain Regulatory Approval for one or more Licensed Products, in one or more indications from Regulatory Agencies in (i) the USA (ii) Major EU Countries, (iii) each Major ROW Country and (iv) any other country in the Territory that presents a reasonable commercial opportunity to BMS; provided that BMS may satisfy such obligation by sublicensing the Development and Commercialization of a Licensed Product to a Third Party pursuant to the terms of this Agreement.

(iv) Beginning six (6) months after the effective date of an Election to Co-Fund Only, and every six (6) months thereafter during the Term, BMS shall submit to Zymo a written progress report summarizing the Development performed by BMS in the Territory and anticipated Milestone Events, including the USA. All such reports shall be considered Information of BMS; provided, however, that if Zymo has a Competing Product as defined in paragraph 1.30(a) of Exhibit A as permitted in Section 2.3(b)(ii)(1)(y)(B), then this Section 7.6.1(iv) shall not require BMS to include any other Information in any such report.

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7.6.2 Termination of USA Co-Promotion Agreement

On the effective date of an Election to Co-Fund Only, any applicable USA Co-Promotion Agreement shall be terminated pursuant to its provisions.

7.6.3 No Other Changes

Except as set forth in this Section 7.6, all other terms and obligations of this Agreement shall remain in full force and effect following an Election to Co-Fund Only, including the terms relating to Milestone Payments.

7.7 Combined Conversion and Election to Co-Fund Only

Following Regulatory Approval of one or more Licensed Products in the USA, Zymo may make an Election to Co-Fund Only pursuant to Section 7.4 with respect to the approved Licensed Products and a Conversion pursuant to Section 7.1.1 with respect to any Licensed Products still being Developed pursuant to the Joint Development Plan.

ARTICLE EIGHT

Milestone Payments

8.1 Licensing Fees

In partial consideration for ZG LLC’s entering into this Agreement, making the license grants hereunder and assigning a one-half (1/2) ownership interest in the Ex-US Core Patents hereunder, BMS shall pay to ZG LLC:

(i) an initial fee of Eighty-Five Million United States Dollars (US$85,000,000), which amount shall be non-creditable and non-refundable, and shall be paid within ten (10) days after the Effective Date; and

(ii) an additional fee of Twenty Million United States Dollars (US$20,000,000), which amount shall be non-creditable and non-refundable, and shall be paid within ten (10) days after March 1, 2009 or, if later, the Effective Date.

8.2 Milestone Payments

(a) In addition to the fees described in Section 8.1:

(i) BMS will pay to ZG LLC the milestone payments set forth in the tables below (“Regulatory Milestone Payments”) following the first achievement by any Licensed Product (other than a Follow On Product) of each of the corresponding milestone events (“Regulatory Milestone Events”):

[    *    ] Regulatory Milestones

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Milestone Event	Milestone Payment for HCV	Milestone Payment for HBV	Milestone Payment for non-Hepatitis Indication
[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]

[    *    ] Regulatory Milestones

Milestone Event	Milestone Payment for HCV	Milestone Payment for HBV	Milestone Payment for non-Hepatitis Indication
[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]

Regulatory Milestones in [    *    ]

Milestone Event	Milestone Payment for HCV	Milestone Payment for HBV	Milestone Payment for non-Hepatitis Indication
[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]

(ii) BMS will pay to ZG LLC the milestone payments set forth in the table below (“Sales Milestone Payments”) (in [    *    ] installments as described in Section 8.3) following the first achievement by all Licensed Products (other than Follow On Products) of each of the corresponding annual worldwide sales thresholds (“Sales Milestone Events”)

Annual Worldwide Net Sales Threshold	Milestone Payment
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]

(b) In the event that a Follow On Product achieves a Regulatory Milestone Event, subject to Subsection (c), BMS shall pay ZG LLC milestone payments equal to [    *    ] of the Regulatory Milestone Payments as set forth in subparagraph (a)(i) above following the first achievement by such Licensed Product of each applicable Regulatory Milestone Event.

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(c) Each of the Regulatory Milestone Payments shall be paid only once following the first achievement by any Licensed Product of each corresponding Regulatory Milestone Event, regardless of how many Licensed Products achieve such Regulatory Milestone Event. Each of the Sales Milestone Payments shall be paid only once (but payable in installments pursuant to Section 8.3) upon the first occurrence of each corresponding Sales Milestone Event, regardless of how many Licensed Products achieve such Sales Milestone Event. Milestone Payments shall be non-creditable and non-refundable.

8.3 Reporting of Milestone Events; Payment of Milestone Payments

BMS shall report to Zymo the occurrence of any Milestone Event within [    *    ] days following such occurrence, and BMS shall pay the applicable Milestone Payment to ZG LLC in accordance with Article Ten within [    *    ] days following the occurrence of the Milestone Event.

Notwithstanding the foregoing or anything to the contrary in Section 8.2, Sales Milestone Payments shall be paid in [    *    ] equal annual installments with the first installment being due within thirty (30) days following the end of the four (4) consecutive Calendar Quarters with respect to which the Sales Milestone Event was achieved; provided that each subsequent installment shall only be payable on the anniversary of such payment date in subsequent rolling four Calendar Quarter periods for which the relevant Sales Milestone Event threshold is again achieved. For clarity, if the relevant threshold is not met with respect to a subsequent Calendar Year, the installment for that year shall be carried forward and paid in the first subsequent Calendar Year for which the relevant Sales Milestone Event threshold is again achieved until such time as all [    *    ] equal installments have been paid. Subject to this Section 8.3, BMS agrees that installments of two or more different Sales Milestone Payments may become payable with respect to the same Calendar Year.

Payment by installments as contemplated by this Section 8.3 shall not apply to any portion used to repay a Net Loss deferred under Section 5.3 (i.e., up to [    *    ] of the Milestone Payment payable with respect to such Calendar Year may be used to repay a deferred Net Loss in the first Calendar Year in which such Milestone Payment is payable to ZG LLC, and the balance of such Milestone Payment shall be paid to ZG LLC in the installments contemplated by this Section 8.3).

ARTICLE NINE

Profit and Royalty Payment

9.1 Payments on Net Profits in the USA

Provided that (i) Zymo has elected to participate in the Commercialization of Licensed Products in accordance with Section 5.1 and (ii) no Conversion has occurred pursuant to Article Seven, subject to the terms of this Agreement (including Section 5.7) and the USA Co-Promotion Agreement if applicable, the parties shall, during the Joint Commercialization Period for each Licensed Product, share any Net Profit or Net Loss from such Licensed Product as set forth below, regardless of which party is allocated, performs or incurs the cost of the relevant Party Commercialization Tasks.

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Name	Percentage of Net Profit or Net Loss
BMS	[ * ]
Zymo	[ * ]

9.2 Royalties on Net Sales in the ROW

9.2.1 Rate for Protection by Core Patent

BMS shall pay to ZG LLC royalties at a rate determined in accordance with the table set forth below on Net Sales in the ROW of all Licensed Products (other than Follow On Products) that Infringe during the Royalty Period for such Licensed Products (but only during the portion of the Royalty Period in which there is such Infringement).

Aggregate Net Sales in ROW in a Calendar Year	Royalty Rate for Such Net Sales in ROW
Up to and including $[ * ]	[ * ]
Greater than $[ * ] and up to and including $[ * ]	[ * ]
Greater than $[ * ]	[ * ]

9.2.2 Royalty for Protection by Other Patents and Without Applicable Patent Rights

BMS shall pay to ZG LLC royalties at a rate equal to [    *    ] of the rate determined in accordance with the table set forth in Section 9.2.1 on Net Sales in the ROW (and, following a Conversion, Section 9.2.4 on Net Sales in the USA) of all Licensed Products (other than Follow On Products) that do not Infringe during the Royalty Period for such Licensed Products (but only during the portion of the Royalty Period in which there is not such Infringement).

9.2.3 Royalties on Follow On Products

For each Follow On Product Developed and Commercialized pursuant to this Agreement, BMS shall pay ZG LLC royalties equal to [    *    ] of the otherwise applicable rates in Sections 9.2.1 and 9.2.2 and, following a Conversion, Section 9.2.4.

9.2.4 Royalties upon Conversion

Upon the effective date of a Conversion and thereafter:

(a) Net Profits shall no longer accrue under Section 9.1 with respect to the Licensed Products in the USA.

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(b) BMS shall pay to ZG LLC royalties at a rate determined in accordance with the tables set forth below on Net Sales in the USA of all Licensed Products (other than a Follow On Products) with the same active ingredient (regardless of indication, dose form, unit size, etc.) that Infringe during the Royalty Period for such Licensed Products (but only during the portion of the Royalty Period in which there is such Infringement):

(i) If the Conversion was effective prior to the first [    *    ], the royalties shall be as follows:

Aggregate Net Sales in the USA in a Calendar Year	Royalty Rate for Such Net Sales in the USA
Up to and including $[ * ]	[ * ]
Greater than $[ * ] and up to and including $[ * ]	[ * ]
Greater than $[ * ]	[ * ]

(ii) If the Conversion was effective on or after the first [    *    ] but prior to the [    *    ] of the first [    *    ], the royalties shall be as follows:

Aggregate Net Sales in the USA in a Calendar Year	Royalty Rate for Such Net Sales in the USA
Up to and including $[ * ]	[ * ]
Greater than $[ * ] and up to and including $[ * ]	[ * ]
Greater than $[ * ]	[ * ]

(iii) If the Conversion was effective on or after unblinding of the first [    *    ], the royalties shall be as follows:

Aggregate Net Sales in the USA in a Calendar Year	Royalty Rate for Such Net Sales in the USA
Up to and including $[ * ]	[ * ]
Greater than $[ * ] and up to and including $[ * ]	[ * ]
Greater than $[ * ]	[ * ]

9.2.5 No Cumulative Royalties; Aggregation and Allocation of Net Sales for Determining Royalty Rate Breakpoints

(a) In no event shall royalties under more than one of Section 9.2.1, 9.2.2, 9.2.3 or 9.2.4 be payable for the same Licensed Product in a country; however, the highest of the

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applicable royalty rates shall be payable but, for clarity such royalty rates shall not be cumulative.

(b) All Net Sales in the ROW whether covered by Section 9.2.1, 9.2.2, or 9.2.3 shall be aggregated for purposes of determining which royalty rate set forth in the table in Section 9.2.1 is payable, and All Net Sales in the USA whether covered by Section 9.2.2, 9.2.3, or 9.2.4 shall be aggregated for purposes of determining which royalty rate set forth in the table in Section 9.2.4 is payable.

9.2.6 Third Party Commercial Use Fees Paid by Zymo

Subject to Section 9.3, BMS shall pay to ZG LLC (or, at Zymo’s request and to the extent payment to the Third Party would not be subject BMS to additional financial burden or any liability, directly to the Third Party) any Third Party Commercial Use Fees paid or payable by Zymo with respect to a Licensed Product in the ROW (or in the USA following a Conversion) pursuant to a Third Party Agreement described in subparagraph (a) but not (b) of paragraph 1.140 of Exhibit A that is entered after the Effective Date with the approval by JEC Action or by BMS following a Conversion. For avoidance of doubt, Third Party Commercial Use Fees paid or payable with respect to Licensed Products in the USA shall be eligible to be considered as Joint Development Costs or USA Commercialization Costs as applicable.

9.3 Credits Against Royalties

9.3.1 Credit for Third Party Commercial Use Fees Paid by BMS

Subject to Section 9.3.3, the royalties due ZG LLC from BMS pursuant to Section 9.2.1, 9.2.3, or 9.2.4 if applicable, for a Calendar Quarter for Net Sales of any Licensed Product in a country shall be reduced by [    *    ] of the amount of any Third Party Commercial Use Fees paid or payable by BMS (either directly or through Zymo pursuant to Section 9.2.6) for such Calendar Quarter and such Licensed Product pursuant to a Third Party Agreement, described in subparagraph (a) but not (b) of paragraph 1.140 of Exhibit A with respect to a Calendar Quarter and a Licensed Product during the applicable Royalty Period.

9.3.2 Credit for Generic Products

Subject to Section 9.3.3, if, in any specific country in the Territory, one or more Generic Product(s) during [    *    ] consecutive Calendar Quarters, during the Royalty Period for the applicable country and Licensed Product, achieves a market share in the aggregate equal to or higher than [    *    ] of the [    *    ] in the [    *    ] for which the relevant Licensed Product is sold in that country, then provided that the Royalty Period is still in effect, the royalties due to ZG LLC under Section 9.2.1, 9.2.3, or 9.2.4 if applicable, for the immediately following Calendar Quarter for the relevant Licensed Product and country shall be reduced according to the following scale:

Market Share of Generic Products	Percentage Reduction
[ * ] to [ * ]	[ * ] reduction

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Greater than [ * ]	[ * ] reduction

9.3.3 Cumulative Credits

Credits for Third Party Commercial Use Fees under Section 9.3.1 and for Generic Products under Section 9.3.2 shall be cumulative; provided that, in no event shall any royalty rate on a Licensed Product in a country in a Calendar Quarter during the Royalty Period be reduced to less than [    *    ] of the royalty rates otherwise payable pursuant to Section 9.2.1, 9.2.3, or 9.2.4 if applicable.

9.4 Reporting and Payment

(a) All Net Profits and royalties payable under this Article Nine shall be due quarterly within [    *    ] days following the end of each Calendar Quarter with respect to Net Sales in such Calendar Quarter.

(b) Each payment of Net Profits under Section 9.1 and royalties under Section 9.2 owing to ZG LLC will be accompanied by a statement setting forth:

(i) for the relevant Calendar Quarter, on a Licensed Product-by-Licensed Product and country-by-country basis:

(A) an itemized calculation of Net Sales as reported by BMS for internal purposes, including any credits under Section 9.3;

(B) number of units sold;

(C) applicable royalty rates; and

(D) applicable exchange rates.

(ii) on a cumulative basis for the current Calendar Year, the amount of royalty due on Net Sales through such Calendar Quarter.

9.5 Acknowledgment Regarding Compensation

(a) BMS acknowledges that the Zymo IP and assistance pursuant to this Agreement constitute valuable intellectual property, trade secrets and know-how of Zymo. The parties acknowledge and agree that, for their mutual convenience and after considering other alternatives, the payments to ZG LLC set forth in this Agreement, including Article Eight and this Article Nine, and the timing of payments (including the duration of the Royalty Period) are an appropriate and mutually convenient way of compensating ZG LLC.

(b) As of the Effective Date ZG LLC is the owner of the Core Patents and, in addition, has a nonexclusive license, with right to grant sublicenses, to the Zymo IP (other than the Core Patents). Consequently, ZG LLC is to receive the initial license fee, all Milestone Payments, all royalties and Net Profits.

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ARTICLE TEN

Records, Reporting, Payment and Audits

10.1 Form of Payment; Currency Conversion

All monies due from one party to the other hereunder shall be paid in United States Dollars by wire transfer or other method designated from time to time by the receiving party. The rate of exchange to be used shall be the exchange rate used by BMS for its own corporate consolidation purposes or as otherwise proposed by the Finance Contacts and approved by the JEC.

10.2 Late Payment

Without limitation on other available rights or remedies, all amounts payable under this Agreement will bear interest at a monthly rate of (the then-current one-year LIBOR rate plus [    *    ]) divided by twelve (12), or the maximum legal rate, whichever is less, from the date due through the date of payment; provided that in no event shall interest under this Section 10.2 exceed [    *    ] per year.

10.3 Records

Both Zymo and BMS (as applicable under this Agreement) shall keep, and shall cause its Affiliates and Sublicensees to keep, true and accurate records of revenues, deductions from revenue, expenditures and employees’ time devoted to the collaborative effort undertaken pursuant to this Agreement, the Annual Development Plan, and the Joint Commercialization Plan, such that their Net Sales, Joint Development Costs, USA Commercialization Costs, Third Party Development Fees, Third Party Commercial Use Fees, Patent Prosecution Costs, Net Loss and Net Profit will be accurately accounted for and determined hereunder. Zymo and BMS shall keep and shall cause its Affiliates and Sublicensees to keep complete, true and accurate records for the purpose of showing the derivation of all amounts payable to the other party under this Agreement. All such records shall be retained for a period of at least [    *    ] years following the end of the Calendar Year to which they relate. Both parties shall maintain complete and accurate records of all Development, Manufacturing and Commercialization conducted by it or on its behalf, and all Information generated by it or on its behalf in connection with Development this Agreement. Both parties shall maintain such records at least until the later of: (i) [    *    ] years after such records are created, or (ii) [    *    ] years after the First Commercial Sale of Licensed Product to which such records pertain. Both parties shall have the right to review and copy such records of the other party at reasonable times.

10.4 Audits

At the other party’s request, Zymo and BMS shall permit, and shall cause its Affiliates and use Reasonable Commercial Efforts to cause Sublicensees to permit, its records kept and maintained pursuant hereto to be inspected at any time during regular business hours, but not more often than once per Calendar Year, by an independent public accountant appointed by the requesting party for this purpose and reasonably acceptable to the audited party. The independent public accountant shall report to the auditing party and the party under audit only its conclusions regarding the amount of the allowed costs or deductions and/or the payments due

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hereunder. Any such audit shall be at the expense of the party requesting the same, unless the audit concludes that, with respect to the period under audit, the party under audit overstated or understated any amounts to such an extent that a payment made or called for under this Agreement (whether to balance the parties’ shares of Net profits or Net Losses or of royalties) was (a) more than both [    *    ] and [    *    ] United States Dollars (US$[    *    ]) in error and (b) in the favor of the party under audit, in which event, the party under audit shall pay or reimburse the auditing party for the reasonable expenses of such audit. BMS and Zymo agree that unless covered by one or more exceptions described in Sections 13.2(a) - (c), all information subject to audit under this Section 10.4 is confidential and each party shall cause its independent public accountant to retain all such information subject to the confidentiality restrictions of Article Thirteen.

10.5 Payments Based on Audit Results

If the independent public accountant makes an undisputed determination that any amounts to be paid hereunder have been under-paid or over-paid, the party that benefited there from shall promptly make a payment to the other party such that all amounts paid hereunder shall conform to the amounts so determined to be payable.

10.6 Withholding

(a) If BMS anticipates sourcing a payment to ZG LLC under this Agreement from outside the USA, it will give Zymo prior written notice thereof, and the parties will cooperate reasonably to obtain available exemptions or relief from any applicable withholding tax under the provisions of any applicable tax laws or under any other Applicable Laws, including double tax treaties.

(b) To the extent any amounts are required to be withheld or any taxes are required to be paid on behalf of or with respect to any party hereto by reason of any payment to such party by the other party, the payor may withhold such amounts and make the tax payments so required. All such tax payments made on behalf of a party shall be considered to be paid to such party for purposes of this Agreement. The party withholding the same shall use Reasonable Commercial Efforts to secure and deliver to the other party appropriate official receipts for the taxes withheld and other documents reasonably requested by the other party to enable such other party to claim appropriate foreign tax credits for such taxes paid. The parties will cooperate reasonably in completing and filing documents required under the provisions of any applicable tax laws or under any other Applicable Laws, in connection with the making of any required tax payment or withholding payment, or in connection with any claim to a refund of or credit for any such payment.

ARTICLE ELEVEN

Ownership of Technology and Licenses

11.1 Ownership of Patent Rights

Subject to Section 11.2.1 , as between the parties and except as otherwise set forth in this Agreement, all right, title and interest in and to all inventions and other intellectual property made solely by employees, consultants agents and representatives (“Personnel”) of BMS or its

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Affiliates in connection with this Agreement shall be owned by BMS, and all right, title and interest in and to all inventions and other intellectual property made solely by Personnel of Zymo or its Affiliates in connection with this Agreement shall be owned by Zymo. All right, title and interest in and to all inventions and other intellectual property made jointly by Personnel of BMS and Zymo in connection with this Agreement shall be jointly owned by BMS and Zymo (such inventions, “Joint Inventions”, and any Patent Right covering such Joint Invention, a “Joint Patent”). Each party shall ensure that its Personnel are contractually required to assign to such party all right, title, and interest to any invention conceived or reduced to practice in the course of activities contemplated by this Agreement and to promptly disclose to such party all such inventions whether patentable or otherwise. The provisions of this Agreement shall control each party’s obligations to account to the other for profits, to obtain approval of the other party to license, assign or otherwise exploit such Joint Inventions or intellectual property, and each party hereby waives any right it may have under the laws of any jurisdiction to require any such approval or accounting. Inventorship shall be determined by application of U.S. patent laws. The parties acknowledge and agree that this Agreement shall be deemed to be a “Joint Research Agreement” as defined under 35 U.S.C. 103(c).

11.2 Core Patents

11.2.1 [    *    ] of Ex-US Core Patents

Subject to Sections 11.2.3 and 16.9, ZG LLC agrees to [    *    ], and hereby does [    *    ], [    *    ] of its [    *    ] and [    *    ] in and to each Ex-US Core Patent to BMS so that, after such [    *    ], all Ex-US Core Patents shall be [    *    ]. Within ninety (90) days after the Effective Date, BMS shall provide to ZG LLC and ZG LLC shall execute and deliver to BMS mutually agreed upon documents in the forms required in the [    *    ] in order to [    *    ] the [    *    ] in and to the Ex-US Core Patents. For any Patent Rights that become Ex-US Core Patents after the Effective Date, either by virtue of being filed after the Effective Date or through changes in the Joint Development Plan, ZG LLC shall [    *    ], and hereby does [    *    ], [    *    ] of its [    *    ] and [    *    ] in and to each such Patent Rights to BMS within ninety (90) days after such Patent Rights are deemed to have become Ex-US Core Patents. BMS shall provide to ZG LLC and ZG LLC shall execute and deliver to BMS mutually agreed upon documents in the forms required in the [    *    ] in order to [    *    ] the [    *    ] to BMS of the [    *    ] in and to any post-Effective Date Ex-US Core Patents. BMS shall be responsible for [    *    ] all such [    *    ] and Zymo shall reasonably cooperate with BMS’ efforts to do so. Notwithstanding such [    *    ], the Ex-US Core Patents shall be [    *    ].

The [    *    ] of Ex-US Core Patents to BMS shall in no way alter [    *    ] with respect to such Ex-US Core Patents as set forth in this Agreement. The [    *    ] granted to each party pursuant to their [    *    ] shall be as detailed in this Agreement. In addition, an Ex-US Core Patent shall not become a [    *    ] by reason of the [    *    ] contemplated by this Section 11.2.1.

11.2.2 [    *    ] in Ex-US Core Patents

(a) BMS hereby grants ZG LLC a [    *    ] in and to each Ex-US Core Patent [    *    ] to BMS pursuant to Section 11.2.1 (the “BMS [    *    ]”) to [    *    ] all present and future [    *    ] and [    *    ] of BMS to Zymo under this Agreement (the “BMS [    *    ]”). BMS hereby

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authorizes ZG LLC to file [    *    ], amendments, applications for registration, or other forms under the [    *    ] or other Applicable Law describing the BMS [    *    ]. ZG LLC shall be responsible for [    *    ] such [    *    ] and BMS shall reasonably cooperate with Zymo’s efforts to do so.

(b) The occurrence of any of the following will, at the option of Zymo, be a “BMS Event of Default”: (i) any default by BMS of any material BMS [    *    ], including the failure by BMS to timely comply with its obligations under Section 18.5(d), but subject to the cure period in Section 16.4 and the dispute resolution process in Article Seventeen; (b) transfer or disposition or encumbrance of any of the BMS [    *    ], except to ZG LLC under this Agreement; and/or (iii) the cessation of BMS’ business operations, the insolvency of BMS, an admission in writing of its inability to pay debts as they mature, or the institution by or against BMS of any proceeding under Title 11.

(c) Upon the occurrence of a BMS Event of Default, ZG LLC will have, in addition to all the rights and remedies at law or in equity, the remedies of a secured party under the applicable [    *    ] or other Applicable Law. Without limiting the generality of the foregoing, ZG LLC is specifically entitled to retain all or any portion of the BMS [    *    ] to remedy any BMS Event of Default. BMS acknowledges that ZG LLC’s giving five (5) calendar days’ notice is reasonable in any circumstances where ZG LLC may be required by law to give BMS notice. All the rights, privileges, powers and remedies of Zymo are cumulative.

(d) BMS will not allow or grant any lien, claim, security interest, encumbrance or other restriction in the BMS [    *    ] other than that created by this Agreement. In addition, BMS shall not sell, assign or otherwise dispose of any of the BMS [    *    ]. Further, BMS may not grant a license to the BMS [    *    ] except as contemplated by Sections 11.6 and 11.7.

11.2.3 [    *    ] in US Core Patents

(a) ZG LLC hereby grants to BMS a [    *    ] in and to each US Core Patent (the “Zymo [    *    ]”) to [    *    ] all present and future [    *    ] and [    *    ] of Zymo to BMS under this Agreement (the “Zymo [    *    ]”). ZG LLC hereby authorizes BMS to file [    *    ], amendments, applications for registration, or other forms under the [    *    ] or other Applicable Law describing the Zymo [    *    ]. BMS shall be responsible for [    *    ] such [    *    ] and Zymo shall reasonably cooperate with BMS’ efforts to do so.

(b) The occurrence of any of the following will, at the option of BMS, be a “Zymo Event of Default”: (i) any default by Zymo of any material Zymo [    *    ], but subject to the cure period in Section 16.4 and the dispute resolution process in Article Seventeen; (ii) transfer or disposition or encumbrance of any of the Zymo [    *    ] except to BMS under this Agreement; or (iii) the Second Financial Condition Event; and/or (iv) the cessation of Zymo’s business operations, the insolvency of Zymo, an admission in writing of its inability to pay debts as they mature, the institution by or against Zymo of any proceeding under Title 11.

(c) Upon the occurrence of a Zymo Event of Default, BMS will have, in addition to all of the rights and remedies at law or in equity, the remedies of a secured party under the applicable [    *    ] or other Applicable Law. Without limiting the generality of the foregoing,

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BMS is specifically entitled to retain all or any portion of the Zymo [    *    ] to remedy any Zymo Event of Default. ZG LLC acknowledges that BMS’s giving five (5) calendar days’ notice is reasonable in any circumstances where BMS may be required by law to give ZG LLC notice. All the rights, privileges, powers and remedies of BMS are cumulative.

(d) ZG LLC will not allow or grant any lien, claim, security interest, encumbrance or other restriction in the Zymo [    *    ] other than that created by this Agreement. In addition, ZG LLC shall not sell, assign or otherwise dispose of any of the Zymo [    *    ]. Notwithstanding this Section 11.2.3, ZG LLC may grant a license to the Zymo [    *    ] as contemplated by Sections 11.6 and 11.7 and also, subject to Article Two, to make, have made, use, sell, offer to sell and import any product other than a Licensed Product.

(e) Any assignment of US Core Patents to BMS shall in no way alter BMS’ royalty obligations with respect to such US Core Patents as set forth in this Agreement.

11.3 License to BMS

11.3.1 Grant

(a) ZG LLC hereby grants, subject to Sections 11.3.2 and 11.3.3, to BMS:

(i) an exclusive license, with the right to grant sublicenses in accordance with Section 11.6, under the Core Patents to make, have made, use, sell, offer to sell and import Licensed Products in the Territory;

(ii) a non-exclusive license, with the right to grant sublicenses in accordance with Section 11.6, under the Zymo IP, other than the Core Patents, to make, have made, use, sell, offer to sell and import Licensed Products in the Territory; and

(iii) a license to prosecute, maintain, defend and enforce the Core Patents in accordance with Article Twelve.

(b) ZGEN hereby grants, subject to Sections 11.3.2 and 11.3.3, to BMS:

(i) a non-exclusive license under the Zymo IP, other than the Core Patents, to make, have made, use, sell, offer to sell and import Licensed Products in the Territory;

(ii) a license to prosecute, maintain, defend and enforce the Zymo IP, other than Core Patents, in accordance with Article Twelve; and

(iii) a license to all Regulatory Filings (and data contained therein) related to the Licensed Products to Develop, Manufacture and Commercialize Licensed Products in accordance with Section 4.4.

(c) Unless earlier terminated pursuant to Sections 16.3, 16.4, 16.5 or 16.7, the license granted in Subsections (a) and (b) shall be irrevocable, fully paid-up and continue in:

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(i) a country in the ROW after the end of the Royalty Period for the Licensed Product in that country; and

(ii) the USA after the end of the Joint Commercialization Period for the Licensed Product or the end of the Royalty Period in the event a Conversion has occurred.

(d) Except as expressly provided in this Agreement, the licenses granted in Section 11.3.1(a) and (b) shall not be sublicenseable.

11.3.2 Exclusions

(a) Notwithstanding any other provision hereof, the licenses granted in Section 11.3.1(a) and (b) shall not include the right to use in any Licensed Product any pharmacologically active compound included in the Zymo Enabling Technology other than a member of the Type-3 Interferon Family or any subunit, variant, mutant, oligomer, multimer, isoform or subspecies thereof and any fragment or derivative (including genetic fusions and polymerized derivatives) of any of the foregoing.

(b) Notwithstanding any other provision hereof, the licenses granted in Section 11.3.1(a) and (b) shall not include the right to use the Zymo IP to Develop or Commercialize a therapeutic polypeptide (including a monoclonal antibody or fusion protein) or any fragment or derivative thereof that binds to a subunit, variant, mutant, oligomer, multimer, isoform, epitope or subspecies of a member of the Type-3 Interferon Family.

11.3.3 Reservation

Zymo reserves for itself and its Affiliates and Contractors (a) the nonexclusive right to use the Zymo IP (including Core Patents) for performing its Party Development Tasks and Party Commercialization Tasks hereunder and (b) subject to the restrictions on Zymo’s ability to develop Competing Products or conduct Competing Programs under Article Two, the co-exclusive right to use the Core Patents to make, have made, use, sell, offer to sell and import products other than Licensed Products in each country in the Territory.

11.4 License to Zymo

(a) BMS hereby grants to Zymo a non-exclusive License under the BMS IP:

(i) to carry out its Party Development Tasks pursuant to the Joint Development Plan; and

(ii) to carry out its Party Commercialization Tasks pursuant to the Joint Commercialization Plan and pursuant to the USA Co-Promotion Agreement if applicable.

(b) BMS hereby grants to Zymo a non-exclusive license and right of reference to the Regulatory Filings (and data contained therein) to allow Zymo to conduct its Party Development Tasks.

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(c) BMS hereby grants to Zymo an exclusive license under its interest in the Ex-US Core Patents to make, have made, use, sell, offer to sell and import products other than Licensed Products in each country in the Territory. For clarity, this license shall be subject to the restrictions on Zymo’s ability to develop Competing Products or conduct Competing Programs under Article Two.

(d) Except as expressly provided in this Agreement, the forgoing licenses shall not be sublicenseable by Zymo.

11.5 Rights Upon Bankruptcy

All rights and licenses granted under or pursuant to this Agreement, including amendments hereto, by each party to the other party are, for all purposes of Section 365(n) of Title 11 of the U.S. Code, licenses of rights to intellectual property as defined in Title 11.

11.6 Grant of Sublicenses

(a) BMS shall have the right to grant sublicenses under the licenses granted in Section 11.3 to its Affiliates and, following [    *    ] of the first [    *    ] of the initial Licensed Product, to Third Parties in the ROW and, following a Conversion, to Third Parties in the USA; provided that any such sublicense shall:

(i) Be subject to and governed by this Agreement.

(ii) With respect to a sublicense to an Third Party, be disclosed to Zymo in its entirety, subject to Zymo’s obligations under Article Thirteen to the extent applicable thereto.

(iii) With respect to a sublicense to an Affiliate, provide that such sublicense shall automatically terminate if such entity ceases to be an Affiliate of BMS.

(iv) With respect to a sublicense to a Third Party, provide that, upon termination of this Agreement, Zymo may, terminate or continue the sublicense in accordance with Article Sixteen and this Agreement.

(b) Zymo shall have the right to grant sublicenses to its Affiliates under the licenses granted in Section 11.4; provided that any such sublicense shall:

(i) Be subject to and governed by this Agreement and that the Sublicensee shall conform to all of Zymo’s obligations hereunder.

(ii) Be disclosed to BMS in its entirety, subject to BMS’ obligations under Article Thirteen to the extent applicable thereto.

(iii) Provide that such sublicense shall automatically terminate if such entity ceases to be an Affiliate of Zymo.

(c) Zymo shall have the right to grant sublicenses to its Affiliates and Third Parties under the license granted in Section 11.4(c). For clarity, this ability to grant sublicenses shall be

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subject to the restrictions on Zymo’s ability to develop Competing Products or conduct Competing Programs under Article Two.

11.7 Sublicense to Contractors

BMS and Zymo shall each have the right to grant sublicenses under the licenses granted in Sections 11.3 and 11.4, respectively, as to Licensed Products to Contractors solely to perform Party Development Tasks or Party Commercialization Tasks. The party entering into such an arrangement with a Contractor shall not, however, be relieved of such party’s responsibilities and obligations hereunder.

11.8 No Other Rights

Except for the rights expressly granted under this Article Eleven, no other or further right, option or license is granted or implied to BMS or Zymo under any patent or other intellectual property or to any other product, in any field, or in any geographic territory. Neither party makes any grant of rights by implication. Each party agrees that it will not use the Patent Rights or other intellectual property subject to the licenses granted under this Article Eleven except for the purpose set forth hereunder.

11.9 Use of Names, Trade Names and Trademarks

Except as provided herein, nothing contained in this Agreement shall be construed as conferring any right on either party to use in advertising or other promotional activities any name, trade name, trademark or other designation of the other party hereto or of any of its licensors under any Third Party Agreement, including any contraction, abbreviation or simulation of any of the foregoing, unless the express written permission of such other party has been obtained.

ARTICLE TWELVE

Patent, Trademark and Copyright Prosecution and Enforcement

12.1 Patent Contacts

Each party shall designate its initial Patent Contact within thirty (30) days following the Effective Date and shall promptly thereafter notify the other party of such designation. If at any time a vacancy occurs for any reason, the party that appointed the prior incumbent shall as soon as reasonably practicable appoint a successor. Each party shall promptly notify the other party of any substitution of another person as its Patent Contact. The Patent Contacts shall, from time to time, coordinate the respective patent strategies of the parties relating to this Agreement, in particular the Patent Contacts will review and update the list of Core Patents from time to time to ensure that all Licensed Products being Developed or Commercialized are covered.

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12.2 Prosecution and Maintenance

12.2.1 Core Patents

For the purposes of this Article Twelve, all Core Patents will be prosecuted and maintained in accordance with Section 12.2.4. For clarity, an Ex-US Core Patent shall not be a Joint Patent solely by reason of the [    *    ] of a [    *    ] pursuant to Section 11.2.

12.2.2 BMS IP

Subject to Section 12.2.6, BMS shall be solely responsible, as it shall determine in its sole discretion and shall bear all Patent Prosecution Costs, for the filing and prosecution of any and all patent applications with respect, in whole or in part, to any BMS IP (other than [    *    ] Joint Patents and Ex-US Core Patents, which is addressed in Section 12.2.4), for opposition, appeal, reexamination, reissue, revocation, interference or other administrative proceedings with respect thereto, and for the maintenance of any available patent protection with respect thereto.

12.2.3 Zymo IP

(a) Subject to Section 12.2.6, Zymo shall be solely responsible, as it shall determine in its sole discretion and subject to Subsection (b) below shall bear all Patent Prosecution Costs, for the filing and prosecution of any and all patent applications with respect, in whole or in part, to any Zymo IP (other than [    *    ] Joint Patents and Core Patents, which is addressed in Section 12.2.4), for opposition, appeal, reexamination, reissue, revocation, interference or other administrative proceedings with respect thereto, and for the maintenance of any available patent protection with respect thereto.

(b) The parties shall share Patent Prosecution Costs for Core Patents within the Zymo IP as follows:

(i) If the Patent Prosecution Costs are incurred in the USA, in accordance with the cost sharing ratio set forth in Section 4.7.1; and

(ii) If the Patent Prosecution Costs are incurred in the ROW, BMS shall reimburse Zymo one hundred percent (100%) of such costs.

The Patent Contacts shall establish procedures for reimbursing Patent Prosecution Costs for the Core Patents consistent with Article Ten.

12.2.4 Joint Patents and Core Patents

BMS and Zymo shall share responsibilities and decision making with regard to patent matters relating to Joint Patents and Core Patents, and shall share Patent Prosecution Costs with respect thereto in accordance with the cost sharing ratio set forth in Section 12.2.3. The Patent Contacts shall be responsible for assigning specific tasks to each of the parties for the filing and prosecution of any and all patent applications, for opposition, appeal, reexamination, reissue, revocation, interference or other administrative proceedings, and for the maintenance of any available patent protection with respect to any Joint Patents. With respect to patents and patent

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applications within the Joint Patents, the party appointed by the Patent Contacts on a patent by patent basis shall be the Patent Prosecution Party for the purposes of Section 12.2.5(b)(i) and 12.2.5(b)(ii). Zymo shall be the Patent Prosecution Party for the Core Patents, provided that upon the occurrence of a [    *    ], BMS shall have the option to become the Patent Prosecution Party.

12.2.5 Patent Prosecution Party’s Efforts

(a) Subject to Subsection (d), the “Patent Prosecution Party” means, with regards to any Patent Rights, the party who controls the filing, prosecution and maintenance of such Patent Right in accordance with Sections 12.2.2, 12.2.3 or 12.2.4.

(b) In performing the role assigned under this Section 12.2.5, the Patent Prosecution Party shall exert its Reasonable Commercial Efforts, consistent with its customary practices with respect to its own activities, to the extent such activities bear on Licensed Products. The Patent Prosecution Party shall:

(i) deliver to the other party copies of communications between the Patent Prosecution Party and relevant patent offices, promptly after receipt from, or delivery to, such patent office; and

(ii) take the other party’s comments and suggestions, if any, into consideration when framing responses and submissions to patent offices.

The Patent Prosecution Party shall have final authority over patent strategy, including selection of jurisdictions in which to file patent applications and the content of responses and submissions to patent offices; provided that in the case of Core Patents and subject to Section 3.9(c), BMS shall have such final authority.

(c) In performing the role assigned under this Section 12.2.5 with respect to Core Patents, the Patent Contacts may at any time agree to have a mutually agreed upon outside counsel manage all or part the prosecution and maintenance of such patents and patent applications under the direction of the Patent Prosecution Party in accordance with this Section 12.2.5; provided, that in the case of the Core Patents and subject to Section 3.9(c) [    *    ] shall have [    *    ].

(d) If the [    *    ] takes place, BMS shall become the Patent Prosecution Party for the Core Patents. For clarity, Subsection (c) above shall continue to apply.

12.2.6 Discontinued Patent

Either party may at any time elect, by written notice to the other party, to discontinue support for one or more patents or patent applications within the BMS IP or Zymo IP, as applicable (a “Discontinued Patent”) and shall not be responsible for any Patent Prosecution Costs relating to a Discontinued Patent that are incurred more than sixty (60) days after receipt of that notice by the other party. The other party may elect, at its sole discretion and at its sole expense, to continue preparation, filing, prosecution and/or maintenance of the Discontinued Patent, except to the extent such Discontinued Patent has also been exclusively licensed to a

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Third Party having patent prosecution rights; provided that Zymo or BMS, respectively, may elect not to prepare and file in one or more countries or territories a patent application that would become Zymo IP or BMS IP respectively, without having such potential patent application be deemed to be a Discontinued Patent unless such patent application would be a Core Patent if such patent application were to issue. The party electing to discontinue support shall execute such documents of transfer and perform such acts as may be reasonably necessary to transfer control of the Discontinued Patent to the other party and enable that party to file or to continue prosecution or maintenance of the Discontinued Patent, if the other party elects to do so. In the event BMS continues support for a Discontinued Patent, such Discontinued Patent shall no longer be considered Zymo IP but shall be considered BMS IP for all purposes. In the event that Zymo continues support for a Discontinued Patent, such Discontinued Patent shall no longer be considered either BMS IP but shall be considered Zymo IP for all purposes. If the party electing to continue support for a Discontinued Patent subsequently decides to discontinue such support, this Section 12.2.6 shall not apply to such Discontinued Patent and the parties shall allow such Discontinued Patent to go abandoned. For clarity, if a party elects to continue support for a Discontinued Patent it will also be responsible for opposition, appeal, reexamination, reissue, revocation, interference or other administrative proceedings with respect thereto.

12.3 Defense of Third Party Infringement Claims

If a Third Party commences an action alleging or claims that either party’s Development or Commercialization activities with regard to a Licensed Product infringes its intellectual property rights or that such Third Party’s intellectual property rights were otherwise misappropriated during the Development or Commercialization of the Licensed Product, the party receiving such notice shall promptly notify the other party, and the parties shall promptly confer to consider the claim or assertion and the appropriate course of action subject to the following:

(a) To the extent that the action or claim arises in the ROW, BMS shall defend, indemnify and hold harmless the Indemnified Parties of Zymo from and against any and all Liabilities and the procedures set forth in Section 15.2 shall apply.

(b) To the extent that the action or claim arises in the USA, BMS shall be responsible for defending the action or claim and the parties’ respective Liabilities shall be treated as and shared as USA Commercialization Costs whether or not they were included in the applicable Joint Commercialization Plan.

12.4 Enforcement of Patent Rights

12.4.1 Licensed Product related Infringement

(a) In the event that management or in-house counsel for either party becomes aware of a suspected infringement, by a Third Party of:

(i) any Core Patents within the Zymo IP; or

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(ii) any Patent Rights within the BMS IP that claims the composition of matter (including a formulation patent to the extent it covers a Licensed Product), Manufacture or use of one or more Licensed Product, such party shall notify the other party promptly, and following such notification, the parties shall confer. BMS shall have the right, but not obligation, to bring an infringement action against any such Third Party, or to defend any related proceedings at its own expense, in its own name and entirely under its own direction and control. Zymo shall reasonably assist BMS (at BMS’ expense) in such actions or proceedings if so requested, and shall agree to be joined in such actions or proceedings if requested by BMS or required by Applicable Law, and BMS shall hold harmless Zymo from any liability incurred by Zymo arising out of any such proceedings or actions at BMS request. Zymo shall have the right to participate and be represented in any such suit by its own counsel at its own expense. No settlement of any such action or defense which restricts the scope, or adversely affects the enforceability, of any such Zymo IP may be entered into by BMS without the prior consent of Zymo (such consent to not be unreasonably withheld, delayed or conditioned).

(b) If BMS does not bring any action for infringement described in Section 12.4.1(a) or does not defend any Core Patent or Patent Rights within the BMS IP described in Section 12.4.1(a)(ii) within six (6) months of becoming aware of the suspected infringement, then Zymo may request and the JEC may grant Zymo the right to bring such action or defend such Core Patent or BMS IP at its own expense, in its own name and entirely under its own direction and control; provided that Zymo must confer with BMS with respect to any such action or proceeding. BMS shall reasonably assist Zymo (at Zymo’s expense) in any action or proceeding being prosecuted or defended by Zymo, if so requested by Zymo or required by Applicable Law, and Zymo shall hold harmless BMS from any liability incurred by BMS arising out of any such proceedings or actions. BMS shall have the right to participate and be represented in any such suit by its own counsel at its own expense. No settlement of any such action or defense which restricts the scope, or adversely affects the enforceability, of any such BMS IP may be entered into by Zymo without the prior consent of BMS (such consent to not be unreasonably withheld, delayed or conditioned).

12.4.2 Non-Licensed Product related Infringement

(a) For any enforcement of Patent Rights within the Zymo IP not covered under Section 12.4.1 or 12.4.3, Zymo shall have the right, but not obligation, to institute and direct legal proceedings against any Third Party believed to be infringing such Zymo IP. All costs, including attorney’s fees relating to such legal proceedings shall be borne by Zymo, and all recoveries resulting from such legal proceedings shall be retained by Zymo. Zymo shall consult with BMS regarding the institution, prosecution, and control of any action or proceeding, prior to initiation of any such action or proceeding pursuant to this Section 12.4.2, but shall retain all decision-making authority to the extent such Zymo IP does not fall within Section 12.4.1.

(b) For any enforcement of Patent Rights within the BMS IP not covered under Section 12.4.1 or 12.4.3, BMS shall have the sole right, but not the obligation, to institute and direct legal proceedings against any Third Party believed to be infringing such BMS IP. All

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costs, including attorney’s fees relating to such legal proceedings shall be borne by BMS, and all recoveries resulting from such legal proceedings shall be retained by BMS.

12.4.3 Enforcement of Joint Patent Rights

(a) In the event that management or in-house counsel for either party becomes aware of a suspected infringement of any Patent Rights within the Joint Patents not covered under Section 12.4.1 (an “Other Joint Patent Right”), such party shall notify the other party promptly, and following such notification, the parties shall confer. BMS shall have the right, but shall not be obligated, to prosecute an infringement action or to defend any Other Joint Patent Right at its own expense, in its own name and entirely under its own direction and control. Zymo shall reasonably assist BMS (at BMS’ expense) in such actions or proceedings if so requested, and shall agree to be joined in such actions or proceedings if requested by BMS or required by Applicable Law, and BMS shall hold harmless Zymo from any liability incurred by Zymo arising out of any such proceedings or actions. Zymo shall have the right to participate and be represented in any such suit by its own counsel at its own expense. No settlement of any such action or defense which restricts the scope or affects the enforceability of an Other Joint Patent Right may be entered into by BMS without the prior consent of Zymo (such consent to not be unreasonably withheld, delayed or conditioned).

(b) If BMS does not bring any action for infringement described in Section 12.4.3(a) or to defend any Other Joint Patent Right within six (6) months of becoming aware of the suspected infringement, then Zymo may request the JEC and the JEC may grant Zymo the right to bring such action or defend such Other Joint Patent Right at its own expense, in its own name and entirely under its own direction and control; provided that Zymo must confer with BMS with respect to any such action or proceeding. BMS shall reasonably assist Zymo (at Zymo’s expense) in any action or proceeding being prosecuted or defended by Zymo, if so requested by Zymo or required by Applicable Law, and Zymo shall hold harmless BMS from any liability incurred by BMS arising out of any such proceedings or actions. BMS shall have the right to participate and be represented in any such suit by its own counsel at its own expense. No settlement of any such action or defense which restricts the scope or affects the enforceability of an Other Joint Patent Right may be entered into by Zymo without the prior consent of BMS (such consent to not be unreasonably withheld, delayed or conditioned).

12.4.4 General Provisions Relating to Enforcement of Patents

(a) If either party brings an action or defends a proceeding under Section 12.3 or 12.4 and subsequently ceases to pursue or withdraws from such action or proceeding, it shall promptly notify the other party and the other party may substitute itself for the withdrawing party under the terms of this Section 12.4 (including such prior written consent as provided for under this Section 12.4) at its own expense.

(b) Each party agrees to cooperate with the other in the enforcement of any Patent Rights under this Section 12.4. In particular, each party shall provide the same level of disclosure to the other party (including such other party’s in-house counsel or designated external counsel) concerning suspected infringement of such Patent Right as such party would provide with respect to suspected infringement of its own issued Patent Right.

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12.4.5 Sharing of Awards

Any award granted in a legal proceeding covered by Section 12.4.1 or 12.4.3 shall be used to reimburse the party (either BMS or Zymo) that filed the proceeding and the other party, if it was required to join as a necessary party, for their legal costs, including attorneys’ fees, expert fees and court costs.

(a) Except as provided in Subsections (b) and (c) below, the remainder of any such award shall be shared as follows:

(i) to the extent calculated based on the infringer’s sales or other activities in the USA, and provided that no Conversion has occurred, the award shall be shared [    *    ] to BMS and [    *    ] to Zymo;

(ii) to the extent calculated based on the infringer’s sales or other activities in the ROW, or in the USA in the event a Conversion has occurred, the award shall be shared [    *    ] between Zymo and BMS.

(b) If any award was made in a suit where Zymo filed the suit after BMS failed to take action, as the party responsible under Section 12.4.1 or 12.4.3, within the applicable prescribed time period, then one hundred percent (100%) of the award remaining after reimbursement of legal costs shall be retained by Zymo.

(c) If any award was made in a suit where BMS filed the suit after Zymo failed to take action, as the party responsible under Section 12.4.1 or 12.4.3, within the applicable prescribed time period, then one hundred percent (100%) of the award remaining after reimbursement of legal costs shall be retained by BMS.

12.5 No Action in Violation of Law

Neither party shall be required to take any action pursuant to this Article Twelve that such party reasonably determines in its sole judgment and discretion conflicts with or violates any court or government order or decree applicable to such party or otherwise violates Applicable Law.

12.6 Data Exclusivity and Regulatory Listings

With respect to data exclusivity periods (such as those periods listed in the FDA’s Orange Book or an equivalent listing (including any available pediatric extensions) or periods under national implementations of Article 9.1(a)(iii) of Directive 2001/EC/83, and all international equivalents), BMS shall use Reasonable Commercial Efforts consistent with its obligations under Applicable Law (including any applicable consent order or decree) to seek, maintain and enforce all such data exclusivity periods available for the Licensed Products. With respect to filings in any regulatory listings (such as the FDA Orange Book and US and foreign equivalents which may be applicable to a Licensed Product) for issued patents for a Licensed Product, upon request by BMS (and at BMS’ expense), Zymo shall provide reasonable cooperation to BMS in filing and maintaining such regulatory listings.

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12.7 Notification of Allegation of Invalidity

Each party shall notify and provide the other party with copies of any allegations of alleged patent invalidity, unenforceability or non-infringement of any Patent Right within the Zymo Enabling Technology, the BMS Enabling Technology or the Project Technology pursuant to a Paragraph IV Patent Certification under the U.S. Drug Price Competition and Patent Term Restoration Act of 1984 (or equivalent) by a Third Party filing an Abbreviated New Drug Application, an application under §505(b)(2) or other similar patent certification (including under any similar legislation pertaining to biosimilar or biogeneric products which may be enacted after the Effective Date) by a Third Party, and any foreign equivalent thereof. Such notification and copies shall be provided to as soon as practicable and at least within five (5) days after a party receives such certification, and shall be sent by facsimile and overnight courier to relevant party’s Patent Contact.

12.8 Patent Term Extensions

Zymo and BMS shall cooperate with each other and shall use Reasonable Commercial Efforts to obtain patent term extension (including any pediatric exclusivity extensions as may be available) or supplemental protection certificates or their equivalents in any country with respect to Patent Rights to the extent they cover Licensed Products. Such cooperation shall include:

(a) advising each other in a timely manner of any action by any Regulatory Agency that is pertinent to any such extension;

(b) reasonably supplying each other with all information in its control pertaining to the extension of any such Patent Rights;

(c) cooperating with each other to execute all supporting affidavits or documents required in connection with the extension of any such Patent Rights; and

(d) taking the other party’s comments and suggestions, if any, into consideration when framing responses and submissions to patent offices.

Notwithstanding the above, BMS shall have final authority over patent term extensions or supplemental protection certificates or their equivalents including filing strategy, selection of patents for application or election for such extensions, and the content of submissions to patent offices

12.9 Protection of the Licensed Product Trademarks

BMS shall at its expense be responsible for the selection, registration, defense and enforcement of the Licensed Product Trademarks and, subject to this Agreement, shall own the rights to such Licensed Product Trademarks.

12.10 Copyright Registrations

Copyrights and copyright registrations on copyrightable subject matter shall be filed, prosecuted, defended, and maintained, and the parties shall have the right to pursue infringers of

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any copyrights owned or Controlled by it, in substantially the same manner as the parties have allocated such responsibilities, and the expenses therefor, for Patent Rights under this Article Twelve.

ARTICLE THIRTEEN

Confidentiality; Materials; Publicity

13.1 Confidentiality and Non-Use

During the Term and for a period of three (3) years thereafter each party shall maintain the other party’s Information and Materials as confidential, using the same degree of care it uses to protect its own confidential information. During the Term and at all times thereafter, neither party shall use the other party’s Information and Materials, except for the activities contemplated by this Agreement.

13.2 Exceptions

The obligations of Section 13.1 shall not apply to Information that:

(a) was known by the receiving party or its Affiliates prior to disclosure by the disclosing party, as evidenced by prior written records;

(b) becomes part of the public domain through no fault of the receiving party or its Affiliates;

(c) was obtained, on a non-confidential basis, by the receiving party or its Affiliates from a Third Party having no direct or indirect obligation of confidentiality to the disclosing party or its Affiliates;

(d) was disclosed by the disclosing party to a Third Party on a non-confidential basis; or

(e) is developed by the receiving party or its Affiliates independently of disclosures made hereunder, as evidenced by written records.

13.3 Permitted Disclosures

Notwithstanding Section 13.1, Zymo and BMS shall each be permitted to disclose the other party’s Information:

(a) to (i) its Affiliates, Sublicensees, [    *    ] and (ii) prospective Affiliates, Sublicensees, [    *    ], (iii) its licensors under Third Party Agreements, (iv) its legal advisors and (v) its auditors, who are, in each case, subject to confidentiality and non-use restrictions at least as stringent as those contained herein;

(b) to its employees and employees of its Affiliates, Contractors or Sublicensees who require the same for the purposes contemplated by this Agreement, and who are subject to confidentiality requirements at least as stringent as those contained herein;

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(c) to its patent attorney or agent or any patent authority in any country as shall be reasonably required for filing or prosecuting any patent application with respect to any Patent Rights in accordance with Article Twelve;

(d) in support of or in connection with any actions to defend or enforce any Patent Rights in accordance with Article Twelve;

(e) to Regulatory Agencies in connection with obtaining and maintaining Regulatory Approval and approval for the Manufacture of the Licensed Product or otherwise required to comply with Applicable Law, including clinical trial disclosure obligations;

(f) subject to the terms and conditions set forth in Section 13.5, if such disclosure is required to meet the requirements of any stock exchange or securities or competition laws or regulations to which either party may be subject; and

(g) if such disclosure is required by any order of a court or other governmental authorities of competent jurisdiction, but only after having provided the other party with written notice within a period sufficiently prior to such disclosure to permit the other party to apply for a protective order or take other appropriate action to restrict such disclosure and, if disclosure is still required, so far as reasonably practicable, having minimized the degree of such disclosure and provided such disclosure is covered by conditions of confidentiality.

13.4 Materials; Permitted Uses

Any Materials transferred by one party to the other pursuant to this Agreement shall be used by the receiving party and its Affiliates, Contractors and Sublicensees solely for the purposes contemplated by this Agreement. Any Affiliates, Contractors or Sublicensees shall be bound by terms at least as stringent as the confidentiality and non-use obligations hereunder with respect to such Materials. Any person using Materials on behalf of the receiving party will be advised of, and is subject to, the terms of Section 13.1 and this Section 13.4.

13.5 Press Releases

(a) The parties hereby each approve the form of joint press release set forth in Exhibit C and will cooperate in the release thereof as soon as practicable after the signature of this Agreement by the parties.

(b) No other public announcement or other disclosure to Third Parties (other than as permitted by Section 13.3) concerning the existence or terms of this Agreement shall be made, either directly or indirectly, by either party hereto, without first obtaining the written approval of the other party, which shall include agreement upon the nature and text of such announcement or disclosure. The party desiring to make any such public announcement or other disclosure shall inform the other party of the proposed announcement or disclosure by providing the other party with a written copy thereof, and allowing reasonably sufficient time prior to public release to permit such other party to comment upon such announcement or disclosure. Once any such public announcement or disclosure has been approved in accordance with this Section 13.5, then either party may appropriately communicate information contained in such permitted announcement or disclosure.

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(c) Each party agrees that it shall reasonably cooperate with the other with respect to all disclosures regarding this Agreement to the Securities and Exchange Commission and any other governmental or Regulatory Agencies, including requests for confidential treatment of proprietary information of either party included in any such disclosure.

(d) In considering disclosures in periodic filings with the Securities and Exchange Commission and to shareholders generally (e.g., press releases) and the desirability of a publication under Section 13.6, the parties will consider their disparate market capitalization and stage of development i.e., BMS acknowledges that what may be material to Zymo may not be material to it and that Zymo may have a legitimate need to publish data or disclose information that BMS does not have.

13.6 Publications

BMS shall be responsible, with input from Zymo, for determining and carrying out the publication strategy with respect to the Licensed Products. In the event that Zymo wishes to propose a publication related to a Licensed Product for Party Development Tasks conducted by Zymo pursuant to the Joint Development Plan, Zymo shall submit to BMS the proposed publication or public disclosure containing clinical or scientific results from such trial at least, in the case of disclosures in scientific journals, sixty (60) days and, in the case of abstracts and other public disclosures, thirty (30) days in advance to allow BMS to review such proposed publication or disclosure. BMS will promptly review such proposed publication or disclosure and make any objections or comments that it may have thereto, and the parties shall discuss the advantages and disadvantages of publishing or disclosing such results. Both parties understand that a reasonable commercial strategy may require delay of publication of information or filing of patent applications; provided that such reasonable commercial strategy will take account of the parties’ differing needs with regard to public disclosures. The parties agree to review and consider delay of publication and filing of patent applications under certain circumstances. If the parties are unable to agree on whether to publish or disclose the same, the matter shall be referred to the JDC for resolution. This Section 13.6 shall not be deemed to limit the parties’ obligations under this Article Thirteen. Each party shall ensure that any such publications are in accordance with normal scientific publication practices, including those relating to authorship of such publications.

13.7 Obligations of Confidentiality to Third Parties

Nothing herein or otherwise shall require any party to disclose information with respect to which such party has an obligation of confidentiality to a Third Party, but each party will exert its Reasonable Commercial Efforts to bring to the attention of the JEC any such Third Party restrictions as may be relevant hereunder. Each party agrees not to disclose any confidential information of a Third Party in violation of such party’s obligations to such Third Party.

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ARTICLE FOURTEEN

Representations and Warranties

14.1 Representations and Warranties of Zymo

As of the Execution Date, Zymo hereby makes in favor of BMS the representations and warranties set forth below.

14.1.1 Organization and Good Standing

ZGEN is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Washington and has the corporate and legal right, title, authority and power to enter into and to perform this Agreement. ZG LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the legal right, title, authority and power to enter into and to perform this Agreement.

14.1.2 Enforceability; Authority and No Current Conflicts

This Agreement is a legal and valid obligation binding upon Zymo and enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles. Zymo has taken all necessary action to authorize the execution, delivery and performance of this Agreement. The execution, delivery and performance of Zymo’s obligations under this Agreement will not conflict with or result in a breach of or a default under any agreements, contracts, commitments or other arrangements to which Zymo is a party or by which it or its properties are bound or violate any order, law or regulation of any court, governmental authority or administrative or other agency having authority over it.

14.1.3 Invention Agreements and Obligations to Assign

Zymo and its Affiliates have in place with all of their officers and employees who will perform this Agreement written agreements in proper form and substance requiring the assignment to Zymo or such Affiliate of all inventions made during the course of their employment by Zymo or such Affiliates and requiring such individuals to maintain the confidentiality of Zymo’s or such Affiliate’s own information and information that is entrusted to Zymo or such Affiliate in confidence by others. Zymo and its Affiliates shall enter into customary agreements with their Contractors that provide that all of such Contractors’ right, title and interest in, to and under any intellectual property invented, discovered, developed or otherwise generated by such Contractors in the performance of their Party Development Tasks or Party Commercialization Tasks shall be assigned or licensed (with the right to sublicense) to Zymo or such Affiliates. As of the Effective Date, ZGEN has and will continue to have an obligation to assign all of its right, title and interest in and to any Core Patents to ZG LLC, and for any period of time during which ZGEN is the owner of any Core Patents it will grant rights to BMS under any such Core Patents in the same scope and manner as ZG LLC is required to grant pursuant to Section 11.3.

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14.1.4 Third Party Agreements

Unless specifically listed on Exhibit B, there are, as of the Execution Date, no Third Party Agreements to which Zymo or any of its Affiliates are a party.

14.1.5 Authority to License; Ownership of Zymo Enabling Technology

Zymo has the right, power and authority to grant the licenses granted by Zymo herein, and provide all material data to BMS as described herein (including all applicable consents needed from clinical trial participants). ZG LLC is the owner of the Core Patents and has the rights to grant the licenses, [    *    ] and [    *    ] in the Core Patents to BMS hereunder. Except as provided in this Agreement, ZG LLC will not transfer the ownership, nor grant any liens, with regard to the Core Patents.

14.1.6 No Notice of Invalidity or Unenforceability

As of the Execution Date, Zymo has not received any written communications from any Third Party that any patent within the Zymo Enabling Technology is invalid or unenforceable or that any patent application or patent within the Zymo Enabling Technology is subject to interference, reexamination, reissue, revocation, opposition, appeal or other administrative proceedings (including any Third Party inventorship dispute); provided that nothing in this Agreement shall be construed as a representation or warranty as to the scope or validity of any patent application or patent within the Zymo Enabling Technology. As of the Execution Date, all required fees have been paid with regard to the Core Patents, including any maintenance fees on any issued Core Patents.

14.1.7 Third Party Patent on IFN-Lambda

As of the Execution Date, Zymo has notified BMS in writing of all patents and patent applications, of which the Zymo patent group is aware, that are issued to or filed by a Third Party that may cover the Development, Manufacture, importation, sale or use of a Licensed Product.

14.1.8 Compliance With Applicable Laws

As of the Execution Date, to Zymo’s knowledge, the Development of the Licensed Products has been conducted by Zymo and its Affiliates and, to Zymo’s knowledge, its independent contractors in compliance in all material respects with Applicable Law. In particular, prior to the Execution Date, Zymo has, to the best of its knowledge, complied with the clinical trial disclosure provisions of the Maine Clinical Trial Disclosure Law and the U.S. Food and Drug Administration Amendments Act of 2007 relating to clinical trial registration and results disclosure for the Licensed Products and Zymo shall remain in compliance during the time period Zymo is considered the Lead Regulatory Party for the applicable Licensed Products.

14.1.9 No Debarment Proceedings

In the course of the Development of Licensed Products Zymo has not used any employee or consultant that is debarred by the FDA or equivalent regulatory authorities or, to the best of

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Zymo’s knowledge, is the subject of debarment proceedings by the FDA or equivalent regulatory authorities.

14.1.10 Manufacture in accordance with cGMP and Applicable Law

All supply of Licensed Products (including the IFN-Lambda contained therein) Manufactured and supplied by or on behalf of Zymo for conducting clinical trials has been and will be Manufactured, tested and released in accordance with cGMP and Applicable Law.

14.1.11 Regulatory Filings

To Zymo’s knowledge, (a) each Regulatory Filing made by Zymo with respect to Licensed Products, including IFN-Lambda, (including the INDs therefor) were, at the time of filing, true, complete and accurate in all material respects, (b) as of the Execution Date, no serious adverse event information has come to the attention of Zymo that is materially different in terms of the incidence, severity or nature of such serious adverse events than that which was filed as safety updates to the IND for the Licensed Products, and (c) all written data summaries prepared by Zymo that were included in the Regulatory Filings and that are based on clinical studies conducted or sponsored by Zymo accurately summarize in all material respects the corresponding raw data underlying such summaries. To Zymo’s knowledge, Zymo has provided BMS with complete and accurate disclosures in all material respects regarding all Regulatory Filings, data, regulatory correspondence, and patent filings and patent correspondence.

14.2 Representations and Warranties of BMS

As of the Execution Date, BMS hereby makes in favor of Zymo the representations, warranties and covenants set forth below.

14.2.1 Organization and Good Standing

BMS is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Delaware, and has the corporate and legal right, title, authority and power to enter into and to perform this Agreement.

14.2.2 Enforceability; Authority and No Current Conflicts

This Agreement is a legal and valid obligation binding upon BMS and enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles. BMS has taken all necessary action to authorize the execution, delivery and performance of this Agreement. The execution, delivery and performance of BMS’ obligations under this Agreement will not conflict with or result in a breach of or a default under any agreements, contracts, commitments or other arrangements to which BMS is a party or by which it or its properties are bound or violate any order, law or regulation of any court, governmental authority or administrative or other agency having authority over it.

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14.2.3 Invention Agreements with Personnel and Contractors

BMS and its Affiliates have in place with all of their officers and employees who will perform this Agreement written agreements in proper form and substance requiring the assignment to BMS or such Affiliate of all inventions made during the course of their employment by BMS or such Affiliate and requiring such individuals to maintain the confidentiality of BMS’ or such Affiliate’s own information and information that is entrusted to BMS or such Affiliate in confidence by others. BMS and its Affiliates shall enter into customary agreements with their Contractors that provide that all of such Contractors’ right, title and interest in, to and under any intellectual property invented, discovered, developed or otherwise generated by such Contractors in the performance of their Party Development Tasks or Party Commercialization Tasks shall be assigned or licensed to BMS or such Affiliates.

14.2.4 Third Party Agreements

Unless specifically listed on Exhibit B, there are, as of the Execution Date, no Third Party Agreements to which BMS or any of its Affiliates are a party.

14.2.5 Authority to License

BMS has the right, power and authority to grant the licenses granted by BMS herein.

14.2.6 No Notice of Invalidity or Unenforceability

As of the Execution Date, BMS has not received any written communications from any Third Party that any patent within the BMS Enabling Technology is invalid or unenforceable or that any patent application or patent within the BMS Enabling Technology is subject to interference, reexamination, reissue, revocation, opposition, appeal or other administrative proceedings; provided that nothing in this Agreement shall be construed as a representation or warranty as to the scope or validity of any patent application or patent within the BMS Enabling Technology.

14.3 Mutual Covenants

14.3.1 No Future Conflicts

Neither party will after the Execution Date and during the Term enter into any agreements, contracts, commitments or other arrangements that would prevent it from meeting its obligations hereunder.

14.3.2 Compliance With Laws

(a) Each party will comply and will cause its Affiliates, Contractors and Sublicensees to comply with Applicable Law in connection with the performance of its obligations and other activities pursuant to this Agreement, including all applicable product safety, product testing, product labeling, package marking, and product promotion and advertising laws; all applicable rules and regulations relating to the use of Materials, including those relating to the use of human

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and animal subjects or recombinant DNA; and all Applicable Law of USA and any other relevant country concerning any export or other transfer of technology, services or products.

(b) Neither party (nor any of their Affiliates) shall be required under this Agreement to take any action or to omit to take any action otherwise required to be taken or omitted by it under this Agreement if the taking or omitting of such action, as the case may be, would violate any of the following: (i) Exhibit C of the Stipulation and Agreement of Settlement entered into by BMS in February 2006 to settle a consolidated securities class action litigation pending in the U.S. District Court for the District of New Jersey that related to the Bristol-Myers Squibb investigational compound, omapatrilat (VANLEV™), a copy of which Exhibit C is attached hereto as Exhibit J; (ii) a Consent Order dated May 6, 2004 between BMS and the United States Securities and Exchange Commission (and incorporated into a Final Judgment order of the US District Court for the District of New Jersey (Civil Action No. 04-3680 (D.N.J.)), which can be found at: http://www.secinfo.com/d14D5a.15QMg.c.htm#1stPage; (iv) a Consent Order between BMS and the U.S. Federal Trade Commission dated April 14, 2003, which can be found at: http://www.ftc.gov/os/2003/04/bristolmyerssquibbdo.pdf; and (v) the Corporate Integrity Agreement entered into by BMS with the Office of Inspector General of Department of Health and Human Services effective as of September 26, 2007), which can be found at http://www.oig.hhs.gov/fraud/cia/agreements/BMS_CIA.pdf. If either party is required to enter into any arrangement similar to those listed above, it will promptly notify the other party and the JEC should meet to discuss how best to proceed.

(c) Notwithstanding anything to the contrary in this Agreement, neither party nor any of its Affiliates shall be required to take, or shall be penalized for not taking, any action that is not in compliance with such party’s ethical business practices and policies or that such party reasonably believes is not in compliance with Applicable Law.

14.3.3 No Debarment Proceedings

During the Term neither party will use, any employee or consultant that is debarred by the FDA or equivalent regulatory authorities or, to the best of its knowledge, is the subject of debarment proceedings by the FDA or equivalent regulatory authorities to conduct of a Party Development Task. If a party learns that an employee or consultant performing on its behalf under this Agreement has been debarred by the FDA or an equivalent regulatory authority, or has become the subject of debarment proceedings by the FDA or equivalent regulatory authorities, it shall so promptly notify the other party and shall prohibit such employee or consultant from performing on its behalf under this Agreement.

14.3.4 Third Party Agreements

Each party will use Reasonable Commercial Efforts to maintain and not to breach any Third Party Agreements, nor amend in any ways which will adversely affect the other party’s rights under such Third Party Agreements. Each party agrees to promptly provide the other party with notice of any such alleged breach or obligation to renew.

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14.4 Materials

ANY MATERIALS PROVIDED OR TO BE PROVIDED HEREUNDER ARE EXPERIMENTAL IN NATURE AND ARE TRANSFERRED BETWEEN THE PARTIES “AS IS” AND WITH ALL FAULTS. NEITHER BMS NOR ZYMO MAKES ANY WARRANTY OR REPRESENTATION WITH RESPECT TO THE UTILITY, EFFICACY, NONTOXICITY, SAFETY OR APPROPRIATENESS OF USING THE MATERIALS. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY USE OF MATERIALS, OR ANY LOSS THAT MAY ARISE FROM SUCH USE.

14.5 Warranty Disclaimer

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO THE BMS IP, ZYMO IP, JOINT PATENTS, GOODS, SERVICES OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

ARTICLE FIFTEEN

Indemnification; Insurance

15.1 Indemnification

15.1.1 Matters Covered

Each party (the “Indemnifying Party”) shall defend, indemnify and hold harmless the other party and its Affiliates, Contractors and Sublicensees and their respective directors, employees and agents (the “Indemnified Parties”) from and against any and all Liabilities to the extent they arise out of:

(a) Third Party claims or actions for personal injury or property damage caused or alleged to be caused by a Licensed Product, to the extent such injury or damage is attributable to matters within the scope of the Indemnifying Party’s responsibilities or allocated tasks hereunder;

(b) Third Party claims or actions arising from the conduct of any Party Development Tasks or any activities related to the Manufacturing, marketing, distribution, sale or promotion (including Party Commercialization Tasks) of Licensed Products by or for the Indemnifying Party, or except for those described in Section 12.3 or 12.4, any activities conducted by the Indemnifying Party related to the Licensed Products for actions prior to the Effective Date; or

(c) Third Party claims or actions arising in connection with any breach of this Agreement by the Indemnifying Party, including a breach of any warranties, representations or covenants made by the Indemnifying Party hereunder.

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15.1.2 Exclusions

The Indemnifying Party will not be required to defend, indemnify or hold harmless any Indemnified Party from any Liabilities to the extent they result from:

(a) Third Party claims or actions arising from the gross negligence or willful malfeasance of any Indemnified Party;

(b) Third Party claims or actions arising from any breach of this Agreement, including the representations, warranties and covenants set forth herein, by, if Zymo is the Indemnifying Party, BMS and, if BMS is the Indemnifying Party, Zymo; or

(c) any settlement or admission of liability made or purported to be made by any Indemnified Party without the Indemnifying Party’s prior written approval.

15.2 Defense of Claims

15.2.1 Provision of Attorney

The Indemnifying Party agrees, at its own expense, to provide attorneys to defend against any claims or actions brought or filed against the Indemnified Parties with respect to the subject of the indemnity contained in Section 15.1, whether or not such claims or actions are rightfully brought or filed.

15.2.2 Notice

An Indemnified Party seeking indemnification hereunder shall notify the Indemnifying Party in writing promptly after the assertion of any claim within the scope of the Indemnifying Party’s indemnity obligation hereunder; provided that the failure or delay so to notify the Indemnifying Party shall not relieve it of any obligation hereunder except to the extent that the Indemnifying Party demonstrates that such failure or delay adversely affected its ability to defend or resolve such claim.

15.2.3 Tender of Defense

An Indemnified Party seeking indemnification hereunder shall tender to the Indemnifying Party the right to control the defense of the relevant claim or action, including any decisions regarding the settlement or disposition thereof; provided that:

(a) The Indemnifying Party shall not settle any claim or action in a way that prejudices or adversely impacts an Indemnified Party without the prior approval of the Indemnified Party, which approval shall not be unreasonably withheld or delayed;

(b) If the defendants in any claim or action include both the Indemnifying Party and the Indemnified Party, and either of them concludes that there may be legal defenses available to it that are different from, additional to or inconsistent with those available to the other party, the party so concluding shall:

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(i) have the right to select separate counsel to participate in the defense of the claim or action on its behalf; and

(ii) bear the cost and expense of such separate defense, unless, and to the extent, the parties otherwise agree or it is determined pursuant to Article Seventeen that such cost and expense are or were required to be indemnified by the Indemnifying Party hereunder and are or were required to be incurred separately due to such different, additional or inconsistent defenses; and

(c) If the Indemnifying Party determines not to defend the claim or action, or otherwise fails to do so diligently, the Indemnified Party shall have the right to maintain the defense of such claim or action and the Indemnifying Party shall provide reasonable assistance to it in the defense of such claim or action and shall bear the reasonable cost and expense of such defense (including reasonable attorneys’ fees, experts’ fees and other costs of defense at any stage of the proceedings).

15.2.4 Assistance

Either Zymo or BMS, as applicable, shall provide, and shall cause the Indemnified Party to provide, reasonable assistance to the Indemnifying Party in the defense, settlement or other disposition of a claim or action, including by making available all pertinent information and personnel under its control to the Indemnifying Party.

15.3 Insurance

Each party shall obtain and keep in force, through self insurance or otherwise, in a form reasonably acceptable to the other party hereto, insurance covering its indemnification obligations. It is understood that such insurance shall not be construed to limit a party’s liability with respect to indemnification obligations under this Article Fifteen. Each party shall, except to the extent self insured, provide to the other party upon request a certificate evidencing the insurance such party is required to obtain and keep in force under this Article Fifteen. Such certificate shall provide that such insurance shall not expire or be cancelled or modified without at least thirty (30) days’ prior notice to the other party.

ARTICLE SIXTEEN

Effective Date; Term and Termination; Bankruptcy

16.1 HSR Act Filing; Effective Date

The parties shall each, prior to or as promptly as practicable after the Execution Date, file or cause to be filed with the U.S. Federal Trade Commission and the U.S. Department of Justice and any relevant foreign governmental authority any notifications required to be filed under the HSR Act and any applicable foreign equivalent thereof with respect to the transactions contemplated hereby; provided that the parties shall each file the notifications required to be filed under the HSR Act no later than fifteen (15) business days after the Execution Date. Each party shall be responsible for its own costs in connection with such filing, except that BMS shall be solely responsible for the applicable filing fees. The parties shall use Reasonable Commercial Efforts to respond promptly to any requests for additional information made by either of such

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agencies, and to cause the waiting periods under the HSR Act and any applicable foreign equivalent thereof to terminate or expire at the earliest possible date after the date of filing. Each party shall use its Reasonable Commercial Efforts to ensure that its representations and warranties set forth in this Agreement remain true and correct at and as of the Effective Date as if such representations and warranties were made at and as of the Effective Date. Notwithstanding anything in this Agreement to the contrary, this Agreement (other than Article Thirteen and this Section 16.1) shall not become effective until the expiration or earlier termination of the waiting period under the HSR Act in the U.S., the expiration or earlier termination of any applicable waiting period under the antitrust or competition laws of any other jurisdiction, and the approval or clearance of the transactions contemplated by this Agreement in any jurisdiction requiring advance approval or clearance (the “Effective Date”). For purposes of this Section 16.1, “HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time, and the rules, regulations, guidance and requirements promulgated thereunder as may be in effect from time to time.

16.2 Term

This Agreement shall be effective for the period (“Term”) starting on the Effective Date and ending on the earlier of:

(a) if no Licensed Product has received Regulatory Approval on or before the fifteenth (15th) anniversary of the Effective Date, unless it is still being Developed pursuant to a Joint Development Project or, following a Conversion, BMS is conducting or completing a [    *    ] of a Licensed Product or later stage [    *    ] (e.g., conducting a [    *    ], analyzing the results of a [    *    ] or [    *    ], preparing to file for or awaiting a decision with regards to a Regulatory Approval), the fifteenth (15th) anniversary of the Effective Date; or

(b) the expiration of the last to expire of any Royalty Period or Joint Commercialization Period for any Licensed Product hereunder.

16.3 Termination by Mutual Consent

Zymo and BMS may terminate this Agreement by mutual consent.

16.4 Termination for Material Breach

Each of Zymo and BMS shall have the right to terminate this Agreement, including the licenses granted herein, in the event that the other party, or the other party’s successors and/or assigns, commits a material breach of any term or condition of this Agreement, and such breach is not remedied within a period of ninety (90) days after the other party’s receipt of written notice of such breach. If a material breach is corrected within the ninety (90)-day period, this Agreement and the rights granted hereunder shall continue in full force and effect. The forgoing ninety (90) day period shall toll during any period in which the parties are attempting to resolve the relevant matter pursuant to Article Seventeen, including any disputed payment pursuant to Section 10.2 or 10.3. In addition to the foregoing ability to terminate this Agreement, in the event of material breach of this Agreement by Zymo, BMS shall have the right to cause Zymo to trigger a Conversion in accordance with Section 7.1.1; provided that if BMS exercises its right to

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trigger a Conversion pursuant to this Section 16.4, this shall be BMS’s sole and exclusive remedy for any such breach (but, for clarity, not for any subsequent breach by Zymo).

16.5 Termination by BMS for Convenience

BMS may terminate this Agreement as a whole or on a country-by-country basis for countries other than the USA, China, Japan or countries in the European Union, for any reason by:

(a) prior to the First Commercial Sale of a Licensed Product, giving Zymo [    *    ] prior written notice; and

(b) after the First Commercial Sale of a Licensed Product, giving Zymo [    *    ] prior written notice.

16.6 Bankruptcy

(a) All rights and licenses granted under or pursuant to this Agreement by one party to the other are, for all purposes of Section 365(n) of Title 11 of the United States Code (“Title 11”), licenses of rights to “intellectual property” as defined in Title 11, and, in the event that a case under Title 11 is commenced by or against either party (the “Bankrupt Party”), the other party shall have all of the rights set forth in Section 365(n) of Title 11 to the maximum extent permitted thereby. During the Term, each party shall create and maintain current copies to the extent practicable of all such intellectual property. Without limiting the parties rights under Section 365(n) of Title 11, if a case under Title 11 is commenced by or against the Bankrupt Party, the other party shall be entitled to a copy of any and all such intellectual property and all embodiments of such intellectual property, and the same, if not in the possession of such other party, shall be promptly delivered to it (a) before this Agreement is rejected by or on behalf of the Bankrupt Party, within thirty (30) days after the other party’s written request, unless the Bankrupt Party, or its trustee or receiver, elects within thirty (30) days to continue to perform all of its obligations under this Agreement, or (b) after any rejection of this Agreement by or on behalf of the Bankrupt Party, if not previously delivered as provided under clause (a) above. All rights of the parties under this Section 16.6 and under Section 365(n) of Title 11 are in addition to and not in substitution of any and all other rights, powers, and remedies that each party may have under this Agreement, Title 11, and any other Applicable Law.

(b) The parties agree that they intend the foregoing non-Bankrupt Party rights to extend to the maximum extent permitted by law and any provisions of applicable contracts with Third Parties, including for purposes of Title 11, (i) the right of access to any intellectual property (including all embodiments thereof to the extent protected by nonbankruptcy law) of the Bankrupt Party or any Third Party with whom the Bankrupt Party contracts to perform an obligation of the Bankrupt Party under this Agreement, and, in the case of the Third Party, which is necessary for the Development, registration and Manufacture of Licensed Products and (ii) the right to contract directly with any Third Party described in (i) in this sentence to complete the contracted work.

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(c) Any intellectual property provided pursuant to the provisions of this Section 16.6 shall be subject to the licenses set forth elsewhere in this Agreement and the payment obligations of this Agreement, which shall be deemed to be royalties for purposes of Title 11.

(d) In the event that Zymo enters into a license agreement with a Third Party with respect to intellectual property that will be sublicensed to BMS hereunder, Zymo will use commercially reasonable efforts to enable BMS to concurrently enter arrangements with Zymo and any such Third Party whereby BMS will receive a direct license from any such Third Party in the event that Zymo becomes a Bankrupt Party.

(e) Notwithstanding anything to the contrary in Article Twelve, in the event that Zymo is the Bankrupt Party, BMS may take appropriate actions in connection with the filing, prosecution, maintenance and enforcement of any Patent Rights for which it is the Patent Prosecution Party without being required to consult with Zymo before taking any such actions, provided that such actions are consistent with this Agreement.

16.7 Termination of License [    *    ]

ZG LLC, as licensor under this Agreement and assignor of the Ex-US Core Patents, may at its option terminate this Agreement [    *    ]. Further, if [    *    ], ZG LLC may terminate [    *    ].

16.8 Transfer of Project Following Termination

Upon termination of this Agreement by Zymo under Section 16.4, 16.6 or 16.7, by BMS under Section 16.5, or mutually under Section 16.3, BMS shall, among other things, for the terminated country(ies):

(a) Promptly transfer to Zymo all material data relating to Licensed Products that has not previously been transferred to Zymo and that was generated in the performance of Party Development Tasks or Party Commercialization Tasks by BMS, its Affiliates or Contractors. During the [    *    ] period commencing on the effective date of termination, BMS shall offer such assistance as Zymo may reasonably request in connection with the transfer of such data and Zymo shall reimburse BMS for its out-of-pocket costs incurred in connection with the provision of such assistance.

(b) At Zymo’s request, assign to Zymo all Regulatory Filings and Regulatory Approvals and, to the extent assignable, contracts for the Manufacture, distribution or sale of Licensed Products, and BMS appoints Zymo its attorney in fact solely to make such assignments and authorizes Zymo to make such assignments.

(c) Grant to Zymo an exclusive license, with right to sublicense, under the BMS IP that is necessary to make, have made, use, sell, offer to sell and import Licensed Products in the terminated country(ies).

(i) If this Agreement is terminated after BMS has received Regulatory Approval for, and launched, a Licensed Product in a particular country, and unless BMS has terminated this Agreement for Safety Reasons, Zymo shall pay BMS a royalty on Net Sales of

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such Licensed Product in such country during the first [    *    ] following the First Commercial Sale of the Licensed Product in such country equal to [    *    ] of the Net Sales of such Licensed Product by Zymo or its Affiliates or Sublicensees.

(ii) If this Agreement is terminated before BMS has received Regulatory Approval for, and launched, a Licensed Product in a particular country, but after a Phase III Clinical Trial has been Initiated for such Licensed Product and unless BMS has terminated this Agreement for Safety Reasons, Zymo shall pay BMS a royalty on Net Sales of such Licensed Product in such country during the first [    *    ] following the First Commercial Sale of the Licensed Product in such country equal to [    *    ] of the Net Sales of such Licensed Product by Zymo or its Affiliates or Sublicensees.

Such royalty shall be subject to the same terms as apply to BMS under Sections 9.2, 9.3 and 9.4, mutatis mutandis.

(d) If a Phase III Clinical Trial has been Initiated, then, by the effective date of termination, enter into a supply agreement pursuant to which BMS will use Reasonable Commercial Efforts to continue to supply Licensed Product to Zymo for [    *    ] or, if less, until Zymo procures an alternative supply of Licensed Product; provided that (i) BMS’ obligation to supply shall be limited to good faith forecasted demand, (ii) Zymo shall accept all forecasted order quantities of Licensed Product and (iii) Zymo shall use Reasonable Commercial Efforts to procure an alternative supply of Licensed Product (as well as alternative secondary product manufacturing) prior to the end of such [    *    ] period. The Licensed Product shall be supplied at a cost equal to BMS’ fully burdened Manufacturing Costs for such Licensed Products plus [    *    ]. The supply agreement shall reflect these provisions and shall contain such other customary terms as the parties deem appropriate. If BMS terminates as to a country and there has been a First Commercial Sale anywhere in the Territory, but BMS is continuing to supply and Commercialize Licensed Products for other countries of the Territory, the parties shall negotiate in good faith a supply agreement to provide for BMS to supply bulk or finished product of such Licensed Products for such terminated countries.

(e) Continue to be responsible for its pro rata share of the Joint Development Costs and USA Commercialization Costs incurred during the period prior to the effective date of termination in accordance with any applicable Annual Development Plan(s) and/or Joint Commercialization Plan (s) or internal BMS Development or Commercialization plans and budgets in effect on the date the notice of termination was given; provided that BMS shall not be required to initiate any additional Development or Commercialization activities that are not already being conducted as of the date notice of termination is provided, pay for any activities initiated by Zymo outside of the Joint Development Plan, as in effect on the date notice of termination is provided, or pay any Regulatory Milestone Payment triggered after the date notice of termination is provided. If as a direct result of BMS’ termination of this Agreement under Section 16.5 Zymo elects to discontinue Development of one or more Licensed Products, any out-of-pocket costs incurred prior to the effective date of termination by the cancellation of Third Party Agreements shall be considered Joint Development Costs and shared in accordance with the ratio set forth in Section 4.7.1.

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16.9 [    *    ] to Zymo of Ex-US Core Patents

Upon termination of this Agreement for any reason, BMS shall [    *    ] and does hereby [    *    ] to ZG LLC or ZG LLC’s designee its entire [    *    ], [    *    ] and [    *    ] in and to each Ex-US Core Patent to which BMS obtained ownership rights pursuant to Section 11.2.1, and BMS appoints Zymo its attorney in fact solely to make such [    *    ] and authorizes Zymo to make such [    *    ]. In each case, BMS shall execute and deliver to Zymo a [    *    ] of such [    *    ], in a mutually agreeable form, within thirty (30) days after the effective date of termination. Zymo shall be responsible for recording all such [    *    ] and BMS and its successors and assigns shall reasonably cooperate with Zymo’s efforts to do so, including satisfying the [    *    ] and [    *    ] requirements of relevant patent offices. In addition, BMS hereby [    *    ] Zymo an [    *    ] under [    *    ] in the Ex-US Core Patents [    *    ].

16.10 Exception for Termination for Safety Reasons

Any license granted to Zymo and any obligation of BMS to continue to supply Licensed Products under Section 16.8 shall be of no force or effect with respect to any given Licensed Product where BMS’ termination of Development and/or Commercialization of such Licensed Product was due to Safety Reasons. For purposes of this Section 16.10, “Safety Reasons” means it is BMS’ or any of its Affiliates’ or Sublicensees’ reasonable belief, after due inquiry and in a manner consistent with BMS’ then-current decision-making policies and procedures with respect to such a determination, that there is an unacceptable risk for harm in humans based upon: (i) pre-clinical safety data, including data from animal toxicology studies; or (ii) the observation of serious adverse effects in humans after a Licensed Product has been administered to or taken by humans, such as during a clinical trial or after the launch of a Product. BMS shall provide Zymo with all relevant data for such terminated Licensed Product but shall not be obligated to assign to Zymo any Regulatory Filings relating to such terminated Licensed Product (but for clarity, shall assign the Ex-US Core Patents back to Zymo). If Zymo does not agree with BMS’ opinion that BMS’ termination was due to Safety Reasons, such dispute shall be handled in accordance with Article Seventeen.

16.11 Consequences of Expiration and Termination

16.11.1 Accrued Rights

Expiration or termination of this Agreement shall not affect the parties’ rights and obligations that have accrued as of the expiration or termination date, including the parties’ obligations to bear Joint Development Costs or USA Commercialization Costs incurred prior to the effectiveness of the expiration or termination and their obligations with respect to royalties or Milestone Payments hereunder that have accrued prior to the effectiveness of the expiration or termination.

16.11.2 Sale of Inventory

Upon any termination of this Agreement, BMS shall have the right to sell its inventory of Licensed Products that have received Regulatory Approval for a period of twelve (12) months from the date of termination; provided that BMS complies with the applicable provisions of Articles Eight, Nine and Ten.

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16.11.3 Surviving Provisions

The parties’ rights and obligations under Sections 4.7.2 and 5.7 and those provisions of Articles Ten, Eleven and Thirteen, and Articles Fifteen through Eighteen and Exhibit A that by their context are intended to survive, shall so survive.

16.11.4 Cumulative Remedies

Any right to terminate this Agreement shall be in addition to and not in lieu of all other rights or remedies that the party giving notice of termination may have at law, in equity or otherwise, including rights under the Title 11.

ARTICLE SEVENTEEN

Dispute Resolution

17.1 Goal; Cooperative Decision-Making

The parties recognize that disputes as to certain matters may from time to time arise during the Term that relate to either party’s rights or obligations hereunder. It is the objective of the parties to establish procedures to facilitate the resolution of disputes arising from, concerning or in any way relating to this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the parties agree to follow the procedures set forth in this Article Seventeen.

17.2 Procedure

The parties intend that so far as is possible disputes will be resolved by the JEC. If the JEC is not able to resolve a dispute whether referred to it or arising within the JEC, then either party may, by written notice to the other party, have the dispute referred to the Senior Executives of the parties, who shall schedule and hold a meeting within fifteen (15) days after such matter is referred to such officers and who shall attempt to resolve the dispute by good faith negotiations within fifteen (15) days after their first meeting.

17.3 Business Judgments; BMS “Tie-Breaking Vote

BMS shall have a “tie-breaking” vote on any Matter of Business Judgment that has not been resolved under Section 17.2.

17.4 Arbitration

17.4.1 Matters to be Arbitrated

Subject to Section 17.5, should the Senior Executives fail to resolve a dispute arising under this Agreement that is not a Matter of Business Judgment after attempting to resolve the dispute in accordance with Section 17.2, then the dispute will be determined by arbitration in accordance with this Section 17.4.

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17.4.2 Venue and Rules

New York City shall be the venue for the arbitration, which shall be conducted in accordance with the Non-Administered Arbitration Rules & Commentary (Revised 2007) of the CPR International Institute for Conflict Prevention and Resolution. Judgment upon the award rendered by the tribunal may be entered by any court having jurisdiction thereof.

17.4.3 Composition of Tribunal

The arbitration shall be conducted before a tribunal of three (3) independent and impartial arbitrators, one of which will be appointed by each of BMS and Zymo, and the third of which shall be appointed by agreement of both parties and shall have had both training and experience as a mediator of pharmaceutical industry licensing and other general commercial matters. If the parties to this Agreement cannot agree on the third arbitrator, then the third arbitrator will be selected by the CPR Institute for Dispute Resolution in accordance with the criteria set forth in the preceding sentence.

17.4.4 Tribunal’s Jurisdiction

The tribunal may decide whether or not a dispute is a Matter of Business Judgment or relates to Patent Rights as described in Section 17.5. The tribunal must render its award in a writing, which writing must include an explanation of the reasons for such award.

17.4.5 Costs

All fees, costs and expenses of the arbitrators, and all other costs and expenses of the arbitration, will be shared equally by the parties to this Agreement unless such parties agree otherwise or unless the tribunal in the award assesses such costs and expenses against one of such parties or allocates such costs and expenses other than equally between such parties.

17.4.6 Continuing Performance

Pending the award of the arbitration tribunal, the parties shall continue to perform their respective obligations under this Agreement.

17.4.7 Equitable Remedies

(a) Notwithstanding the foregoing, either party may, on good cause shown, seek a temporary restraining order and/or a preliminary injunction from a court of competent jurisdiction, to be effective pending the institution of the arbitration process or the deliberation and award of the arbitration tribunal.

(b) In addition, on good cause shown, the tribunal shall have the freedom to invoke, and the parties agree to abide by, injunctive measures after either party submits in writing for arbitration claims requiring immediate relief.

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17.5 Disputes Relating to Patents

Any dispute, controversy or claim arising out of, relating to or in connection with the scope, validity, enforceability or infringement of any Patent Rights covering the research, Development, Manufacture, use or sale of any Licensed Product shall be submitted to a court of competent jurisdiction in the territory in which such Patent Rights were granted or arose.

17.6 Governing Law

Subject to the remainder of this Article Seventeen, resolution of all disputes arising out of or related to this Agreement, or the performance, enforcement, breach or termination of this Agreement and any remedies relating thereto, will be governed by and construed under the substantive laws of the State of New York as applied to agreements executed and performed entirely in the State of New York by residents of the State of New York, without regard to conflict of laws rules.

ARTICLE EIGHTEEN

General

18.1 Entire Agreement

This Agreement, together with all of the Exhibits hereto, constitutes the entire agreement between the parties and supersedes all prior and contemporaneous oral and written agreements, term sheets, summaries, understandings or arrangements relating to the Type-3 Interferon Family, including the Confidentiality Agreement.

18.2 No Strict Construction

This Agreement has been submitted to the scrutiny of, and has been negotiated by, both parties and their counsel, and shall be given a fair and reasonable interpretation in accordance with its terms, without consideration or weight being given to any such terms having been drafted by any party or its counsel.

18.3 Notices

All notices, reports and other communications by BMS or Zymo to the other shall:

(a) be in writing in the English language;

(b) refer specifically to this Agreement; and

(c) be sent by electronic or facsimile transmission for which a confirmation of delivery is obtained or by express courier services providing evidence of delivery,

in each case to the respective address specified below (or to such updated address as may be specified in writing to the other party from time to time).

If to BMS:

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Bristol-Myers Squibb Company.

Route 206 & Province Line Road

Princeton, NJ 08543-4000

USA

Attn: Senior Vice President, Strategic Transactions Group

FAX: [    *    ]

With a copy to:

Bristol-Myers Squibb Company.

Route 206 & Province Line Road

Princeton, NJ 08543-4000

USA

Attn: Vice President & Senior Counsel, Business Development

FAX: [    *    ]

If to ZGEN:

ZymoGenetics, Inc.

1201 Eastlake Avenue East

Seattle, WA 98102

USA

Attn: General Counsel

FAX: [    *    ]

If to ZG LLC:

ZymoGenetics, LLC

c/o ZymoGenetics, Inc.

1201 Eastlake Avenue East

Seattle, WA 98102

USA

Attn: General Counsel

FAX: [    *    ]

Such notice, report or other communication will be deemed effective as of the date so delivered either by courier service or by electronic or facsimile transmission.

18.4 Force Majeure

If either party hereto is prevented from carrying out its obligations under this Agreement by events beyond its reasonable control, including acts or omissions of the other party, acts of God or government, fire, acts of terrorism, political strife, labor disputes, failure or delay of transportation, default by suppliers or unavailability of raw materials, then such party’s performance of its obligations hereunder shall be excused during the period of such events and for a reasonable period of recovery thereafter, and the time for performance of such obligations shall be automatically extended for a period of time equal to the duration of such events; provided that the party claiming force majeure shall promptly notify the other party of the

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existence of such force majeure, shall use Reasonable Commercial Efforts to avoid or remedy such force majeure and shall continue performance hereunder with the utmost dispatch whenever such force majeure is avoided or remedied.

18.5 Assignability

(a) Except an assignment:

(i) in which the assignee agrees to be bound by all obligations of the assigning party under this Agreement; and

(ii) that is made in connection with the transfer of all or substantially all of the assets of a party and its Affiliates (i.e., the entire Affiliated group of companies) related to their respective pharmaceutical businesses to a single buyer or pursuant to a merger or other corporate reorganization, neither this Agreement nor any right herein granted may be assigned by either party to any Affiliate or Third Party, without the prior, express written consent of the other party, which consent shall not be unreasonably withheld. Any purported assignment prohibited hereunder and made without the other party’s consent shall be void and shall constitute a material breach of this Agreement.

(b) Notwithstanding Subsection (a), a party may assign its rights and interests under this Agreement to an entity that is its Affiliate as of the date of such assignment; provided that the assigning party remains primarily liable for the performance of its responsibilities or obligations hereunder by the assignee, and the assignee agrees to be bound by all obligations of the assigning party hereunder, including the obligations set forth in this Section 18.5.

(c) A sale or transfer of the ownership or control of an Affiliate to whom a party has assigned its rights or interest under this Agreement as provided herein (other than in connection with the transfer of all or substantially all of the assets of the party and its Affiliates (i.e., the entire Affiliated group of companies) related to their respective pharmaceutical businesses) shall be deemed to be a prohibited assignment under this Section 18.5.

(d) On or before the effective date of any permitted assignment of this Agreement by BMS to a Third Party, BMS shall assign, to Zymo or Zymo’s designee, its and their entire right title and interest in and to each Ex-US Core Patent to which BMS obtained ownership rights pursuant to Section 11.2.1, and, BMS appoints Zymo its attorney in fact solely to make such re-assignments and authorizes Zymo to make such re-assignments. BMS shall execute and deliver to Zymo a deed(s) of such assignment, in a mutually agreeable form. Zymo shall be responsible for recording all such assignments and BMS and its successors and assigns shall reasonably cooperate with Zymo’s efforts to do so. Any purported assignment by BMS hereunder and made without the reassignment to Zymo or Zymo’s designee of the Ex-US Core Patents shall be void and shall constitute a material breach of this Agreement.

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18.6 Non-Solicitation

After the Effective Date and during the Term or, in the event of a Conversion, until [    *    ] after the effective date of the Conversion, each party agrees that neither it nor any of its divisions, operating groups or Affiliates shall recruit, solicit or induce any employee of the other party directly involved in the activities conducted pursuant to this Agreement to terminate his or her employment with such other party and become employed by or consult for such party, whether or not such employee is a full-time employee of such other party, and whether or not such employment is pursuant to a written agreement or is at-will. For purposes of the foregoing, “recruit,” “solicit” or “induce” shall not be deemed to mean: (a) circumstances where an employee of a party initiates contact with the other party or any of its Affiliates with regard to possible employment; or (b) general solicitations of employment not specifically targeted at employees of a party or any of its Affiliates, including responses to general advertisements.

18.7 Amendments and Waivers

No terms or provisions of this Agreement shall be modified by any prior or subsequent statement, conduct or act of either of the parties, whether oral or written, except that the parties may amend this Agreement by written instruments specifically referring to, and executed in the same manner as, this Agreement. No waiver of any right or remedy hereunder shall be effective unless in a writing signed by the party to be bound, nor shall any waiver in one instance constitute a waiver of the same or any other right or remedy in any other instance.

18.8 Severability

If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, then, to the fullest extent permitted by law:

(a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as is possible; and

(b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

To the extent permitted by Applicable Law, BMS and Zymo hereby waive their right to enforce any provision of law that would render any provision hereof prohibited or unenforceable in any respect. If the terms and conditions of this Agreement are materially altered as a result of this Section 18.8, the parties shall attempt to renegotiate the terms and conditions of this Agreement, in good faith, to resolve any inequities.

18.9 Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of such counterparts taken together shall constitute one and the same instrument.

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18.10 Relationship

This Agreement shall not create any employer-employee relationship between BMS and Zymo, nor shall it be deemed to establish a joint venture, partnership nor any other form of fiduciary relationship between BMS and Zymo. Neither party shall at any time enter into or incur, or hold itself out to Third Parties as having the authority to enter into or incur, on behalf of the other party, any commitment, expense or liability whatsoever.

18.11 Affiliates

Each party agrees to cause its Affiliates to comply with all provisions of this Agreement which are applicable to any activities conducted by such Affiliates hereunder.

[Signature Page Follows]

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Signature Page

Co-Development/Co-Promotion and License Agreement Relating to Type-3 Interferon Family

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement to be effective as of the Effective Date.

BRISTOL-MYERS SQUIBB COMPANY

By:	/s/ Jeremy Levin

Its:	Senior Vice President

ZYMOGENETICS, LLC

By:	/s/ David M. Todd
David M. Todd
Its:	General Manager

ZYMOGENETICS, INC.

By:	/s/ Douglas E. Williams, Ph.D.
Douglas E. Williams, Ph.D.
Its:	Chief Executive Officer

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Signature Page

Co-Development/Co-Promotion and License Agreement Relating to Type-3 Interferon Family

EXHIBIT A

to the Co-Development/Co-Promotion and License Agreement

Relating to Type-3 Interferon Family,

executed as of January 12, 2009

DEFINITIONS

1.1. “Affiliate” means, with respect to any person or entity, any other person or entity that:

(a) controls such person or entity;

(b) is controlled by such person or entity; or

(c) is under common control with such person or entity.

A person or entity shall be regarded as in control of another entity if it owns or controls, directly or indirectly:

(i) in the case of corporate entities fifty percent (50%) or more (or the maximum ownership interest permitted by law) of the equity securities in the subject entity entitled to vote in the election of directors; and

(ii) in the case of an entity that is not a corporation, fifty percent (50%) or more (or the maximum ownership interest permitted by law) of the equity securities or other ownership interests with the power to direct the management and policies of such subject entity or entitled to elect the corresponding management authority. For avoidance of doubt, ZG LLC is an Affiliate of ZGEN.

1.2. “Agreement” means this Co-Development/Co-Promotion and License Agreement relating to Type-3 Interferon Family, as amended in accordance with its terms.

1.3. “Alliance Manager” is defined in Section 3.4.1.

1.4. “Allocable Overhead” means the costs incurred by a party or for its account that are attributable to supervision, occupancy costs and supporting services (such as information systems or purchasing functions) and that are allocated among company departments and projects based on an appropriate factor, such as space occupied, headcount, or an activity-based method. Allocable Overhead shall not include any costs attributable to general corporate activities, such as executive management, investor relations, business development, legal affairs, human resources or accounting and finance. All such costs shall be determined in accordance with GAAP applied on a consistent basis and shall specifically exclude costs allocable to unused capacity (i.e. costs shall be allocated to a Licensed Product only for the actual time the Manufacturing plant(s) is/are used to Manufacture such Licensed Product and for the portion of the capacity that is consumed by a Manufacturing run of such Licensed Product).

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1.5. “Allocated Net Sales of Combination Product” means the amount calculated as set forth in Exhibit E.

1.6. “Annual Commercialization Plan” is defined in Section 3.3.3(a).

1.7. “Annual Development Plan” is defined in Section 3.2.3(b).

1.8. “Applicable Law” means all applicable laws, rules and regulations (including any rules, regulations, guidelines or other requirements of the Regulatory Agencies) that may be in effect from time to time (including the Food and Drug Administration Amendments Act of 2007 (“FDAAA”)).

1.9. “Bankrupt Party” is defined in Section 16.6(a).

1.10. “BLA” means a Biologics License Application, New Drug Application or an application for any other approval from the FDA required to market a Licensed Product in the USA or equivalent of any of the foregoing filed with a Regulatory Agency in the ROW.

1.11. “BMS” is defined in the introduction to this Agreement.

1.12. “BMS [    *    ]” is defined in Section 11.2.2(a).

1.13. “BMS Enabling Technology” means, other than Project Technology, all of the following Controlled by BMS or its Affiliates:

(a) any inventions, discoveries, know-how, methods, processes, data, information, technology, research tools, reagents, compositions, formulas, biologic and other materials (including nucleic acids, peptides, vectors, proteins, antibodies, assays and the like) that:

(i) exist as of the Effective Date and are necessary for the research, Development, Manufacture or use of a Licensed Product;

(ii) are actually used by or on behalf of either party or its Affiliates in the performance of its Party Development Tasks or Party Commercialization Tasks; or

(iii) are invented, discovered, developed or otherwise generated after the Effective Date and are covered by Patent Rights that specifically recite (A) a member of the Type-3 Interferon Family or any subunit, variant, mutant, oligomer, multimer, isoform or subspecies thereof and any fragment or derivative (including genetic fusions and polymerized derivatives) of any of the foregoing as a claim element, including claims to the polynucleotide or polypeptide sequence of a member of the Type-3 Interferon Family or any subunit, variant, mutant, oligomer, multimer, isoform or subspecies thereof and any fragment or derivative (including genetic fusions and polymerized derivatives) of any of the foregoing; (B) methods of making a member of the Type-3 Interferon Family or any subunit, variant, mutant, oligomer, multimer, isoform or subspecies thereof and any fragment or derivative (including genetic fusions and polymerized derivatives) of any of the foregoing; (C) methods of using a member of the Type-3 Interferon Family or any subunit, variant, mutant, oligomer, multimer, isoform or

Exhibit A

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subspecies thereof and any fragment or derivative (including genetic fusions and polymerized derivatives) of any of the foregoing; and

(b) all Patent Rights, trade secrets and other intellectual property rights anywhere in the world covering any of the technology described in subparagraph (a) of this paragraph 1.13; provided that any of the foregoing technology and rights described in subparagraph (a) and (b) Controlled by any person or entity that becomes an Affiliate of BMS as a result of a Change of Control shall not be BMS Enabling Technology unless (i) such technology or rights had been Controlled by BMS or its Affiliates that were Affiliates prior to the Change of Control, or (ii) with respect to any of the foregoing technology covered by Patent Rights, at least one named inventor was employed immediately prior to the public announcement of the transaction giving rise to such Change of Control by BMS or one of its Affiliates that was an Affiliate prior to the Change of Control, or (iii) is actually used by or on behalf of either party or its Affiliates in the performance of its Party Development Tasks or Party Commercialization Tasks.

1.14. “BMS Event of Default” is defined in Section 11.2.2(b).

1.15. “BMS IP” means the BMS Project Technology, the BMS Enabling Technology and the Licensed Product Trademarks.

1.16. “BMS [    *    ]” is defined in Section 11.2.2(a).

1.17. “BMS Project Technology” means Project Technology, including the interest in Joint Patents, Controlled by BMS or its Affiliates.

1.18. “Calendar Quarter” means each three (3) month period commencing January 1, April 1, July 1, or October 1 or, in the case of the first and last quarter during the Joint Commercialization Period or a Royalty Period, any part thereof.

1.19. “Calendar Year” means each twelve (12) month period commencing on January 1 or, in the case of the first and last year during the Joint Commercialization Period or a Royalty Period, any part thereof.

1.20. “Cash and Cash Equivalents” means (a) the aggregate amount of cash and cash equivalents and marketable securities shown on Zymo’s condensed balance sheet included in reports filed by Zymo with the United States Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or otherwise made available to Zymo’s stockholders plus (b) any amount for which BMS has an obligation to pay to Zymo as of the applicable date under this Agreement but which has not yet paid, including payments that are the subject of a bona fide dispute being resolved under Article Seventeen minus (c) borrowed monies payable within [    *    ] and any amount owed by Zymo to BMS pursuant to this Agreement that is more than [    *    ] past due.

1.21. “Change of Control” means any transaction in which a party: (a) sells, conveys or otherwise disposes of all or substantially all of its property or business; or (b) merges, consolidates with, or is acquired by any other Person (other than a wholly-owned subsidiary of such party), such that the stockholders of such party immediately prior thereto, in the aggregate, no longer own, directly or indirectly, beneficially or legally, at least fifty percent (50%) of the

Exhibit A

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outstanding voting securities or capital stock of the surviving Person following the closing of such merger, consolidation, other transaction or series of transactions. As used in this definition, Person means any corporation, firm, partnership or other legal entity. A party shall promptly notify the other party if a Change of Control occurs. For avoidance of doubt, a dilutive public stock offering shall not be deemed a Change of Control.

1.22. “Clinical Costs” means the costs incurred by a party or for its account, during the term and pursuant to this Agreement, in connection with clinical studies of a Licensed Product in the Joint Development Territory, including the following: (a) the preparation for, and conduct of, clinical trials (except for related Manufacturing Costs otherwise included in Joint Development Costs); (b) data collection and analysis, and report writing; (c) clinical laboratory work; and (d) the preparation for, and conduct of, clinical pharmacology studies (including ADME studies, food-effect studies, hepatic interference studies, QT assessments, bioequivalence studies, and drug-drug interaction studies). The Clinical Costs shall exclude costs incurred in connection with Phase IV Clinical Trials or investigator sponsored clinical trials.

1.23. “Collaboration” is defined in Section 2.1.

1.24. “Combination Molecule” means a compound in clinical testing or approved for use in an indication of active Development for IFN Lambda that may have additive or synergistic benefit with IFN Lambda for treatment in such indication. For the purposes of this Agreement, ribavirin is not a Combination Molecule.

1.25. “Combination Product” means any pharmaceutical product that comprises a Licensed Product and one or more active ingredients where such active ingredients are not a Licensed Product.

1.26. “Combination Study” means a clinical or preclinical study testing IFN Lambda with one or more Combination Molecules.

1.27. “Commercialize” means to promote, market, distribute, sell (and offer for sale or contract to sell) or provide product support for a Licensed Product, including by way of example:

(a) detailing and other promotional activities in support of a Licensed Product;

(b) advertising and public relations in support of a Licensed Product, including market research, development and distribution of selling, advertising and promotional materials, field literature, direct-to-consumer advertising campaigns, media/journal advertising, and exhibiting at seminars and conventions;

(c) developing reimbursement programs and information and data specifically intended for national accounts, managed care organizations, governmental agencies (e.g., federal, state and local), and other group purchasing organizations, including pull-through activities;

(d) co-promotion activities not included in the above;

(e) conducting Medical Education Activities and journal advertising; and

Exhibit A

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(f) conducting Phase IV Clinical Trials.

For clarity, “Commercializing” and “Commercialization” have a correlative meaning.

1.28. “Commercialization Leaders” mean the persons appointed by each party in accordance with Section 3.3.

1.29. “Committee” means the JEC, JDC or JCC.

1.30. “Competing Product” means, as to a Licensed Product, any product containing:

(a) a [    *    ] (as designated by the [    *    ] of the [    *    ] for [    *    ] and [    *    ] Research or equivalent) for the same [    *    ] as the Licensed Product;

(b) a [    *    ] (as designated by the [    *    ] of the [    *    ] for [    *    ] and [    *    ] Research or equivalent);

(c) a substance (such as a [    *    ] or other substance, as well as any derivative, analog or homolog of the foregoing) that directly [    *    ], fully or partially, a [    *    ] of [    *    ], [    *    ], [    *    ] or any other [    *    ], whether known or yet to be discovered or characterized; or

(d) a substance (such as a [    *    ] or other substance, as well as any derivative, analog or homolog of the foregoing) covered by the Non-Core Patents listed on Exhibit D useful for the prevention and/or treatment of [    *    ].

1.31. “Competing Program” means a program intended to develop a Competing Product.

1.32. “Confidentiality Agreement” means the Mutual Confidentiality Agreement, dated September 9, 2008, by and between ZGEN and BMS.

1.33. “Contractor” means a Third Party or an Affiliate to which a party desires to subcontract any portion of its Party Development Tasks or Party Commercialization Tasks. For purposes of this Agreement, payments to a Contractor that is an Affiliate of the payor shall be limited to the applicable costs described in Section 4.7.2 or 5.7, as applicable.

1.34. “Controls” and “Controlled” means, when used in the context of intellectual property rights, that the entity referenced has the right to exploit and to license or sublicense the referenced technology or rights in accordance with the terms of this Agreement without (assuming the timely fulfillment of its obligations under this Agreement) violating the terms of any agreement or other arrangement with any Third Party.

1.35. “Conversion” is defined in Section 7.1.1.

1.36. “Core Patents” means Patent Rights within the Zymo IP containing a Valid Claim covering the composition, formulation, combination, method of manufacture, product by process, or use of a member of the Type-3 Interferon Family. For clarity, (i) “Non-Core

Exhibit A

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Patents” shall mean the Patent Rights within the Zymo IP other than the Core Patents, “US Core Patents” mean those Core Patents for which the Patent Country is the USA and “Ex-US Core Patents” mean those Core Patents for which the Patent Country is not the USA.

1.37. Cost of Goods Sold means the Manufacturing Costs for the Licensed Products sold.

1.38. “Cost of Sales” means Cost of Goods Sold, Third Party Commercial Use Fees specifically identifiable to the Licensed Product involved (but only to the extent allowable under Section 5.4 of the Agreement), and, to the extent not deducted from gross amounts invoiced pursuant to paragraph 1.99 of this Exhibit A, the cost of outbound freight on sales to the extent borne by the seller.

1.39. “Decision to Proceed to Phase II” means a decision of the JEC by JEC Action that the criteria to proceed to a Phase II Clinical Trial of a Licensed Product under the Joint Development Plan have been met and that the parties shall conduct such Phase II Clinical Trial; provided that for the purpose of determining whether the relevant Regulatory Milestone Event has been achieved, a Decision to Proceed to Phase II shall be deemed to have been made if a party Initiates a Phase II Clinical Trial.

1.40. “Decision to Proceed to Phase III” means a decision of the JEC by JEC Action that the criteria for a Phase III Clinical Trial of a Licensed Product under the Joint Development Plan have been met and that the parties shall conduct such Phase III Clinical Trial.

1.41. “Development” means, with respect to a Licensed Product, those activities, including research, pre-clinical development activities, clinical trials, supporting Manufacturing activities and related regulatory activities (including process transfer and validation, assay transfer and validation), that are necessary or useful to obtain or maintain the Regulatory Approval of such Licensed Product in the applicable regulatory jurisdiction, whether alone or for use together, or in combination, with another active agent or pharmaceutical product, including post-approval clinical studies regulated as a condition of Regulatory Approval in the Joint Development Territory. For clarity, “Develop” and “Developing” have a correlative meaning.

1.42. “Discontinued Patent” is defined in Section 12.2.6.

1.43. “Distribution Costs” means the costs, excluding corporate and administrative overhead, incurred by a party or for its account, during the Term and pursuant to the Agreement that are reasonably and consistently allocable to the distribution of a Licensed Product in the USA for Commercialization purposes, including: (a) handling and transportation to fulfill orders with respect to a Licensed Product in the USA (but excluding such costs to the extent they are treated as a deduction in the definition of Net Sales); (b) customer services, including order entry, billing and adjustments, inquiry and credit and collection with respect to a Licensed Product in the USA; and (c) costs of storage and distribution of Licensed Products for sale in the USA.

1.44. “Distributor” means a Third Party who acquires a Licensed Product from BMS, its Affiliates or Sublicensees for bona fide distribution and sale to Third Parties in a country of

Exhibit A

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the Territory. For example, a Distributor may be a Third Party which commercializes products for BMS other than Licensed Products.

1.45. “Effective Date” is defined in Section 16.1.

1.46. “Election to Co-Fund Only” is defined in Section 7.4.

1.47. “EMEA” means the European Medicines Agency or a successor thereto.

1.48. “Exclusivity Term” means the period starting on the Execution Date and ending on the [    *    ] anniversary of the Execution Date.

1.49. “Execution Date” means January 12, 2009.

1.50. “Ex-US Core Patents” is defined in paragraph 1.36 of this Exhibit A.

1.51. “FDA” means the United States Food and Drug Administration or any successor agency vested with administrative and regulatory authority to approve testing and marketing of human pharmaceutical or biological therapeutic or diagnostic products in the USA.

1.52. “Finance Contacts” means the persons appointed by each party in accordance with Section 3.4.

1.53. “First Commercial Sale” means the first sale of a Licensed Product in a country following Regulatory Approval in such country. For clarity, Commercial Sale does not include the supply of Licensed Product for clinical trials or compassionate use, or to an Affiliate or Sublicensee.

1.54. “First Financial Condition Event” is defined in Section 7.1.3(a).

1.55. “Follow On Product” means a Licensed Product:

(a) that comprises a member of the [    *    ] other than [    *    ]; and

(b) for which a party filed an [    *    ] after the [    *    ]; and

(c) for which Regulatory Approval requires a [    *    ] in addition to any [    *    ] for another Licensed Product.

For the sake of clarity, changes in the formulation or configuration of a Licensed Product shall not result in a Follow On Product.

1.56. “FTE” means a total of [    *    ] or [    *    ] per year of work on the Development, Manufacturing or Commercialization of Licensed Products carried out by employees of a party having the appropriate relevant expertise to conduct such activities.

1.57. “FTE Rate” for both parties for the remainder of 2009 will be [    *    ] dollars ($[    *    ]) per FTE. Thereafter, the FTE Rate will be adjusted annually by a percentage equal to the amount, if any, by which the [    *    ] immediately prior to the time of an adjustment differs

Exhibit A

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from [    *    ] as published immediately prior to [    *    ]. Adjustments shall take place annually on January 1 of each year thereafter. If such [    *    ] is discontinued, unavailable or otherwise substantially revised, a comparable index shall be used.

1.58. GAAP means United States generally accepted accounting principles.

1.59. “Generic Product” means any product that:

(a) is marketed in a country in the Territory by one or more person(s) or entity(ies) that is/are not an Affiliate(s) or Sublicensee(s) of BMS and was not acquired, directly or indirectly, from BMS or an Affiliate or Sublicensee of BMS;

(b) contains as an active ingredient a [    *    ]; and

(c) is [    *    ] for the [    *    ] as a Licensed Product marketed by BMS or its Affiliates, Distributors or Sublicensees in the country.

1.60. “HSR Act” is defined in Section 16.1.

1.61. “IFN-Lambda” means the protein or polypeptide identified on Exhibit H.

1.62. “IND” means an Investigational New Drug application to the FDA or its non-U.S. equivalent, including a CTX.

1.63. “Indemnified Parties” is defined in Section 15.1.1.

1.64. “Indemnifying Party” is defined in Section 15.1.1.

1.65. “Information” means:

(a) all non-public scientific and technical information received by a party from the other party pursuant to this Agreement, or so received prior to the Effective Date but in contemplation of this Agreement, including pursuant to the Confidentiality Agreement; and

(b) all trade secrets and non-public information relating to the business affairs or finances of the disclosing party or its Affiliates, or of their suppliers, agents, distributors, licensees or customers, designated confidential and disclosed by the disclosing party to the other party pursuant to this Agreement or prior to the Effective Date but in contemplation of this Agreement, including pursuant to the Confidentiality Agreement.

1.66. “Infringe” means, on a country-by-country basis, with respect to a Licensed Product that the Manufacture, use, sale, offer to sell or import of the Licensed Product would, in the absence of any license or ownership interest granted under this Agreement, infringe one or more Valid Claims of any Core Patent. For clarity, “Infringement” has a correlative meaning, but any use of the terms “infringe” or “infringement” without the initial capital letter shall have the standard meaning attributed to such terms.

Exhibit A

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1.67. “Initiation” or “Initiate” or “Initiated” means the first administration of a Licensed Product to a human in any Phase I Clinical Trial, Phase II Clinical Trial or Phase III Clinical Trial.

1.68. “JEC” or “Joint Executive Committee” means a committee described in Section 3.1.

1.69. “JEC Action” means an official act, decision or ruling of the JEC under this Agreement, which shall require in each case that at least one (1) of the following applies:

(a) each of BMS and Zymo have consented thereto, where such consent is given either in writing (including by email or facsimile) or by vote at a meeting of the JEC and entered into the minutes of such meeting wherein each party’s JEC members shall have a single collective vote for such party;

(b) the parties have put the matter in writing before the parties’ Senior Executives as described in Section 17.2, and the act, decision or ruling has either:

(i) received the written approval of the Senior Executives of both Zymo and BMS; or

(ii) with respect to Matters of Business Judgment has received the written approval of BMS’ Senior Executive.

A JEC Action may include the rescinding or amending of any prior JEC Action.

1.70. “Joint Commercialization Plan” means as to any Licensed Product, an applicable Long-Range Commercialization Plan or an applicable Annual Commercialization Plan as both, approval by JEC Action.

1.71. “Joint Commercialization Period” means, as to any Licensed Product, the period starting on the Effective Date and ending on the date of a Conversion.

1.72. “JCC” or “Joint Commercialization Committee” means a committee described in Section 3.3.

1.73. “JDC” or “Joint Development Committee” means a committee described in Section 3.2.

1.74. “Joint Development Costs” means the costs incurred by a party or for its account, during the term in accordance with an Annual Development Plan, including Allocable Overhead (but no other costs attributable to general corporate activities), that are specifically identifiable (or reasonably allocable) to the Development of a Licensed Product in the Joint Development Territory and that are directed to achieving or maintaining Regulatory Approval of such Licensed Product in the Joint Development Territory. The Joint Development Costs shall include amounts that a party pays to Third Parties involved in the Development of a Licensed Product (excluding any Third Party Commercial use Fees), and all internal costs incurred by a party in connection with the Development of such Licensed Product. Joint Development Costs

Exhibit A

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include the following: (a) preclinical costs such as toxicology and formulation development, test method development, delivery system development, stability testing and statistical analysis; (b) Clinical Costs; (c) expenses related to adverse event reporting; (d) Manufacturing Costs for a Licensed Product for use in preclinical and clinical activities including the Manufacture, purchase or packaging of comparators or placebo for use in clinical trials (with the Manufacturing Costs for comparators or placebo to be determined in the same manner as Manufacturing Costs are determined for any Licensed Product), as well as the direct costs and expenses of disposal of drugs and other supplies used in such clinical trials and any associated release testing and QA/QC development costs; (e) development of the Manufacturing process for a Licensed Product (including with respect to any excipients or any active pharmaceutical ingredient included in such Licensed Products) and related scale-up, Manufacturing process validation, Manufacturing process improvements, and qualification and validation of Third Party contract manufacturers; (f) regulatory expenses relating to Development activities for the purpose of obtaining Regulatory Approval for an indication for a Licensed Product in the Joint Development Territory; (g) costs of real property rented specifically for Development activities (to the extent actually used); and (h) other out-of-pocket development expenses including, without limitation institutional and advisory review boards, investigator meetings, quality of life studies, epidemiology and outcomes research.

1.75. “Joint Development Plan” means, as to any Joint Development Project, an applicable Long-Range Development Plan or an applicable Annual Development Plan or both, approved by JEC Action, including the initial Long-Range Development Plan attached hereto as Exhibit F.

1.76. “Joint Development Project” means, as to any Licensed Product, and so long as a Conversion has not occurred, the project contemplated under this Agreement to the extent directed at the Development of the Licensed Product for Regulatory Approval in the Joint Development Territory (including any post-approval clinical studies required as a condition for such Regulatory Approval) together with research and Development of additional indications and label expansion for Regulatory Approval in the Joint Development Territory as approved by the JDC and the JEC.

1.77. “Joint Development Territory” means the USA and the European Union.

1.78. “Joint Inventions” is defined in Section 11.1.

1.79. “Joint Patents” is defined in Section 11.1.

1.80. “Lead Regulatory Party” means the party responsible for all interactions with Regulatory Agencies in the Territory.

1.81. “Liabilities” means judgments, costs, awards, expenses (including reasonable attorneys’ fees, experts’ fees and other costs of investigation or defense at any stage of the proceedings) or other liabilities of any kind.

1.82. “Licensed Product” means any product that: incorporates a member of the Type-3 Interferon Family or any subunit, variant, mutant, oligomer, multimer, isoform or subspecies

Exhibit A

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thereof and any fragment or derivative (including genetic fusions and polymerized derivatives) of any of the foregoing.

1.83. “Licensed Product Trademarks” means any trademark adopted or used to designate a Licensed Product anywhere in the Territory, together with all rights therein to the extent applicable to particular jurisdictions.

1.84. “Long-Range Commercialization Plan” is defined in Section 3.3.3.

1.85. “Long-Range Development Plan” is defined in Section 3.2.3.

1.86. “Major EU Country” means, individually, any one of the following: [    *    ].

1.87. “Major ROW Country” means, individually, any one of the following: [    *    ].

1.88. “Manufacturing” means all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, inspection, receiving, holding and shipping of Licensed Products, or any raw materials or packaging materials with respect thereto, or any intermediate of any of the foregoing, including process and cost optimization, process qualification and validation, commercial manufacture, stability and release testing, quality assurance and quality control. For clarity, “Manufacture” has a correlative meaning.

1.89. “Manufacturing Costs” means costs of Manufacturing a Licensed Product which is either: (a) supplied to a party by a Third Party; or (b) Manufactured directly by a party or its Affiliate, in each case to the extent such costs are directly and reasonably allocable to the Development or Commercialization of a Licensed Product in the Territory, as further described below and as allocated consistent with GAAP and specifically excluding costs allocable to unused capacity (i.e. costs shall be allocated to a Licensed Product only for the actual time the Manufacturing plant(s) is/are used to Manufacture such Licensed Product and for the portion of the capacity that is consumed by a Manufacturing run of such Licensed Product).

For costs in Subsection (a), Manufacturing Costs means: (i) the amount paid to such a Third Party; plus (ii) the relevant Manufacturing party’s reasonable direct and identifiable internal costs and out-of-pocket costs, incurred or accrued by the Manufacturing party in connection with Manufacturing process improvements, storage, Manufacturing scale-up, Manufacturing site qualification, quality assurance and quality control (including testing), supply chain management, capital equipment, similar activities comprising the Manufacturing party’s oversight of the Manufacturing process of the Third Party, and any value-added tax or similar tax due for amounts paid to such Third Party (that is not reclaimed or expected to be reclaimed), but excluding costs otherwise included within Joint Development Costs.

For costs in Subsection (b), Manufacturing Costs means the “standard cost” per unit, variances to standard costs and inventory write-offs. This standard cost shall include materials (such as active ingredients, intermediates, semi-finished materials, excipients, and primary and secondary packaging), conversion costs (such as direct labor, equipment costs and quality testing), and an allocation of general site and Manufacturing support costs (including utilities, maintenance, engineering, safety, human resources, finance, plant management and other similar activities and including capital improvements in the form of depreciation, other equipment costs

Exhibit A

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(where such costs are expensed by BMS in accordance with its customary practices)), customs duties or excise taxes, and sales taxes incurred on purchased Licensed Product. For clarity, costs related to pegylation shall be included too as part of standard cost.

For purposes of this definition, “product variances” include volume, spending, purchase price variances, failed batches and efficiency variances (positive or negative), and foreign exchange rate, together with inventory write-offs and capacity reservation charges payable by the Manufacturing party. All components of Manufacturing Costs shall be allocated on a basis consistent with its customary cost accounting practices applied by the Manufacturing party to the other products it produces. Costs that cannot be identified to a specific activity supporting product Manufacturing, such as charges for central corporate overhead that are not controllable by the Manufacturing plant, shall not be included in the determination of Manufacturing Costs.

1.90. “Manufacturing Working Group” means the Working Group formed under Section 3.6(b) to plan and implement the transfer contemplated by Section 6.1(c).

1.91. “Marketing Costs” means the direct costs, including Allocable Overhead (but no other costs attributable to general corporate activities), that are specifically identifiable to the sales and marketing of a Licensed Product in the U.S., including: (a) activities directed to the advertising and marketing of such Licensed Product; (b) professional education (to the extent not performed by sales representatives), including launch meetings; (c) costs of advertising, public relations and medical education agencies; (d) peer-to-peer activities, such as continuing medical education, grand rounds, and lunch and dinner meetings; (e) speaker programs, including the training of such speakers; (f) grants to support continuing medical education or research (excluding Clinical Costs); (g) development, publication and dissemination of publications relating to such Licensed Product; (h) developing, obtaining and providing training packages of such Licensed Product, promotional literature, promotional materials and other selling materials; (i) developing and performing market research; (j) conducting symposia and opinion leader development activities; (k) development reimbursement programs; (l) developing information and data specifically intended for national accounts, managed care organizations and group purchasing organizations; (m) conducting Phase IV Clinical Trials; and (n) costs associated with Medical Education Activities, and other ancillary services to the foregoing (to the extent not otherwise falling within Subsections (a) through (n). Sales and Marketing Costs shall include costs of such activities that are undertaken at any time during the Term (including prior to the initial Regulatory Approval of such Licensed Product in the USA).of marketing, promotion, advertising, professional education, product-related public relations, relationship-building activities with opinion leaders and professional societies, market research, healthcare economics studies, and other similar activities directly related to the Licensed Products and approved by the JCC. Marketing Costs shall also include activities related to obtaining reimbursement from payers. Marketing Costs shall specifically exclude the costs of activities that promote either party’s business as a whole without being specific to the Licensed Product (such as corporate image advertising).

1.92. “Materials” means any tangible materials that are delivered by one party to the other (or to the other’s Contractors) pursuant to this Agreement as part of the Zymo Enabling Technology or the BMS Enabling Technology, as applicable.

Exhibit A

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1.93. “Matter of Business Judgment” means a difference of business judgment pertaining to the Development, Manufacture or Commercialization of a Licensed Product, including, [    *    ]. For the sake of clarity, a Matter of Business Judgment shall not include:

(a) any dispute relating to the determination of validity of a party’s Patent Rights or other issues relating solely to a party’s intellectual property, including claim scope, claim construction and enforceability or whether a Patent Right shall be a Core Patent;

(b) any dispute with respect to the interpretation, potential breach (including whether or not a party’s efforts constitute Reasonable Commercial Efforts), termination or invalidity of this Agreement, including breach of the representations, warranties and covenants made hereunder;

(c) any audit dispute under this Agreement or dispute regarding the approval of excess or unbudgeted cost under Section 4.7.2(d);

(d) any dispute regarding the determination of net selling prices under Exhibit E;

(e) any dispute regarding the determination of whether (i) a product constitutes a Generic Product and/or (ii) a Generic Product or Licensed Product has achieved the market share percentage(s) in a country set forth in Section 9.3.2;

(f) any dispute regarding a determination regarding an obligation to provide indemnification pursuant to Section 15.2.3;

(g) any dispute regarding a determination of whether a product constitutes a Licensed Product;

(h) any dispute regarding the applicability or application of laws or regulations to a party’s conduct (e.g., anti-kick back legislation, safety reporting laws and FDA regulations); or

(i) any dispute regarding the determination of Net Sales of a Sublicensee under Section 9.4.

1.94. “Medical Education Activities” means activities designed to ensure or improve appropriate medical use of, conduct medical education of, or further research regarding, a Licensed Product sold in the USA, including by way of example: (a) activities of medical sales liaisons; (b) grants to support continuing medical education, symposia, or research related to such Licensed Product in the USA (excluding Phase IV Clinical Trials and Development activities conducted for purposes of obtaining an initial Regulatory Approval for an indication for such Licensed Product in the USA); (c) development, publication and dissemination of publications relating to such Licensed Product in the USA, as well as medical information services provided in response to inquiries communicated via sales representatives or received by letter, phone call or email; and (d) conducting advisory board meetings or other consultant programs, the purpose of which is to obtain advice and feedback related to the Development or Commercialization of such Licensed Product in the USA.

Exhibit A

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1.95. “Milestone Event” means Regulatory Milestone Event or Sales Milestone Event or both.

1.96. “Milestone Payment” means Regulatory Milestone Payments or Sales Milestone Payments or both.

1.97. “Net Loss” means the result of Net Sales in the USA less USA Commercialization Costs when it is a negative (loss) amount.

1.98. “Net Profit” means the result of Net Sales in the USA less USA Commercialization Costs when it is a positive (profit) amount.

1.99. “Net Sales” of a Licensed Product means:

(a) the gross amount invoiced or otherwise billed by BMS or its Affiliates or Sublicensees for the sale of the Licensed Product; less

(i) discounts, including cash, trade and quantity discounts, price reduction programs, retroactive price adjustments with respect to sales of a product, charge-back payments and rebates granted to managed health care organizations or to federal, state and local governments (or their respective agencies, purchasers and reimbursers) or to trade customers, including but not limited to, wholesalers and chain and pharmacy buying groups;

(ii) credits or allowances actually granted upon rejections or returns of Licensed Products, including for recalls or damaged goods;

(iii) bad debts related to sales of Licensed Product that are actually written off by BMS during the applicable calculation period;

(iv) freight, postage, shipping and insurance charges actually allowed or paid for delivery of Licensed Products, to the extent billed;

(v) costs due to the factoring of receivables in countries where factoring receivables is customary in the pharmaceutical industry, e.g., Spain, Italy and Greece; and

(vi) taxes, duties or other governmental charges levied on, absorbed or otherwise imposed on sale of Licensed Products, including value-added taxes (that is not reclaimed or expected to be reclaimed), or other governmental charges otherwise measured by the billing amount, when included in billing, as adjusted for rebates and refunds, but specifically excluding taxes based on net income of the seller and any customs duties, surcharges and other governmental charges incurred in connection with the exportation or importation of a Licensed Product; and

(b) the Allocated Net Sales of a Combination Product.

Provided that all of the foregoing deductions are calculated in accordance with generally accepted accounting principles consistently applied throughout BMS.

Exhibit A

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The transfer of any Licensed Product between a party, its Affiliates or Sublicensees and another entity in such group shall not be considered a sale; in such cases, Net Sales hereunder shall be determined using the invoiced or otherwise recognized sales price by the transferee to the Distributor or the end user, less the deductions listed above.

If a Licensed Product is used or disposed of in the provision of a commercial service, or if the Licensed Product is sold or otherwise commercially disposed of in a transaction with a person or entity who is not an Affiliate or Sublicensee of the seller or for other property (rather than cash, e.g., barter), then the Net Sales in such transaction shall be deemed to equal the fair market value of the Licensed Product, less the deductions listed above.

The distribution of Licensed Products for use in clinical trials or research or for charitable uses, on a non-profit basis, shall not be considered a sale.

Notwithstanding the foregoing, if any Licensed Product is sold under a bundled or capitated arrangement with other BMS products, then, solely for the purpose of calculating Net Sales under this Agreement, any discount on such Licensed Products sold under such an arrangement shall be no greater, on a percentage basis based on the average selling price prior to discount, than the largest percentage discount applied on any other ethical pharmaceutical product sold within such bundled arrangement for the applicable accounting period. In case of any dispute as to the applicable discount numbers under the preceding sentence, the determination of same shall be calculated and certified by an independent public accountant acceptable to both parties, whose decision shall be binding.

A sale of a Licensed Product is deemed to occur upon invoicing. In the event that BMS, after reasonable efforts, cannot calculate accurately the Net Sales of a Sublicensee in a particular country, the parties shall meet and negotiate in good faith an appropriate means for calculating Net Sales in such a situation.

1.100. “Other Operating Costs” means costs incurred by a party that are not directly related to the Manufacturing, marketing, distribution or sale of a Licensed Product, but that result from those activities. Such costs may include, subject to approval by action of the JCC to the extent such costs are Manufacturing, marketing, distribution or sales costs and not already covered by another cost definition in the calculation of Net Profit or Net Loss:

(a) Regulatory Costs

(b) Trademark Costs

(c) Patient assistance and indigent/expanded access programs

(d) Write-offs of obsolete inventory

(e) Costs related to product liability claims and the defense thereof (excluding insurance premiums) that are not otherwise to be borne by one party or the other pursuant to Article Fifteen of this Agreement.

1.101. “Other Joint Patent Right” is defined in Section 12.4.3(a).

Exhibit A

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1.102. “Party Commercialization Tasks” means those tasks with respect to the Manufacture, marketing, distribution, co-promotion or sale of a Licensed Product in the USA, as more fully described from time to time in an applicable Joint Commercialization Plan.

1.103. “Party Development Tasks” means those activities and responsibilities of each party that are be part of a Joint Development Project, as more fully described from time to time in a Joint Development Plan.

1.104. “Patent Contacts” mean the patent practitioners appointed by each party in accordance with Section 12.1.

1.105. “Patent Country” means, with respect to particular Patent Rights, the country in which such Patent Rights are pending or granted.

1.106. “Patent Expiration Date” means, with respect to a given Patent Country, the last date on which all Valid Claims have expired within such Patent Country.

1.107. “Patent Prosecution Costs” means all external costs associated with the preparation (of applications and otherwise), filing, prosecution, maintenance, and conduct of opposition, appeal, reexamination, reissue, revocation, interference or other administrative proceedings under or with respect to Patent Rights.

1.108. “Patent Prosecution Party” is defined in Section 12.2.5.

1.109. “Patent Rights” means:

(a) patent applications;

(b) issued or granted patents; and

(c) issued or granted reissue, reexamination, renewal or extension patents, supplementary protection certificates, and confirmation or registration patents or patents of addition.

1.110. “Personnel” is defined in Section 11.1.

1.111. “Phase I Clinical Trial” means a clinical trial of a Licensed Product on sufficient numbers of normal volunteers and/or patients that is designed to establish that such Licensed Product is safe for its intended use and to support its continued testing in Phase II Clinical Trials.

1.112. “Phase II Clinical Trial” means a Phase IIa Clinical Trial or a Phase IIb Clinical Trial.

1.113. “Phase IIa Clinical Trial” means a controlled clinical trial of a Licensed Product that utilizes the pharmacokinetic and pharmacodynamic information obtained from one (1) or more previously conducted Phase I Clinical Trial(s) and/or other Phase IIa Clinical Trial(s) in order to confirm the optimal manner of use of such Licensed Product (dose and dose regimens) and to better determine safety and efficacy.

Exhibit A

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1.114. “Phase IIb Clinical Trial” means a clinical trial of a Licensed Product on sufficient numbers of patients that is designed to provide a preliminary determination of safety and efficacy of such Licensed Product in the target patient population over a range of doses and dose regimens.

1.115. “Phase III Clinical Trial” means any human clinical trial that is intended to be a pivotal trial for seeking or obtaining a Regulatory Approval or to otherwise establish safety and efficacy in patients with the indication being studied for purposes of filing an MAA (for example, as described in 21 C.F.R. §312.21(c), or, with respect to a jurisdiction other than the United States, a similar clinical study).

1.116. “Phase IV Clinical Trial” means a product support clinical trial of a Licensed Product commenced after receipt of Marketing Approval in the country where such trial is conducted. A Phase IV Clinical Trial may include epidemiological studies, modeling and pharmacoeconomic studies, and investigator-sponsored clinical trials that otherwise fit the foregoing definition.

1.117. “Project Leaders” mean the persons appointed by each party in accordance with Section 3.2.1.

1.118. “Project Technology” means:

(a) all inventions, discoveries, know-how, methods, processes, data, information, technology, research tools, reagents, compositions, formulas, biologic and other materials (including nucleic acids, peptides, vectors, proteins, assays and the like) that are invented, discovered, developed or otherwise generated by or on behalf of either party, their respective Affiliates or both parties (or their Affiliates) jointly pursuant their activities under this Agreement; and

(b) all Patent Rights, trade secrets and other intellectual property rights anywhere in the Territory covering any of the technology described in subparagraph (a) or (b) of this paragraph 1.119.

1.119. “Reasonable Commercial Efforts” means the exertion in a sustained manner of good faith diligent efforts as would normally be devoted to the applicable task using the efforts that [    *    ] would reasonably devote to a product of similar market potential or profit potential, and taking into account, without limitation, issues of safety and efficacy, product profile, the proprietary position, the then current competitive environment for such product or compound and the likely timing of the product’s entry into the market, the regulatory environment and status of the product, and other relevant scientific, technical and commercial factors. Reasonable Commercial Efforts will not mean that a party commits that it will actually accomplish the applicable task. Reasonable Commercial Efforts requires, at a minimum, that the applicable party: (i) promptly assign responsibility for such Development and Commercialization activities to specific employees who are held accountable for progress and monitor such progress on an on-going basis, (ii) set and consistently seek to achieve specific and meaningful objectives and timelines for carrying out such Development and Commercialization activities, (iii) consistently make and implement decisions and allocate resources designed to advance progress with respect

Exhibit A

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to such objectives and timelines, and (iv) employ compensation systems for its employees that are no less favorable than the compensation systems such party applies to its other programs, in order to reasonably incentivize such employees to achieve such objectives.

1.120. “Regulatory Agency” means any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the Development, Manufacture, Commercialization or other use (including the granting of Marketing Approvals) of any Licensed Product in any jurisdiction, including the FDA, European Medicines Evaluation Agency, Committee For Medicinal Products For Human Use (CHMP) and the Ministry of Health, Labor and Welfare in Japan.

1.121. “Regulatory Approval” means the authorization by an appropriate Regulatory Agency to market and sell a Licensed Product in a jurisdiction, including, to the extent required, any governmental pricing approval for such Licensed Product in such jurisdiction. For jurisdictions in which the government is the primary provider of insurance, or otherwise pays, for prescription drugs to consumers, Regulatory Approval shall include approval of government price reimbursement levels, unless the Licensed Product is distributed without such reimbursement authorization.

1.122. “Regulatory Costs” means the costs of maintaining Regulatory Approvals and approvals to Manufacture the Licensed Product in the USA, including costs of reporting to the FDA and interacting therewith means costs incurred to prepare product regulatory submissions and to obtain and maintain Regulatory Approval in the USA and to comply with Regulatory Approvals and requirements of the FDA user and other fees, reporting and regulatory affairs activities, and recalls and withdrawals for a Licensed Product.

1.123. “Regulatory Filing” means any INDs, Regulatory Approvals and applications for the foregoing, all material correspondence, minutes of any meetings, telephone conferences and/or discussions, and any other filing, with the relevant Regulatory Agency that relates to a Licensed Product.

1.124. “Regulatory Milestone Event” is defined in Section 8.2.

1.125. “Regulatory Milestone Payment” is defined in Section 8.2.

1.126. “ROW” means all countries of the world except the USA.

1.127. “Royalty Period” means, on a country-by-country basis, with respect to a Licensed Products in each country in the ROW, and if a Conversion has occurred, the USA (which is treated as ROW pursuant to Section 7.3.1(b)), the period starting on the Effective Date and ending on the later of:

(a) the last Patent Expiration Date in such country with respect to the Valid Claims under Patent Rights in or to any:

(i) Zymo Enabling Technology; or

(ii) Project Technology;

Exhibit A

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that, in the absence of a license granted under this Agreement or ownership of the Ex-US Core Patents or Joint Patents, would be infringed by the Manufacture, use, sale, offer to sell or import of such Licensed Products in such country in an approved indication; and

(b) the date [    *    ] after the First Commercial Sale of such Licensed Products in such country;

provided, however, that, in the event

(A) the time period in subparagraph (b) above has expired,

(B) the only Valid Claim covering the Licensed Product in the country is the use of the Licensed Product for a disease indication for which there has [    *    ]; and

(C) either (1) at such time that events in both (A) and (B) have first occurred the Net Sales of the Licensed Product for such disease indication for the previous four (4) Calendar Quarters ending immediately prior to such time, as estimated from IMS data (or similar reporting agency), in the country are not greater than [    *    ] dollars ($[    *    ]) in such country or (2) at a later time, such Net Sales in the country for such disease indication for four (4) consecutive Calendar Quarters are not greater than [    *    ] dollars ($[    *    ]), then the Royalty Period for such Licensed Product in the country shall end at such time (i.e., at the earlier of the time described in subparagraph (C)(1) or (C)(2)) and not in accordance with subparagraph (a).

1.128. “Safety Data Exchange Agreement” or “SDEA” is defined in Section 4.6.2.

1.129. “Safety Reasons” is defined in Section 16.10.

1.130. “Sales Costs” means the costs, including Allocable Overhead (but no other costs attributable to general corporate activities), specifically identifiable to the sales force activities of Licensed Products in the USA, including the managed care market. Sales Costs shall include costs associated with Sales Representatives, including compensation, benefits, travel, supervision and training, and sales meetings, administration, operation and maintenance of the sales force that promotes such Licensed Product, sales bulletins and other communications, sales meetings, specialty sales forces, consultants, call reporting and other monitoring/tracking costs, district and regional sales management, home office personnel who support the sales force and direct expenses relating to selling by non-affiliate Third Parties; provided that Sales Costs shall not include the start-up and turnover costs associated with either party’s sales force or detailing personnel, including recruiting, relocation and other similar costs. In the event Sales Representatives have responsibility for detailing Licensed Products and other products, the costs of such Sales Representatives shall be allocated among Licensed Products and other products in accordance with the USA Co-Promotion Agreement, if applicable.

1.131. “Sales Milestone Event” is defined in Section 8.2.

1.132. “Sales Milestone Payment” is defined in Section 8.2.

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1.133. “Sales Representative” means an employee of either party or its Affiliates (a) who is responsible for contacting prescribers and others who can influence the prescribing decision with respect to the applicable Licensed Product and (b) whose success at such activities is a significant factor in the compensation and/or ongoing employment of the individual, and shall exclude any employee of either party or an Affiliate engaged in telemarketing, professional education, and similar indirect activities in support of direct selling.

1.134. “Second Financial Condition Event” is defined in Section 7.1.3(b).

1.135. “Senior Executives” means the Chief Executive Officer of Zymo and a designated direct report of the Chief Executive Officer of BMS.

1.136. “Sublicensee” means a Third Party to whom a party has extended a sublicense consistent with Article Eleven.

1.137. “Term” is defined in Section 16.2.

1.138. “Territory” means the world.

1.139. “Third Party” means any person or entity other than BMS, Zymo or their respective Affiliates.

1.140. “Third Party Agreement” means any agreement entered into with a Third Party by either BMS, Zymo or their respective Affiliates, or any amendment thereto, whereby royalties, fees or other payments are to be made to the Third Party based on:

(a) exploitation of intellectual property rights of the Third Party; or

(b) the provision of products, materials or services sourced from the Third Party,

where the items listed in subparagraph (a) or (b) of this paragraph1.140 or both are used in the course of the Development or Manufacturing, or Commercialization of a Licensed Product, or whereby any other restrictions, limitations or conditions are imposed on making, using, selling, offering for sale, importing, or otherwise exploiting any Licensed Product.

1.141. “Third Party Commercial Use Fees” means any royalties, fees or other payments paid or payable by BMS, Zymo or their respective Affiliates with respect to the Development (other than in connection with a Joint Development Project), Manufacturing, marketing, sales, distribution or commercial sale of a Licensed Product pursuant to a Third Party Agreement. For clarity, costs incurred by a party pursuant to Section 12.3 shall be deemed to be Third Party Commercial Use Fees.

1.142. “Third Party Development Fees” means any royalties, fees or other payments paid or payable by BMS, Zymo or their respective Affiliates in connection with a Joint Development Project pursuant to a Third Party Agreement.

1.143. “Title 11” is defined in Section 16.5.

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1.144. “Trademark Costs” means the fees and expenses paid to outside counsel and other Third Parties, direct costs of in-house counsel and filing and maintenance expenses, incurred in connection with the selection, establishment and maintenance of rights under trademarks applicable to an Licensed Product in the USA, including, but not limited to, the costs of searching, filing and registration fees, actions to enforce or maintain a trademark and other proceedings.

1.145. “Type-3 Interferon Family” means the proteins or polypeptides identified in Exhibit H.

1.146. “[    *    ]” is defined in Section 11.2.2.

1.147. “USA” means the United States of America.

1.148. “USA Co-Promotion Agreement” is defined in Section 5.2.

1.149. “USA Commercialization Costs” means those costs incurred or otherwise borne or to be borne by the parties or their Affiliates in accordance with the applicable Joint Commercialization Plan in the performance of the Party Commercialization Tasks, as more fully described in Section 5.7.

1.150. “US Core Patents” is defined in paragraph 1.36 of this Exhibit A.

1.151. “Valid Claim” means a claim of:

(a) any issued or granted Patent Rights that have not:

(i) lapsed, been disclaimed, withdrawn, canceled, or abandoned;

(ii) been finally rejected or held invalid by a final decision of a patent-granting or appellate authority from which no appeal has or can be taken; or

(iii) been held invalid or unenforceable in an unappealable decision of a court or competent body having jurisdiction (including a decision which was appealable, but which was not timely appealed).

(b) any patent application within the Patent Rights that has been pending for less than [    *    ] from the filing date of the earliest patent application from which such patent application claims priority and has not been cancelled, withdrawn or abandoned; and

(c) and any patent term extensions, adjustments or supplementary protection certificates for any of the foregoing in clause (a) above.

1.152. “Working Group” is defined in Section 3.6.

1.153. “ZGEN” is defined in the introduction to this Agreement.

1.154. “ZG LLC” is defined in the introduction to this Agreement.

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1.155. “Zymo” is defined in the introduction to this Agreement.

1.156. “Zymo [    *    ]” is defined in Section 11.2.3(a).

1.157. “Zymo Enabling Technology” means, other than Project Technology, all of the following Controlled by Zymo or its Affiliates

(a) any inventions, discoveries, know-how, methods, processes, data, information, technology, research tools, reagents, compositions, formulas, biologic and other materials (including nucleic acids, peptides, vectors, proteins, antibodies, assays and the like) that:

(i) exist as of the Effective Date and are necessary for the research, Development, Manufacture or use of a Licensed Product,

(ii) are actually used by or on behalf of a party or its Affiliates in the performance of its Party Development Tasks or Party Commercialization Tasks, or

(iii) are invented, discovered, developed or otherwise generated after the Effective Date and are covered by Patent Rights that specifically recite (A) a member of the Type-3 Interferon Family or any subunit, variant, mutant, oligomer, multimer, isoform or subspecies thereof and any fragment or derivative (including genetic fusions and polymerized derivatives) of any of the foregoing as a claim element, including claims to the polynucleotide or polypeptide sequence of a member of the Type-3 Interferon Family or any subunit, variant, mutant, oligomer, multimer, isoform or subspecies thereof and any fragment or derivative (including genetic fusions and polymerized derivatives) of any of the foregoing; (B) methods of making a member of the Type-3 Interferon Family or any subunit, variant, mutant, oligomer, multimer, isoform or subspecies thereof and any fragment or derivative (including genetic fusions and polymerized derivatives) of any of the foregoing; (C) methods of using a member of the Type-3 Interferon Family or any subunit, variant, mutant, oligomer, multimer, isoform or subspecies thereof and any fragment or derivative (including genetic fusions and polymerized derivatives) of any of the foregoing; and

(b) all Patent Rights, trade secrets and other intellectual property rights anywhere in the world covering any of the technology described in subparagraph (a) of this paragraph 1.157;

including the Core Patent described on Exhibit D; provided that any of the foregoing technology and rights described in subparagraph (a) and (b) Controlled by any person or entity that becomes an Affiliate of Zymo as a result of a Change of Control shall not be Zymo Enabling Technology unless (i) such technology or rights had been Controlled by Zymo or its Affiliates that were Affiliates prior to the Change of Control, (ii) with respect to any of the foregoing technology covered by Patent Rights, at least one named inventor was employed immediately prior to the public announcement of the transaction giving rise to such Change of Control by Zymo or one of its Affiliates that was an Affiliate prior to the Change of Control, or (iii) is actually used by or on behalf of a party or its Affiliates in the performance of its Party Development Tasks or Party Commercialization Tasks.

1.158. “Zymo Event of Default” is defined in Section 11.2.3(b).

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1.159. “Zymo Initial Funding Allocation” is defined in Section 4.7.1.

1.160. “Zymo IP” means the Zymo Project Technology and the Zymo Enabling Technology.

1.161. “Zymo [    *    ]” is defined in Section 11.2.3(a).

1.162. “Zymo Project Technology” means Project Technology, including the interest in Joint Patents, Controlled by Zymo or its Affiliates.

Exhibit A

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